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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

THE ESTÉE LAUDER COMPANIES INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2019 Annual Meeting of Stockholders and Proxy Statement

LA MER
ESTĒE LAUDER
Advanced Night Repair
BOBBI BROWN
MICHAEL KORS
WONDERLUST
TOM FORD
LOST CHERRY
smashbox
PHOTO FINISH
PRIMER
bumble and bumble
Bb. Hairdresser's
INVISIBLE OIL
PRIMER
GLAMGLOW
LAB SERIES
DARPHIN
AERIN
Kilian
AVEDA
smooth infusion
TONKA 25

THE ESTĒE LAUDER COMPANIES INC.

The Global House of Prestige Beauty

The Estée Lauder Companies Inc. 767 Fifth Avenue New York, New York 10153
William P. Lauder Executive Chairman
September 27, 2019

Dear Fellow Stockholder:

        You are cordially invited to attend the 2019 Annual Meeting of Stockholders. It will be held in New York City on Friday, November 15, 2019, at 10:00 a.m., local time, at the JW Marriott Essex House New York, where we will ask you to vote on the items set forth in the Notice of Annual Meeting of Stockholders below.

        Please vote your shares using the Internet or telephone, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card you receive in response to your request. Instructions on each of these voting methods are outlined in this Proxy Statement. Please vote as soon as possible.

        Thank you for your continued support.

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY
BY INTERNET, TELEPHONE, OR MAIL.

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153

Notice of Annual Meeting of Stockholders

Friday, November 15, 2019
10:00 a.m., local time
JW Marriott Essex House New York
Grand Salon
160 Central Park South
New York, New York 10019

ITEMS OF BUSINESS:

1.
To elect the six Class II Director Nominees as Directors to serve until the 2022 Annual Meeting of Stockholders;

2.
To ratify the Audit Committee's appointment of KPMG LLP as independent auditors for the 2020 fiscal year;

3.
To provide an advisory vote to approve executive compensation; and

4.
To approve the Company's Amended and Restated Fiscal 2002 Share Incentive Plan.

        We also will transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.

By Order of the Board of Directors
SPENCER G. SMUL
Senior Vice President, Deputy General Counsel and Secretary
New York, New York September 27, 2019

        THE BOARD OF DIRECTORS URGES YOU TO VOTE BY INTERNET OR BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU RECEIVE IN RESPONSE TO YOUR REQUEST.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 15, 2019: The Company's Proxy Statement for the 2019 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended June 30, 2019 with certain exhibits (which constitutes the "Annual Report to Stockholders") are available at www.envisionreports.com/EL

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement before voting. The approximate date on which this Proxy Statement and form of proxy are first being provided to stockholders, or being made available through the Internet for those stockholders receiving their proxy materials electronically, is September 27, 2019.

2019 Annual Meeting of Stockholders

Date and Time: Record Date:	Friday, November 15, 2019 at 10:00 a.m. September 16, 2019	Place:	JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York 10019

Voting Matters

ITEMS OF BUSINESS		BOARD RECOMMENDATION	PROXY STATEMENT DISCLOSURE
1	Election of Class II Directors	FOR each Director Nominee	Page 8

2	Ratification of Appointment of KPMG LLP as Independent Auditors	FOR	Page 82

3	Advisory Vote to Approve Executive Compensation	FOR	Page 84

4	Approval of the Company's Amended and Restated Fiscal 2002 Share Incentive Plan	FOR	Page 86

Director Nominees

        The following table provides information about the Class II Director Nominees standing for election to serve until the 2022 Annual Meeting of Stockholders. Information about all the Directors can be found in this Proxy Statement beginning on page 8.

Nominee	Current Position	Committee Membership
Ronald S. Lauder	Chairman of Clinique Laboratories, LLC	None
William P. Lauder	Executive Chairman of The Estée Lauder Companies Inc.	Nominating and Governance Committee
Richard D. Parsons	Senior Advisor to Providence Equity Partners LLC; and co-founder and partner of Imagination Capital LLC	Compensation Committee; and Nominating and Governance Committee
Lynn Forester de Rothschild	Chair of E.L. Rothschild LLC	Nominating and Governance Committee
Jennifer Tejada	Chief Executive Officer and Chair of the Board, PagerDuty, Inc.	Audit Committee
Richard F. Zannino	Managing Director, CCMP Capital Advisors, LLC	Audit Committee

2019 Proxy Statement | 1

Performance Highlights

        As explained in the "Compensation Discussion and Analysis," we drive our annual and long-term performance through our executive compensation programs. Annual incentive pay is tied to business objectives that are specific to each employee's responsibilities and encourage collaboration across the organization. Long-term equity incentives are tied to both the Company's share price and financial goals over a period of three or more years. As explained below, this combination of compensation elements is intended to help drive and promote strong, balanced, and sustainable corporate performance.

        Fiscal 2019 was another outstanding year for our Company. We achieved strong net sales gains across our business, fueled by investments in our strategic priorities, including improved data analytics that helped power our innovation and digital marketing. Our winning strategy led to continued share gains in global prestige beauty. Many engines drove our growth, including nearly every market in the Asia/Pacific region and many other important emerging markets around the world; our skin care category in every region; the travel retail and online channels globally; and compelling innovations, our hero franchises, and high-quality products, which drove strong repeat purchases.

Financial Measure	Fiscal 2019	Change over Prior Year	3-Year Compound Annual Growth Rate (or Basis Point Improvement)	5-Year Compound Annual Growth Rate (or Basis Point Improvement)
Net Sales	$14.9 billion	9%	9.7%	6.3%
Net Sales as adjusted(1)	$14.9 billion	9%	9.7%	6.6%
Net Sales as adjusted in constant currency(1)	$15.2 billion	11%	N/A	N/A
Operating Margin	15.6%	+60bp	+130bp	–110bp
Operating Margin as adjusted(1)	17.5%	+90bp	+190bp	+140bp
Diluted EPS	$4.82	63%	17.6%	9.5%
Diluted EPS as adjusted(1)	$5.34	18%	18.4%	12.6%
Diluted EPS as adjusted in constant currency(1)(2)	$5.52	22%	N/A	N/A
Return on Invested Capital Return on Invested Capital as adjusted(3)	25.7%	+460bp	+330bp	+90bp
Cash Flow from Operations	$2.5 billion	(2)%	12.1%	10.4%
Total Stockholder Return ("TSR")	29.8%	—	108.9%	162.5%
TSR – S&P 500 Composite	10.4%	—	48.9%	66.3%

(1)
Fiscal 2019, 2018, and 2016 have been adjusted to exclude returns and charges associated with restructuring and other activities and the impact of changes in the fair value of contingent consideration. Fiscal 2019 Net Sales as adjusted in constant currency excludes the $371 million unfavorable impact of foreign currency translation. Fiscal 2019 has also been adjusted to exclude goodwill and other intangible asset impairments, and fiscal 2019 Diluted EPS as adjusted also excludes the gain on liquidation of an investment in a foreign subsidiary, net. Fiscal 2019 and 2018 Diluted EPS as adjusted also exclude the impact of the provisional charges resulting from the enactment of the Tax Cuts and Jobs Act. Fiscal 2019 Diluted EPS as adjusted in constant currency excludes the $.18 unfavorable impact of foreign currency translation. Fiscal 2014 has been adjusted for a charge to remeasure net monetary assets in Venezuela and for the impact of the accelerated orders associated with the Company's July 2014 implementation of its Strategic Modernization Initiative. See Appendix A for reconciliation and other information about these non-GAAP financial measures.

2 | 2019 Proxy Statement

(2)
Includes the favorable impact of $.04 related to the adoption of the new revenue recognition accounting standard (ASC 606). Excluding this impact, fiscal 2019 Diluted EPS as adjusted in constant currency was $5.48, or a change over prior year of 21%.

(3)
Excludes returns and charges associated with restructuring and other activities, goodwill and other intangible asset impairments, and the impact of changes in the fair value of contingent consideration in each period, where applicable. Fiscal 2019 and 2018 exclude the impact of the provisional charges resulting from the enactment of the Tax Cuts and Jobs Act on the effective tax rate. Fiscal 2019 also excludes the tax impact of the gain on liquidation of an investment in a foreign subsidiary, net. See Appendix A for information about this non-GAAP financial measure.

        In fiscal 2019, we increased the common stock dividend rate by 13%, repurchased 11 million shares of our Class A Common Stock for $1.6 billion, and used $744 million of cash flow from operations for capital expenditures. Over the five-year period ended June 30, 2019, the total market value of the Company increased by over 130%, or approximately $38 billion.

  Executive Compensation Highlights

        The following summarizes key executive compensation matters in connection with strong and sustained individual and Company performance:

  •
  The Compensation Committee authorized increases in annual compensation for fiscal 2019 for the Named Executive Officers ("NEOs"). On average, fiscal 2019 annual target compensation for the NEOs increased less than 5% from the prior fiscal year.

  •
  The annual stock-based compensation awarded to our NEOs in fiscal 2019 was based on target grant levels and an assessment of each officer's performance and expected future contributions. The annual equity mix is weighted equally among performance share units ("PSUs"), stock options, and restricted stock units ("RSUs").

  •
  For fiscal 2019, the base salary for Fabrizio Freda, our President and Chief Executive Officer, was increased to $2.0 million (from $1.9 million), his bonus opportunity was increased to $5.0 million (from $4.9 million), and his equity target was increased to $9.15 million (from $8.88 million), resulting in target total annual compensation of $16.15 million, an increase of 3% from the prior fiscal year.

  •
  In August 2019, the Stock Plan Subcommittee of the Compensation Committee approved the payout for the second of three tranches of the PSU that was granted to Mr. Freda in September 2015. For the second tranche Performance Period ended June 30, 2019, positive Cumulative Operating Income has been achieved, and 129,283 shares will be delivered to him on June 30, 2022, subject to the award's terms and conditions.

  •
  Based on the Company's performance over the three-year period ended June 30, 2019, the PSUs granted to our executive officers in September 2016 resulted in an aggregate payout of 150% of target.

  •
  Our NEOs achieved fiscal 2019 payout percentages under the Executive Annual Incentive Plan ranging from 85% to 143% out of a possible maximum of 150% of target bonus opportunities.

  •
  In fiscal 2019, the Compensation Committee increased the stock ownership requirements for executive officers to underscore the Company's commitment to long-term alignment with stockholders.

  •
  In fiscal 2019, the Board approved a new Hedging Policy that prohibits hedging of outstanding equity grants (e.g., PSUs, RSUs, and options) by employees, including officers, and directors.

2019 Proxy Statement | 3

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 15, 2019

September 27, 2019

Annual Meeting and Voting

        This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Estée Lauder Companies Inc. (the "Company," "we," or "us"), a Delaware corporation, to be voted at the Annual Meeting of Stockholders to be held in the Grand Salon at the JW Marriott Essex House New York, 160 Central Park South, New York, New York, 10019 on Friday, November 15, 2019, at 10:00 a.m. local time, and at any adjournment or postponement of the meeting.

Admission to the meeting will require a ticket.

        If you are a stockholder of record and plan to attend, please check the appropriate box on the proxy card, or so indicate when you vote by telephone or Internet, and an admission ticket will be mailed to you. If you want to attend the meeting, bring photo identification as well as your admission ticket. If you are a stockholder whose shares are held through an intermediary, such as a bank or broker, and you plan to attend, please request an admission ticket by writing to the Investor Relations Department at The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. Evidence of your ownership of shares of our Common Stock on September 16, 2019 (the "Record Date"), which you can obtain from your bank, broker, or other intermediary, must accompany your letter.

Who may vote?

        Only stockholders of record of shares of Class A Common Stock or Class B Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting and at any adjournment or postponement of the meeting. Each owner of record of Class A Common Stock on the Record Date is entitled to one vote for each share of Class A Common Stock. Each owner of record of Class B Common Stock on the Record Date is entitled to ten votes for each share of Class B Common Stock. As of August 31, 2019, there were 221,860,744 shares of Class A Common Stock and 139,262,914 shares of Class B Common Stock issued and outstanding.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

        In accordance with rules of the Securities and Exchange Commission (the "SEC"), we have elected to furnish to our stockholders this Proxy Statement and our Annual Report to Stockholders by providing access to these documents on the Internet rather than mailing printed copies. Accordingly, a Notice of Internet Availability of Proxy Materials (the "Notice") is being mailed to our stockholders of record and beneficial owners (other than those who previously requested printed copies or electronic delivery of our proxy materials), which will direct stockholders to a website where they can access our proxy materials and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

4 | 2019 Proxy Statement

How do I cast my vote if I am a stockholder of record?

        If you are a stockholder of record (which means your shares are registered directly in your name with the Company's transfer agent, Computershare, Inc., or you have a physical stock certificate), you can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you choose to vote by proxy, you may do so by using the Internet or the telephone, or by requesting a printed copy of our proxy materials and completing and returning by mail the proxy card you receive in response to your request.

        Whichever method you use, each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions. To ensure that your proxy is voted, it should be received before November 15, 2019. If you submit a proxy without giving instructions, your shares will be voted as recommended by the Board of Directors.

How do I cast my vote if my shares are held in "street name?"

        If you are a beneficial owner of shares held in a stock brokerage account or by a bank or other nominee (i.e. in "street name"), you are invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. A legal proxy may be obtained from your broker, bank, or nominee.

        If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote over the Internet or otherwise by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you will receive voting instructions from your broker, bank, or nominee describing the available processes for voting your shares.

        If your shares are held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the Annual Meeting, i.e. the ratification of the appointment of KPMG LLP (Item 2).

        Important Consideration for "street name" holders:  You must instruct your broker if you want your shares to be counted in the election of directors at the Annual Meeting (Item 1), the advisory vote to approve executive compensation (Item 3), and the approval of the Company's Amended and Restated Fiscal 2002 Share Incentive Plan (Item 4). New York Stock Exchange ("NYSE") rules prevent your broker from voting your shares on these matters without your instructions. Please follow the instructions provided by your broker so that your vote can be counted.

May I change my vote?

        All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised, at the option of the persons submitting them, by giving written notice to the Secretary of the Company at the mailing address set forth below, by submitting a later-dated proxy (either by mail, telephone, or Internet) or by voting in person at the Annual Meeting. The mailing address of our principal executive offices is 767 Fifth Avenue, New York, New York 10153.

What constitutes a quorum?

        The holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally, present in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, broker non-votes, and votes withheld are included in the count to determine a quorum.

2019 Proxy Statement | 5

What if a quorum is not represented at the Annual Meeting?

        In the event that a quorum does not exist, the Executive Chairman or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting whether or not a quorum is present. At a subsequent meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

How many votes are required to approve a proposal?

        The following table notes for each proposal: (i) the vote required of Class A Common Stock and Class B Common Stock (voting together) for approval; (ii) whether abstentions count as votes cast; and (iii) whether broker discretionary voting is allowed.

Proposal	Vote required	Do abstentions count as votes cast?	Is broker discretionary voting allowed?
Item 1: Election of Class II Directors	Plurality of Votes Cast*	Not Applicable	No
Item 2: Ratify appointment of KPMG LLP as independent auditors	Majority of Votes Cast	No	Yes
Item 3: Advisory vote to approve Executive Compensation	Majority of Votes Cast**	No	No
Item 4: Approval of the Company's Amended and Restated Fiscal 2002 Share Incentive Plan	Majority of Votes Cast	Yes†	No

*
In the election of directors (Item 1), shares present at the Annual Meeting that are not voted for a particular nominee, broker non-votes, and shares present by proxy where the stockholder withholds authority to vote for the nominee will not be counted toward the nominee's achievement of a plurality.

**
The advisory vote to approve executive compensation (Item 3) is not binding on the Company. However, the Compensation Committee and the Stock Plan Subcommittee, which are responsible for designing and administering the Company's executive compensation program, value the opinions expressed by stockholders. See "Compensation Discussion and Analysis – Advisory Vote on Executive Compensation."

†
When a matter requires stockholder approval under NYSE rules (i.e. Item 4), it must be approved by a majority of votes cast, with abstentions treated as votes cast.

        Broker non-votes do not count as votes cast, and therefore have no effect on vote outcomes. Abstentions count as votes cast only in matters that require stockholder approval under NYSE rules; for these items, an abstention has the practical effect of a vote against a proposal. For all other matters, abstentions do not count as votes cast, and therefore do not affect the vote outcome.

6 | 2019 Proxy Statement

How will my shares be voted?

        All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In the election of directors (Item 1), stockholders may vote in favor of, or withhold their votes from, each nominee. For the ratification of the appointment of KPMG LLP (Item 2); the advisory vote to approve executive compensation (Item 3); and the approval of the Company's Amended and Restated Fiscal 2002 Share Incentive Plan (Item 4); stockholders may vote in favor of the proposal, may vote against the proposal, or may abstain from voting. Stockholders should specify their choices on the proxy card or pursuant to the instructions thereon for telephone or Internet voting. If no specific choices are indicated, the shares represented by a properly submitted proxy will be voted:

  1.
  FOR the election of each nominee as director;

  2.
  FOR the ratification of the appointment of KPMG LLP as independent auditors;

  3.
  FOR the advisory resolution to approve executive compensation; and

  4.
  FOR the approval of the Company's Amended and Restated Fiscal 2002 Share Incentive Plan.

        If you have returned your signed and completed proxy card, and other matters are properly presented at the Annual Meeting for consideration, the proxy holders appointed by the Board of Directors (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.

Who will count the vote?

        Representatives of Computershare, Inc. will tabulate the votes and act as inspectors of election.

May I see a list of stockholders entitled to vote as of the Record Date?

        A list of registered stockholders as of the close of business on the Record Date will be available for examination by any stockholder for any purpose germane to the Annual Meeting. This list will be available during such meeting and during normal business hours from November 1, 2019 through November 14, 2019 at the office of Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary of the Company, at 767 Fifth Avenue, New York, New York 10153.

Can I access the Notice of Annual Meeting, Proxy Statement, and Annual Report to Stockholders on the Internet?

        Our Proxy Statement (including Notice of Annual Meeting) and our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 with certain exhibits (which constitutes the "Annual Report to Stockholders") are available at www.envisionreports.com/EL.

        These materials are also available in the "Investors" section of our website at www.elcompanies.com. Instead of receiving future copies of our Proxy Statement (including Notice of Annual Meeting) and Annual Report to Stockholders by mail, stockholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to you; an electronic link to the proxy voting site will be provided to you. Stockholders of record can enroll at www.computershare.com/investor for online access to future proxy materials.

        If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

2019 Proxy Statement | 7

Election of Directors (Item 1)

Board of Directors

        Currently, the Board of Directors (the "Board") is comprised of sixteen directors. The directors are divided into three classes, each serving for a period of three years. Class I is comprised of five directors, Class II is comprised of six directors, and Class III is comprised of five directors.

        The stockholders elect one class of the members of the Board of Directors annually. The directors whose terms will expire at the 2019 Annual Meeting of Stockholders are Ronald S. Lauder, William P. Lauder, Richard D. Parsons, Lynn Forester de Rothschild, Jennifer Tejada, and Richard F. Zannino. Each of these directors has been nominated to stand for re-election as a Class II director at the 2019 Annual Meeting, to hold office until the 2022 Annual Meeting and until his or her successor is elected and qualified. In the unanticipated event that one or more of the nominees is unable or declines to serve for any reason, the Board may reduce the number of directors or take action to fill any vacancy.

        Lauder Family Members, including related entities, who control the Company have agreed to vote their shares in favor of four individuals as directors: Jane Lauder, Leonard A. Lauder, Ronald S. Lauder, and William P. Lauder. The term "Lauder Family Members" is defined below (see "Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation"). As noted above, Ronald S. Lauder and William P. Lauder are among the Class II directors standing for re-election at the 2019 Annual Meeting.

        Director Qualifications.  Our Board is comprised of individuals with diverse and complementary business experience, leadership experience, and financial experience. Many of our directors have leadership experience at major domestic and multinational companies, as well as experience on the boards of other companies and organizations, which provides an understanding of different business processes, challenges, and strategies. Other directors have government, legal, public policy, or media experience that provides insight into issues faced by public companies. The members of the Board are inquisitive and collaborative, challenging yet supportive, and demonstrate maturity and sound judgment in performing their duties. The Board believes that the above-mentioned attributes, along with the leadership skills and other experience of its Board members, some of which are described in the biographies below, provide the appropriate perspectives and judgment to guide the Company's long-term strategy, monitor progress, and oversee management.

        The Company does not have a specific policy on diversity of the Board. Instead, the Board evaluates nominees in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on the group's diversity of experience, represent stockholder interests through the exercise of sound judgment. Such diversity of experience may be enhanced by a mix of different professional and personal backgrounds and experiences. The Company is proud to have a diverse Board, including with respect to gender and race.

The Board recommends a vote FOR each nominee as a director to hold office until the 2022 Annual Meeting. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

8 | 2019 Proxy Statement

Nominees for Election to Term Expiring 2022 (Class II)

Ronald S. Lauder
Director since 2016 Age 75
BACKGROUND

Mr. R. Lauder has served as Chairman of Clinique Laboratories, LLC since returning from government service in 1987 and was Chairman of Estee Lauder International, Inc. from 1987 through 2002. Mr. Lauder joined the Company in 1964 and has served in various capacities. Mr. Lauder was a member of the Board of Directors of the Company from 1968 to 1986 and again from 1988 to July 2009. From 1983 to 1986, he served as Deputy Assistant Secretary of Defense for European and NATO Affairs. From 1986 to 1987, he was U.S. Ambassador to Austria. Mr. Lauder is an Honorary Chairman of the Board of Trustees of the Museum of Modern Art and President of the Neue Galerie. He is also Chairman of the Board of Governors of the Joseph H. Lauder Institute of Management and International Studies at The Wharton School at the University of Pennsylvania, the co-founder and Co-Chairman of the Alzheimer's Drug Discovery Foundation, and a member of the Board of Trustees of the J. Paul Getty Trust.

QUALIFICATIONS

•

Global business, marketing, and consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc.

•

Affiliation with leading business, civic, and government associations

•

Board experience at Central European Media Enterprises Ltd.

•

Significant stockholder and party to Stockholders' Agreement

William P. Lauder
Director since 1996 Age 59 Committee: • Nominating and Governance Committee
BACKGROUND

Mr. W. Lauder is Executive Chairman of the Company and, in such role, he is Chairman of the Board of Directors. He was Chief Executive Officer of the Company from March 2008 through June 2009 and President and Chief Executive Officer from July 2004 through February 2008. From January 2003 through June 2004, he was Chief Operating Officer. From July 2001 through 2002, Mr. Lauder was Group President, responsible for the worldwide business of the Clinique and Origins brands and the Company's retail store and online operations. From 1998 to 2001, he was President of Clinique Laboratories, LLC. Prior to 1998, he was President of Origins Natural Resources Inc., and he had been the senior officer of that division since its inception in 1990. Prior thereto, he served in various positions since joining the Company in 1986. Within the past five years, Mr. Lauder served as a director of Jarden Corporation. He currently serves as Chairman of the Board of the Fresh Air Fund, as a member of the boards of trustees of the University of Pennsylvania and The Trinity School in New York City, and as a member of the boards of directors of the 92nd Street Y and the Partnership for New York City, and he is on the Advisory Board of Zelnick Media. Mr. Lauder is also Co-Chairman of the Breast Cancer Research Foundation.

QUALIFICATIONS

•

Global business, marketing, Internet, retail, and consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc.

•

Experience leading successful creative organizations with innovation programs based on research and development

•

Board experience at GLG Partners, Inc., Jarden Corporation, and True Temper Sports, Inc.

•

Trustee of the University of Pennsylvania and lecturer at The Wharton School

•

Financial experience

•

Significant stockholder and party to Stockholders' Agreement

2019 Proxy Statement | 9

Richard D. Parsons
Director since 1999 Age 71 Committees: • Compensation Committee • Nominating and Governance Committee
BACKGROUND

Mr. Parsons has been a senior advisor to Providence Equity Partners LLC, a global private equity and investment firm, since 2009, and he is a co-founder and partner of Imagination Capital LLC, a venture capital firm. From 1996 until 2012, he was a director of Citigroup Inc. and served as its Chairman from February 2009 to April 2012. From May 2003 until his retirement in December 2008, Mr. Parsons served as Chairman of the Board of Time Warner Inc. From May 2002 until December 2007, he served as Chief Executive Officer of Time Warner Inc. From January 2001 until May 2002, Mr. Parsons was Co-Chief Operating Officer of AOL Time Warner. From 1995 until the merger with America On-Line Inc., he was President of Time Warner Inc. From 1990 through 1994, he was Chairman and Chief Executive Officer of Dime Bancorp, Inc. Mr. Parsons is on the boards of directors of Lazard Ltd. and The Madison Square Garden Company. Additionally, within the past five years, he served as a director of CBS Corporation. Among his numerous community activities, he is Chairman of the Apollo Theatre Foundation and the Jazz Foundation of America.

QUALIFICATIONS

•

Global business, marketing, media, Internet, banking, and other business and consumer brand experience through leadership roles at Time Warner Inc. and Dime Bancorp, Inc.

•

Board experience at CBS Corporation, Citigroup Inc., Lazard Ltd., The Madison Square Garden Company, and Time Warner Inc.

•

Private equity experience at Providence Equity Partners LLC

•

Legal and government experience

•

Financial experience

Lynn Forester de Rothschild
Director since 2000 Age 65 Committee: • Nominating and Governance Committee
BACKGROUND

Lady de Rothschild is the Chair of E.L. Rothschild LLC, a private investment company with investments in media, information technology, agriculture, financial services, and real estate worldwide, and she was the Chief Executive of E.L. Rothschild LLC from 2002 to 2016. Holdings of E.L. Rothschild LLC include The Economist Group (UK). Lady de Rothschild has been a director of The Economist Newspaper Limited since October 2002. From 1989 to 2002, she was President and Chief Executive Officer of FirstMark Holdings, Inc. She serves on the Board and Executive Committee of The Peterson Institute for International Economics. Lady de Rothschild is a trustee of the Eranda Foundation and a board member of the International Advisory Board of Columbia University School of Law and the Alzheimer Drug Discovery Foundation. She is a member of the Council on Foreign Relations (USA), Chatham House (UK), the International Advisory Council of Asia House (UK), the International Institute of Strategic Studies (UK), and the Foreign Policy Association (USA).

QUALIFICATIONS

•

Global business and investment experience as former Chief Executive of E.L. Rothschild LLC and CEO of FirstMark Holdings, Inc.

•

Board and media experience as director of The Economist Newspaper Limited

•

Affiliation with leading business and public policy associations (Council on Foreign Relations)

•

Experience working abroad

•

Legal and government expertise

•

Financial experience

10 | 2019 Proxy Statement

Jennifer Tejada
Director since 2018 Age 48 Committee: • Audit Committee
BACKGROUND

Ms. Tejada is Chief Executive Officer and Chair of the Board of PagerDuty, Inc., a digital operations management platform for businesses. Prior to joining PagerDuty in July 2016, she was President and Chief Executive Officer of Keynote Systems Corporation, a software company specializing in digital performance analytics and web and mobile testing, from 2013 to 2015. Ms. Tejada was Executive Vice President and Chief Strategy Officer of Mincom, an enterprise software company, from 2008 to 2011. She has also previously held senior positions at Merivale Group, The Procter & Gamble Company, and i2 Technologies.

QUALIFICATIONS

•

Management experience at PagerDuty, Inc., Keynote Systems Corporation, and Mincom

•

Digital, mobile, cyber, and software experience

•

Consumer goods experience

•

Experience working abroad

•

Board experience at PagerDuty, Inc., Keynote Systems Corporation, and Puppet Labs, Inc.

•

Financial experience

Richard F. Zannino
Director since 2010 Age 60 Committee: • Audit Committee (Chair)
BACKGROUND

Mr. Zannino is a Managing Director at the private equity firm CCMP Capital Advisors,  LLC, a position he has held since July 2009. He is a partner on the firm's Investment Committee and co-heads the consumer retail practice. Prior to joining CCMP Capital, Mr. Zannino was an independent retail and media advisor from February 2008 to June 2009. He was Chief Executive Officer and a member of the Board of Directors of Dow Jones & Company, Inc. from February 2006 until January 2008, shortly after its acquisition by News Corp. Mr. Zannino joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 and was promoted to Chief Operating Officer in July 2002. From 1998 to 2001, he was Executive Vice President of Liz Claiborne, Inc., where he oversaw the finance, administration, retail, fragrance, and licensing divisions. From 1993 to 1998, Mr. Zannino was with Saks Fifth Avenue, serving as Vice President and Treasurer, Senior Vice President, Finance and Merchandise Planning, and then Executive Vice President and Chief Financial Officer. He is on the boards of directors of IAC/InterActiveCorp and Ollie's Bargain Outlet Holdings, Inc. Additionally, within the past five years, Mr. Zannino served as a director of Francesca's Holdings Corporation. He currently serves as Vice Chairman of the Board of Trustees of Pace University.

QUALIFICATIONS

•

Management, media, finance, retail, and consumer brand industry experience in various positions at Dow Jones & Company, Inc., Liz Claiborne, Inc., and Saks Fifth Avenue

•

Consumer, retail, media, and private equity experience at CCMP Capital Advisors, LLC

•

Board experience at Dow Jones & Company, Inc., Francesca's Holdings Corporation, IAC/InterActiveCorp, and Ollie's Bargain Outlet Holdings, Inc.

•

Trustee of Pace University

•

Financial experience

2019 Proxy Statement | 11

Incumbent Directors – Term Expiring 2020 (Class III)

Charlene Barshefsky
Director since 2001 Age 69 Committees: • Compensation Committee (Chair) and Stock Plan Subcommittee
BACKGROUND

Ambassador Barshefsky is Senior International Partner at the law firm of WilmerHale in Washington, D.C. Prior to joining the law firm in 2001, she was the United States Trade Representative from 1997 to 2001, and Deputy United States Trade Representative and Acting United States Trade Representative from 1993 to 1996. Ambassador Barshefsky is on the boards of directors of American Express Company and MDC Partners Inc. Additionally, within the past five years, she served as a director of Intel Corporation and Starwood Hotels & Resorts Worldwide, Inc. Ambassador Barshefsky is a member of the Council on Foreign Relations and a trustee of the Howard Hughes Medical Institute.

QUALIFICATIONS

•

International, government, and public policy experience as United States Trade Representative

•

Legal experience, including current role as Senior International Partner at WilmerHale

•

Board experience at American Express Company, Intel Corporation, MDC Partners Inc., and Starwood Hotels & Resorts Worldwide, Inc.

•

Trustee of the Howard Hughes Medical Institute

Wei Sun Christianson
Director since 2011 Age 63 Committee: • Nominating and Governance Committee
BACKGROUND

Ms. Christianson is a Managing Director and Co-Chief Executive Officer of Asia Pacific and Chief Executive Officer of China at Morgan Stanley, a global financial services firm. She is based in Beijing, and in addition to her regional role, Ms. Christianson is responsible for all aspects of Morgan Stanley's operations in China and is a member of Morgan Stanley's Management Committee. Prior to rejoining Morgan Stanley in 2006, she was the Chairman of China for Citigroup Global Markets (Asia Ltd.) and previously served as Chairman of China and Country Manager for Credit Suisse First Boston. Ms. Christianson held an earlier position at Morgan Stanley beginning in 1998 as Executive Director and Beijing Representative.

QUALIFICATIONS

•

Global management and investment banking experience as Managing Director and Co-Chief Executive Officer of Asia Pacific and Chief Executive Officer of China at Morgan Stanley based in Beijing

•

Experience working abroad, particularly in China

•

Financial experience

•

Government experience (in Hong Kong)

12 | 2019 Proxy Statement

Fabrizio Freda
Director since 2009 Age 62
BACKGROUND

Mr. Freda has served as President and Chief Executive Officer of the Company since July 2009. From March 2008 through June 2009, he was President and Chief Operating Officer where he oversaw the Clinique, Bobbi Brown, La Mer, Jo Malone London, Aveda, and Bumble and bumble brands, and the Aramis and Designer Fragrances division. He also was responsible for the Company's International Division, as well as Global Operations, Research and Development, Packaging, Quality Assurance, Merchandise Design, Corporate Store Design, and Retail Store Operations. Prior to joining the Company, Mr. Freda served in a number of positions of increasing responsibility at The Procter & Gamble Company ("P&G"), where he was responsible for various operating, marketing, and key strategic efforts for over 20 years. From 2001 through 2007, Mr. Freda was President, Global Snacks, at P&G. He also spent more than a decade in the Health and Beauty Care division at P&G. From 1986 to 1988, Mr. Freda directed marketing and strategic planning for Gucci SpA. He is currently a member of the Board of Directors of BlackRock, Inc., a global asset management company.

QUALIFICATIONS

•

Global management, marketing, and other business, consumer and luxury brand industry experience as President and Chief Executive Officer of The Estée Lauder Companies Inc.

•

Similar experience, including developing and leading global organizations, in leadership positions at P&G and Gucci SpA

•

Experience leading successful, creative organizations with innovation programs based on research and development

•

Board experience at BlackRock, Inc.

•

Experience living and working in several countries

•

Financial experience

Jane Lauder
Director since 2009 Age 46
BACKGROUND

Ms. Lauder has served as Global Brand President, Clinique, since April 2014. Immediately prior to that, she was Global President, General Manager of the Origins, Ojon, and Darphin brands. From July 2008 until July 2010, she was Senior Vice President/General Manager of the Origins brand. Ms. Lauder began her career with the Company in 1996 at Clinique and served in various positions throughout the Company until July 2006, when she became Senior Vice President, Global Marketing for Clinique. She is a member of the Board of Directors of Eventbrite,  Inc.

QUALIFICATIONS

•

Management, marketing, and other industry experience through leadership roles at The Estée Lauder Companies Inc.

•

Board experience at Eventbrite, Inc.

•

Significant stockholder and party to Stockholders' Agreement (solely as trustee of one or more trusts)

2019 Proxy Statement | 13

Leonard A. Lauder
Director since 1958 Age 86
BACKGROUND

Mr. L. Lauder is Chairman Emeritus of the Company. He was Chairman of the Board of Directors from 1995 through June 2009 and served as the Company's Chief Executive Officer from 1982 through 1999 and President from 1972 until 1995. Mr. Lauder has held various positions since formally joining the Company in 1958 after serving as an officer in the United States Navy. He is Chairman Emeritus of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of the University of Pennsylvania, a Trustee of The Aspen Institute, and the co-founder and Co-Chairman of the Alzheimer's Drug Discovery Foundation. Mr. Lauder is Honorary Chairman of the Breast Cancer Research Foundation. He served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

QUALIFICATIONS

•

Global business, marketing, and consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc.

•

Experience leading successful creative organizations with innovation programs based on research and development

•

Affiliation with leading business, civic, and public policy associations

•

Charter Trustee of the University of Pennsylvania

•

Significant stockholder and party to Stockholders' Agreement

Incumbent Directors – Term Expiring 2021 (Class I)

Rose Marie Bravo, CBE
Director since 2003 Age 68 Committees: • Compensation Committee and Stock Plan Subcommittee
BACKGROUND

Ms. Bravo is a retail and marketing consultant. She was Vice Chairman of Burberry Group plc from July 2006 to July 2007. Prior to that, she was Burberry's Chief Executive Officer from 1997 to July 2006. Prior to her appointment at Burberry, Ms. Bravo was President of Saks Fifth Avenue since 1992, with responsibility for merchandising, marketing, and product development. From 1974 to 1992, Ms. Bravo held a number of positions at R.H. Macy & Co., culminating as Chairman and Chief Executive Officer of the U.S. retailer I. Magnin from 1987 to 1992. Ms. Bravo is a member of the Board of Directors of Tiffany & Co. Additionally, within the past five years, she served as a director of Williams-Sonoma, Inc.

QUALIFICATIONS

•

Global management, marketing, retail, and consumer and luxury brand industry experience as former Chief Executive Officer of Burberry, in various leadership positions at Saks Fifth Avenue and Macy's, and in senior roles related to merchandising in the beauty category

•

Board experience at Burberry, Tiffany & Co., and Williams-Sonoma, Inc.

•

Experience working abroad

•

Merchandise and product development expertise

14 | 2019 Proxy Statement

Paul J. Fribourg
Director since 2006 Age 65 Committees: • Audit Committee • Compensation Committee and Stock Plan Subcommittee
BACKGROUND

Mr. Fribourg has been the Chairman and Chief Executive Officer of Continental Grain Company, an international agribusiness and investment company, since July 1997. He joined Continental Grain Company in 1976 and worked in various positions there with increasing responsibility in both the United States and Europe. Mr. Fribourg is on the boards of directors of Bunge Limited, Loews Corporation, and Restaurant Brands International Inc. Additionally, within the past five years, he served as a director of Apollo Global Management, LLC. He also serves as a member of Rabobank's International North American Agribusiness Advisory Board, Temasek Americas Advisory Panel, and the International Business Leaders' Advisory Council for The Mayor of Shanghai. Mr. Fribourg also serves as a board member and Executive Committee member of Castleton Commodities International LLC. He has been a member of the Council on Foreign Relations since 1985.

QUALIFICATIONS

•

Global management, marketing, and other business experience as Chairman and Chief Executive Officer of Continental Grain Company

•

Board experience at Apollo Global Management, LLC, Bunge Limited, Loews Corporation, and Restaurant Brands International Inc.

•

Affiliation with leading business and public policy associations (Council on Foreign Relations)

•

Financial experience

Irvine O. Hockaday, Jr.
Director since 2001 Age 83 Presiding Director Committee: • Nominating and Governance Committee (Chair)
BACKGROUND

Mr. Hockaday is the former President and Chief Executive Officer of Hallmark Cards,  Inc. He retired in December 2001. Prior to joining Hallmark in 1983, he was President and Chief Executive Officer of Kansas City Southern Industries, Inc. Mr. Hockaday was a member of the Hallmark Board of Directors from 1978 until January 2002. He is currently a member of the Board of Directors of Aratana Therapeutics, Inc.

QUALIFICATIONS

•

Global business experience and consumer brand industry experience as former CEO of Hallmark Cards, Inc.

•

Board experience at Aratana Therapeutics, Inc., Crown Media Holdings, Inc., Ford Motor Company, and Sprint Nextel

•

Financial experience

•

Legal experience

2019 Proxy Statement | 15

Jennifer Hyman
Director since 2018 Age 39 Committee: • Audit Committee
BACKGROUND

Ms. Hyman is Co-founder and Chief Executive Officer of Rent the Runway, Inc., which rents designer apparel and accessories to women both on-demand and through its subscription service. Prior to co-founding Rent the Runway, Inc. in November 2009, she was Director of Business Management at IMG, a global talent management company, from 2006 to 2007. Ms. Hyman was Senior Manager, Sales, at the WeddingChannel.com from 2005 to 2006. From 2002 to 2005, she was Senior Manager, Leisure Program Development, at Starwood Hotels & Resorts Worldwide,  Inc.

QUALIFICATIONS

•

Management and entrepreneurial experience as Co-founder and Chief Executive Officer of Rent the Runway, Inc.

•

Deep knowledge about millennials and other consumers

•

Omnichannel, disruptive technology, and social-digital experience

•

Board experience at Rent the Runway, Inc.

•

Financial experience

Barry S. Sternlicht
Director since 2004 Age 58 Committee: • Nominating and Governance Committee
BACKGROUND

Mr. Sternlicht is Chairman and Chief Executive Officer of Starwood Capital Group, a privately-held global investment firm with a primary focus on global real estate, which he formed in 1991. He also serves as Chairman and CEO of Starwood Property Trust, Inc., a commercial mortgage REIT. Mr. Sternlicht is the Chairman of the Board of Starwood Real Estate Income Trust, Inc. and is on the boards of directors of A.S. Roma and Invitation Homes, Inc. Additionally, within the past five years, he served as a director of Baccarat S.A., Restoration Hardware Holdings, Inc., Riviera Holdings Corporation, and TRI Pointe Group, Inc. From 1995 through early 2005, Mr. Sternlicht was Chairman and CEO of Starwood Hotels & Resorts Worldwide, Inc., a company he founded in 1995. He currently serves as a member of the board of The Robin Hood Foundation, and he is on the board of the Dreamland Film & Performing Arts Center and the Executive Advisory Board of Americans for the Arts.

QUALIFICATIONS

•

Global business, investment, real estate, financial, private equity, entrepreneurial, and consumer brand and luxury industry expertise at Starwood Capital Group, as Chairman of Starwood Property Trust, Inc., as Chairman of the Board of Starwood Real Estate Trust, Inc., and as founder and former Chief Executive of Starwood Hotels & Resorts Worldwide, Inc.

•

Board experience at A.S. Roma, Baccarat S.A., Invitation Homes, Inc., Restoration Hardware Holdings, Inc., Riviera Holdings Corporation, Starwood Property Trust, Inc., and TRI Pointe Group, Inc.

•

Financial experience

16 | 2019 Proxy Statement

Additional Information Regarding the Board of Directors

        Stockholders' Agreement and Lauder Family Control.  All Lauder Family Members who are party to a stockholders' agreement with the Company (the "Stockholders' Agreement") have agreed to vote shares beneficially owned by them for Leonard A. Lauder (or for one of his sons), Ronald S. Lauder (or for one of his daughters), and one person, if any, designated by each as a director of the Company. Aerin Lauder and Jane Lauder are parties to the Stockholders' Agreement solely as trustees of certain trusts. The term "Lauder Family Members" is defined below (see "Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation"). Shares subject to the Stockholders' Agreement represent approximately 85% of the voting power of the Company as of the Record Date. The right of each of Leonard A. Lauder (or his sons) and Ronald S. Lauder (or his daughters) to designate a nominee exists only when he (including his descendants) beneficially owns (other than by reason of the Stockholders' Agreement) shares of Common Stock with at least 10% of the total voting power of the Company. Currently, William P. Lauder is the nominee of Leonard A. Lauder, and Jane Lauder is the nominee of Ronald S. Lauder. The right of each of Leonard A. Lauder (or one of his sons) and Ronald S. Lauder (or one of his daughters) to be nominated will exist so long as he (including his descendants) beneficially owns shares of Common Stock with at least 5% of the total voting power of the Company. In the event that Leonard A. Lauder ceases to be a member of the Board of Directors by reason of his death or disability, then his sons, William P. Lauder and Gary M. Lauder, will succeed to his rights to be nominated as a director and to designate one nominee. If either son is unable to serve by reason of his death or disability, the other son will have the right to designate a nominee. Similarly, Aerin Lauder and Jane Lauder, Ronald S. Lauder's daughters, will succeed to their father's rights upon his death or disability. If either daughter is unable to serve by reason of her death or disability, the other daughter will have the right to designate a nominee. In the event none of Leonard A. Lauder and his sons and Ronald S. Lauder and his daughters are able to serve as directors by reason of death or disability, then the rights under the Stockholders' Agreement to be a nominee and to designate a nominee will cease. The Stockholders' Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders' Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.

        The Lauder family has direct and indirect holdings of approximately 86% of the voting power of the Company as of the Record Date. The Company is a "controlled company" under the rules of the New York Stock Exchange (the "NYSE") because the Lauder family and their related entities hold more than 50% of the voting power of the outstanding voting stock. As such, the Company may avail itself of exemptions relating to the Board and certain Board committees. Despite the availability of such exemptions, the Board of Directors has determined that it will have a majority of independent directors and that both the Nominating and Governance Committee and the Compensation Committee will have otherwise required provisions in their charters. As permitted by the NYSE rules for "controlled companies," our Board does not require that the Nominating and Governance Committee and the Compensation Committee be comprised solely of independent directors.

        Board Committees.  The Board of Directors has established the following standing committees: the Audit Committee; the Compensation Committee (which includes the Stock Plan Subcommittee); and the Nominating and Governance Committee (formerly known as the "Nominating and Board Affairs Committee"). Each director on these committees is an independent director except for William P. Lauder and Richard D. Parsons. Each committee reports regularly to the Board and has the authority to engage its own advisors. From time to time, the Board considers the composition of our Board committees. In early fiscal 2019, Mr. Hockaday left the Audit Committee, and Mr. Zannino became Chair of the Audit Committee; Ambassador Barshefsky joined the Compensation Committee and the Stock Plan Subcommittee and became Chair of the Compensation Committee, and Mr. Zannino left the Compensation Committee and the Stock Plan Subcommittee; and

2019 Proxy Statement | 17

Mr. Hockaday joined the Nominating and Governance Committee as Chair, and Ambassador Barshefsky left the Nominating and Governance Committee.

        The members of the committees as of the Record Date are set forth in the following table:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Charlene Barshefsky†
Rose Marie Bravo†
Wei Sun Christianson
Paul J. Fribourg†
Jennifer Hyman
Irvine O. Hockaday, Jr.*
William P. Lauder
Richard D. Parsons
Lynn Forester de Rothschild
Barry S. Sternlicht
Jennifer Tejada
Richard F. Zannino

    Chair             Member

†
Also member of Stock Plan Subcommittee

*
Presiding Director

        Copies of the charters adopted by the Board of Directors for each committee may be found in the "Investors" section of the Company's website, www.elcompanies.com, under "Corporate Governance."

Audit	• Richard F. Zannino (Chair)	• Jennifer Hyman
Committee	• Paul J. Fribourg	• Jennifer Tejada

        The Audit Committee, among other things, appoints the independent auditors; reviews the independence of such auditors; approves the scope of the annual audit activities of the independent auditors and the Company's Internal Audit department; reviews audit results; reviews and discusses the Company's financial statements with management and the independent auditors; reviews and discusses with the Board the Company's policies for risk assessment and risk management; and is responsible for our related person transactions policy. The committee's scope of oversight responsibilities includes information technology, cybersecurity, taxes, treasury, and legal matters. The committee meets periodically with the Chief Financial Officer, the head of internal audit, and representatives of the independent auditors. The Board of Directors has determined that each of Mr. Fribourg and Mr. Zannino qualifies as an "Audit Committee Financial Expert" in accordance with SEC rules.

18 | 2019 Proxy Statement

Compensation	• Charlene Barshefsky (Chair)	• Paul J. Fribourg
Committee	• Rose Marie Bravo	• Richard D. Parsons

        The Compensation Committee establishes and approves compensation plans and arrangements with respect to the Company's executive officers and administers the Company's Executive Annual Incentive Plan. The Stock Plan Subcommittee has authority over all decisions regarding awards to executive officers under the Company's share incentive plans and authority to administer the Company's share incentive plans under which executive officers and other employees may receive equity grants. The Company also has an Employee Equity Award Committee, the sole member of which is Mr. Freda; the purpose of this committee is to make limited grants of equity awards under the share incentive plan to employees who are not executive officers. In fiscal 2019, the Employee Equity Award Committee made a number of such grants.

        Compensation Committee Interlocks and Insider Participation.  During fiscal 2019, Ambassador Barshefsky, Ms. Bravo, Mr. Fribourg, Mr. Parsons, and Mr. Zannino served on the Compensation Committee. None of these directors is a former or current officer or employee of the Company or any of its subsidiaries. During fiscal 2019, none of our executive officers served as a member of the compensation committee (or other committee performing similar functions) or as a director of any other entity of which an executive officer served on our Board or Compensation Committee. None of the directors who served on our Compensation Committee during fiscal 2019 has any relationship requiring disclosure under this caption under SEC rules.

Nominating and	• Irvine O. Hockaday, Jr. (Chair)	• Richard D. Parsons
Governance	• Wei Sun Christianson	• Lynn Forester de Rothschild
Committee	• William P. Lauder	• Barry S. Sternlicht

        The Nominating and Governance Committee's responsibility for corporate governance matters includes oversight of the Company's environmental, social, and governance ("ESG") activities and practices, including citizenship and sustainability matters. Among other things, the committee proposes candidates to fill vacancies on the Board and recommends nominees for election as members of the Board; oversees CEO succession planning; considers and makes recommendations regarding Board practices and procedures; considers corporate governance issues that arise from time to time and makes appropriate recommendations for the Board regarding such matters; and reviews the compensation for service as a Board member.

        Board and Board Committee Meetings; Annual Meeting Attendance; and Executive Sessions.  Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. In furtherance of the Board's role, directors are expected to attend all scheduled Board and Board committee meetings and all meetings of stockholders. In fiscal 2019, the Board of Directors met five times, the Audit Committee met eight times, the Compensation Committee (and the Stock Plan Subcommittee) met five times, and the Nominating and Governance Committee met three times. The total combined attendance for all Board and committee meetings in fiscal 2019 was approximately 95%. No director attended less than 75% of Board and committee meetings in fiscal 2019. The non-employee directors met five times in executive session in fiscal 2019. Directors are expected to attend the Annual Meeting of Stockholders, and all of the directors who were on the Board attended the Annual Meeting of Stockholders in November 2018.

        Board Leadership Structure.  Our Board is currently led by our Executive Chairman, who is a member of the Lauder family. In addition, we have an independent director who serves as our Presiding Director. A majority of the directors on our Board are independent. At present, there are 16 directors on our Board, comprised of: (i) our President and Chief Executive Officer ("CEO");

2019 Proxy Statement | 19

(ii) 11 non-employee directors (10 of whom are independent); and (iii) 4 directors who are members of the Lauder family, including our Executive Chairman. The Presiding Director presides at all meetings or executive sessions of non-employee or independent directors. The Board of Directors considers this structure appropriate in view of the Lauder family's significant investment in the Company. The structure also comports with the Stockholders' Agreement among various members of the Lauder family and the Company. See "Additional Information Regarding the Board of Directors – Stockholders' Agreement and Lauder Family Control."

        In addition to his responsibilities as Chairman of the Board, Mr. W. Lauder, as Executive Chairman, works with the President and CEO to set overall vision, strategy, financial objectives, and investment priorities for the business. Mr. W. Lauder also continues to provide high-level leadership in areas that are important to the Company, including marketing, trade relations, global communications, and regulatory affairs.

        As provided in our Corporate Governance Guidelines, an independent director serves as our Presiding Director. The Presiding Director serves a one-year term beginning with the meeting of the Board immediately following the Annual Meeting of Stockholders. Mr. Hockaday served as the Presiding Director for all executive sessions of the Board of Directors in fiscal 2019, and he has been appointed by the Board to serve for an additional one-year term beginning after the 2019 Annual Meeting.

        Board Role in Risk Oversight.  Our Board of Directors regularly receives reports from our President and CEO and other members of senior management regarding areas of significant risk to us, including strategic, operational, financial, legal and regulatory, cybersecurity, and reputational risks. However, senior management is responsible for assessing and managing the Company's various risk exposures on a day-to-day basis. In this regard, various management functions within the Company, such as Legal, Finance, Treasury, Internal Audit, Information Technology, Global Supply Chain, Research & Development, and Environmental Affairs and Safety, focus on particular risks. Management has a systemic and integrated approach to overall risk management that includes the identification of risks and mitigation plans in the strategic planning process. The Board's role is one of oversight, assessing major risks facing the Company and reviewing options for their mitigation with management. In addition, the Audit Committee reviews and discusses with management our enterprise risk management processes.

        Risk in Compensation Programs.  The Company has a framework for evaluating incentive plan design features that may encourage or help mitigate risk, such as a mix of compensation elements, metrics, leverage, caps, and time horizons, in order to determine whether the risks arising from our compensation programs (in addition to those applicable only to executive officers) are reasonably likely to have a material adverse effect on the Company. Using this framework in fiscal 2019, we concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company. The results were reviewed with senior management and the Compensation Committee.

        Board Membership Criteria.  The Nominating and Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. All directors should possess the highest personal and professional ethics as well as an inquisitive and objective perspective, practical wisdom, and mature judgment. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today's business environment; understanding of the Company's business on a technical level; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Governance

20 | 2019 Proxy Statement

Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

        Upon determining the need for a new director candidate, the Nominating and Governance Committee will identify one or more director candidates and evaluate each candidate under the criteria described above based on the information it receives with a recommendation or that it otherwise possesses, which information may be supplemented by additional inquiries. Application of these criteria involves the exercise of judgment and cannot be measured in any mathematical or routine way. Based on its assessment of each candidate's independence, skills, and qualifications and the criteria described above, the Committee will make recommendations regarding potential director candidates to the Board. The Committee may engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate's background and experience. The Committee will evaluate stockholder-recommended candidates in the same manner as other candidates. Candidates may also be designated pursuant to the Stockholders' Agreement. See "Additional Information Regarding the Board of Directors – Stockholders' Agreement and Lauder Family Control."

        Board Independence Standards for Directors.  To be considered "independent" for purposes of membership on the Company's Board of Directors, the Board must determine that a director has no material relationship with the Company, including any of its subsidiaries, other than as a director. For each director, the Board broadly considers all relevant facts and circumstances. In making its determination, the Board considers the following categories of relationships to be material, thus precluding a determination that a director is "independent:"

(i)
the director is an employee of the Company, or an immediate family member of the director is an executive officer of the Company, or was so employed during the last three years.

(ii)
the director receives, or an immediate family member of the director receives, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)
(A) the director is a current partner or employee of a firm that is the Company's internal or external auditor, (B) the director has an immediate family member who is a current partner of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company's audit, or (D) the director or an immediate family member of the director was within the last three years a partner or employee of such a firm and personally worked on the Company's audit within that time.

(iv)
the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

(v)
the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

2019 Proxy Statement | 21

        Additionally, the following relationships will not be considered to be "material" relationships that would impair a director's independence:

(i)
any of the relationships described in (i)-(v) above, if such relationships occurred more than three years ago, or

(ii)
if a director is a current employee, or an immediate family member of a director is a current executive officer of another company that does business with the Company and such other company, during the current or last fiscal year, made payments to, or received payments from, the Company of less than $1 million or 2% of such other company's consolidated gross revenues, whichever is greater.

        Contributions to tax exempt organizations shall not be considered payments for purposes of these independence standards. An "immediate family member" includes a director's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers-and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

        The Board reviews at least annually whether directors meet these Director Independence Standards. The following directors have been determined by the Board to be "independent" pursuant to NYSE rules and the Company's Independent Director Standards described above: Charlene Barshefsky, Rose Marie Bravo, Wei Sun Christianson, Paul J. Fribourg, Irvine O. Hockaday, Jr., Jennifer Hyman, Lynn Forester de Rothschild, Barry S. Sternlicht, Jennifer Tejada, and Richard F. Zannino.

        In addition to the foregoing, in order to be considered "independent" under NYSE rules for purposes of serving on the Company's Audit Committee or Compensation Committee, a director also may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company, other than as a director, and may not be an "affiliated person" of the Company. Audit Committee members may receive directors' fees and fixed payments for prior service with the Company. The Board has determined that each member of the Audit Committee and each independent member of the Compensation Committee meets these additional independence requirements.

        Communications with the Board.  A stockholder or any other interested party who wishes to communicate with the Board, any Committee thereof, the non-management directors as a group, or any individual director, including the Presiding Director for the executive sessions of the Board, may do so by addressing the correspondence to that individual or group, c/o General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. The General Counsel or a designee will review all such correspondence to determine if the substance of the correspondence relates to the duties and responsibilities of the Board or individual Board member before forwarding the correspondence to the intended recipient. Spam, junk mail, solicitations, and hostile, threatening, illegal, or similarly unsuitable material will not be forwarded to the intended recipient and, if circumstances warrant, may be forwarded to the Company's security staff. Any communication that is not forwarded may be made available to the intended recipient upon request.

        Director Nominees Recommended by Stockholders.  The Nominating and Governance Committee will consider stockholder recommendations of nominees in the same manner as and pursuant to the same criteria by which it considers all other nominees, except for nominations received pursuant to the Stockholders' Agreement. Stockholders who wish to suggest qualified candidates should send their written recommendation to the Nominating and Governance Committee, c/o General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. The following information must accompany any such recommendation by a stockholder: (i) the name and address of the stockholder making the recommendation; (ii) the name, address, telephone number, and social security number of the proposed nominee; (iii) the class or series and number of shares of the Company that are beneficially owned by the stockholder

22 | 2019 Proxy Statement

making the recommendation; (iv) a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the proposed nominee to serve as a director of the Company if so elected; (v) a copy of the proposed nominee's resume and references; and (vi) an analysis of the candidate's qualifications to serve on the Board of Directors and on each of the Board's committees in light of the criteria for Board membership established by the Board. See "Board Membership Criteria." For stockholders intending to nominate an individual for election as a director directly, there are specific procedures set forth in our bylaws. See "Stockholder Proposals and Director Nominations for the 2020 Annual Meeting" below.

Corporate Governance Guidelines and Code of Conduct

        The Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management of the Company. These practices are set forth in the Company's Corporate Governance Guidelines. The Company also has a Code of Conduct (the "Code") applicable to all employees, officers, and directors of the Company including the Chief Executive Officer and the Chief Financial Officer. These documents, as well as any waiver of a provision of the Code granted to any senior officer or director or any material amendment to the Code, may be found in the "Investors" section of the Company's website: www.elcompanies.com under "Corporate Governance."

Related Person Transactions Policy and Procedures

        We have a written policy (the "Related Person Transactions Policy") that sets forth procedures for the review, approval, and ratification of transactions involving "Related Persons." Such persons consist of any director, director nominee, executive officer, any beneficial owner of more than 5% of the Company's Common Stock, any immediate family member of such persons, and any other person deemed to be a Related Person under the rules of the SEC. Under the Related Person Transactions Policy, a "Transaction" includes any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships where the Company and a Related Person are participants. The Audit Committee is responsible for administering this policy.

        When a potential Related Person Transaction is identified, our policy requires that it be promptly reported to either the General Counsel or the Secretary to review. If it is determined that such Transaction is not within the scope of the Related Person Transactions Policy, then no further action is necessary. Otherwise, the Transaction shall be presented to the Audit Committee to make an assessment and determination. The information presented to the Audit Committee in connection with its assessment may include the following: (i) the Related Person's relationship to the Company; (ii) a description of the Transaction, including the material terms, the approximate aggregate value, and the identities of other parties; (iii) the benefits of the Transaction to the Company and the Related Person; (iv) the availability of other sources of comparable products or services; and (v) any other relevant information. If the Audit Committee determines that the Related Person has a direct or indirect material interest in any Transaction, the Transaction shall be disclosed in the Company's proxy statement. If the Related Person at issue is a director of the Company, or an immediate family member of a director, then such director shall not participate in the assessment or determination of the Transaction being reviewed.

Certain Relationships and Related Transactions

        Lauder Family Relationships and Compensation.  Leonard A. Lauder is Chairman Emeritus, and his brother Ronald S. Lauder is Chairman of Clinique Laboratories, LLC. Leonard A. Lauder and Ronald S. Lauder are also directors of the Company. Leonard A. Lauder has two sons, William P. Lauder and Gary M. Lauder. William P. Lauder is Executive Chairman and in such role is Chairman of the Board of Directors. Gary M. Lauder is not an employee of the Company. Ronald S. Lauder and his wife, Jo Carole Lauder, have two daughters, Aerin Lauder and Jane Lauder.

2019 Proxy Statement | 23

Aerin Lauder is not an employee of the Company. She is the Style and Image Director for the Estée Lauder brand (see "Agreements with Aerin Lauder" below for additional information). Jane Lauder is Global Brand President, Clinique and is a director of the Company.

        For fiscal 2019, the following Lauder Family Members received the following amounts from the Company as compensation: Leonard A. Lauder received an aggregate of $1,800,000 for his services (comprised of base salary); Ronald S. Lauder received $650,000 in salary and a bonus of $492,150; and Jane Lauder received $810,000 in salary, a bonus of $829,500, performance share units with a target payout of 3,009 shares of Class A Common Stock, stock options for 10,052 shares of Class A Common Stock, and restricted stock units for 3,009 shares of Class A Common Stock. Each of these Lauder Family Members is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. For information regarding fiscal 2019 compensation for William P. Lauder, see "Executive Compensation."

        For fiscal 2020, Leonard A. Lauder has a base salary of $1,800,000, and Ronald S. Lauder has a base salary of $650,000 and bonus opportunities with a target payout of $350,000. For fiscal 2020, Jane Lauder has a base salary of $855,000, a target incentive bonus opportunity of $713,000, and a target equity opportunity of $1,140,000. In September 2019, Jane Lauder was granted equity-based compensation with an aggregate value of approximately $1.32 million, comprised of performance share units with a target payout of 2,210 shares of Class A Common Stock, stock options for 8,039 shares of Class A Common Stock, and restricted stock units for 2,210 shares of Class A Common Stock, in each case for fiscal 2020. The grants were consistent with those made to employees at her level. For information regarding fiscal 2020 compensation for William P. Lauder, see "Compensation Discussion and Analysis."

        Leonard A. Lauder's current employment agreement (the "LAL Agreement") provides for his employment as Chairman Emeritus until such time as he resigns, retires, or is terminated. Mr. L. Lauder is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. He is also entitled to participate in the Amended and Restated Fiscal 2002 Share Incentive Plan, but no grants have been made to him under the plan to date. If Mr. L. Lauder retires, the Company will continue to provide him with the office he currently occupies (or a comparable office if the Company relocates) and a full-time executive assistant. The Company may terminate Mr. L. Lauder's employment at any time if he becomes "permanently disabled," in which event he will be entitled to (i) receive his base salary for a period of two years after termination, (ii) receive bonus compensation during such salary continuation period at an annual rate equal to the average of the actual bonuses paid to him prior to such termination under the LAL Agreement (the "Leonard Lauder Bonus Compensation"), and (iii) participate in the Company's benefit plans for two years. In the event of Mr. L. Lauder's death during the term of his employment, for a period of one year from the date of Mr. L. Lauder's death, his beneficiary or legal representative will be entitled to receive Mr. L. Lauder's base salary and the Leonard Lauder Bonus Compensation. Mr. L. Lauder may terminate his employment at any time upon six months' written notice to the Company, in which event he will be entitled to receive his base salary and the Leonard Lauder Bonus Compensation for the six-month period following termination. In addition, the Company may terminate Mr. L. Lauder's employment for any reason upon 60 days' written notice. In the event of termination of his employment by the Company (other than for cause, disability, or death) or a termination by Mr. L. Lauder for good reason after a change of control, (a) Mr. L. Lauder, for a period of three years from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination, (ii) receive the Leonard Lauder Bonus Compensation, (iii) participate in the Company's benefit plans and (b) in the case of termination by the Company (other than for cause, disability, or death), Mr. L. Lauder will not be subject to the non-competition covenant contained in the LAL Agreement. Upon termination for any reason, any options previously granted to Mr. L. Lauder will remain exercisable for the remainder of their respective terms, subject to certain non-competition and good conduct provisions.

24 | 2019 Proxy Statement

        As used in this Proxy Statement, the term "Lauder Family Members" includes only the following persons: (i) the estate of Mrs. Estée Lauder; (ii) each descendant of Mrs. Estée Lauder (a "Lauder Descendant") and their respective estates, guardians, conservators, or committees; (iii) each "Family Controlled Entity" (as defined below); and (iv) the trustees, in their respective capacities as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means: (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term "Family Controlled Trust" includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Lauder Descendants, spouses of Lauder Descendants, and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Lauder Descendants.

        Registration Rights Agreement.  Leonard A. Lauder, Ronald S. Lauder, The Estée Lauder 1994 Trust, William P. Lauder, Gary M. Lauder, Aerin Lauder, Jane Lauder, certain Family Controlled Entities and other Family Controlled Trusts, Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), and the Company are parties to a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which each of Leonard A. Lauder, Ronald S. Lauder, and Morgan Guaranty has three demand registration rights and The Estée Lauder 1994 Trust has six demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them. Three of the demand rights granted to The Estée Lauder 1994 Trust may be used only by a pledgee of The Estée Lauder 1994 Trust's shares of Common Stock. All the parties to the Registration Rights Agreement (other than the Company) also have an unlimited number of piggyback registration rights in respect of their shares. The rights of Morgan Guaranty and any other pledgee of The Estée Lauder 1994 Trust under the Registration Rights Agreement will be exercisable only in the event of a default under certain loan arrangements. Leonard A. Lauder and Ronald S. Lauder may assign their demand registration rights to Lauder Family Members. The Company is not required to effect more than one registration of Class A Common Stock in any consecutive twelve-month period. The piggyback registration rights allow the holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations. The Company is required to pay all expenses (other than underwriting discounts and commissions of the selling stockholders, taxes payable by the selling stockholders, and the fees and expenses of the selling stockholders' counsel) in connection with any demand registrations, as well as any registrations pursuant to the exercise of piggyback rights. The Company has agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

        Stockholders' Agreement.  All Lauder Family Members who are party to the Stockholders' Agreement have agreed to vote shares beneficially owned by them for Leonard A. Lauder (or for one of his sons), Ronald S. Lauder (or for one of his daughters), and one person, if any, designated by each as a director of the Company. Aerin Lauder and Jane Lauder are parties to the Stockholders' Agreement solely as trustees of certain trusts. Shares subject to the Stockholders' Agreement represent a substantial majority of the voting power of the Company as of the Record Date. See "Additional Information Regarding the Board of Directors – Stockholders' Agreement and Lauder Family Control."

        Parties to the Stockholders' Agreement may, without restriction under the agreement, sell their shares in a widely distributed underwritten public offering, in sales made in compliance with Rule 144 under the Securities Act of 1933, or to other Lauder Family Members. In addition, each party to the Stockholders' Agreement may freely donate shares in an amount not to exceed 1% of the outstanding shares of Common Stock in any 90-day period. In the case of other private sales, each stockholder who is a party to the Stockholders' Agreement (the "Offering Stockholder") has

2019 Proxy Statement | 25

granted to each other party (the "Offeree") a right of first offer to purchase shares of Class A Common Stock that the Offering Stockholder intends to sell to a person (or group of persons) who is not a Lauder Family Member. Each Offeree has the opportunity to purchase the Offeree's pro rata portion of the shares to be offered by the Offering Stockholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above 95% of the price offered to the Offerees. The Stockholders' Agreement also includes provisions for bona fide pledges of shares of Common Stock and procedures related to such pledges. The Stockholders' Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders' Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.

        Agreements with Aerin Lauder.  Estee Lauder Inc. ("ELI"), a subsidiary of the Company, is party to (i) a creative consultant agreement with Aerin Lauder (the "Creative Consultant Agreement") and (ii) a brand license agreement with Ms. Lauder and Aerin LLC, a limited liability company wholly owned by Ms. Lauder (the "License Agreement").

        Under the Creative Consultant Agreement, Aerin Lauder is a spokesperson for the Estée Lauder brand and collaborates with the Estée Lauder Creative Director on creative aspects of the brand as Style and Image Director. The current term of this agreement expires June 30, 2021. For fiscal 2019, Ms. Lauder received approximately $628,600 for her services under the agreement. For fiscal 2020, she will receive approximately $654,000 for such services. During the term of the Creative Consultant Agreement, the Company has the exclusive right to use Ms. Lauder's name and image to market beauty products and related services of the Estée Lauder brand, and Ms. Lauder has agreed to no more than 25 days of personal appearances per year for the brand, the Company, or its subsidiaries, after which ELI is required to pay her an additional amount per day (for fiscal 2019, $27,000; and for fiscal 2020, $28,000). No additional amount per day was paid in fiscal 2019. An office and access to an assistant are also provided to Ms. Lauder in connection with her services.

        Separately, in fiscal 2017, the Company agreed to make payments (the "Marketing Contribution") totaling $500,000 to Aerin LLC in each of fiscal 2017 through and including fiscal 2021 in connection with brand-building activities for AERIN Beauty and the AERIN lifestyle brand, provided that the then current Aerin LLC management remained in place. The Marketing Contribution ceased as of February 2018 due to changes in Aerin LLC management, and the Company did not make any Marketing Contribution in fiscal 2019.

        Under the License Agreement, Aerin LLC has granted ELI a worldwide license to use the "Aerin" trademark and "A" logo (and related marks) and Ms. Lauder's name and image (i) exclusively in connection with "Core Beauty Products" (cosmetics, fragrances, toiletries, skin care, hair care, value sets, and beauty accessories) and (ii) non-exclusively in connection with "Non-Core Beauty Products" (cosmetics bags, tote bags, and fragranced candles). The License Agreement covers the name "Aerin" and not the name "Lauder," for which the Company and its subsidiaries retain sole ownership. The initial license term expired on June 30, 2017, at which time the agreement automatically renewed for an additional 5-year period through June 30, 2022. The License Agreement provides for two additional 5-year renewal terms if ELI does not give notice of non-renewal and net sales hit certain performance targets (or if ELI cures a sales shortfall, in certain circumstances).

        ELI launched AERIN Beauty in September 2012 with several products, and additional products have been introduced since then. ELI may launch additional Aerin-branded products in its reasonable commercial judgment. Ms. Lauder has agreed to provide at least ten personal appearances under the License Agreement during each fiscal year, for which she will not be compensated, and which are in addition to those appearances covered by the Creative Consultant Agreement. ELI will be responsible for Ms. Lauder's reasonable travel expenses in connection with such appearances. Aerin LLC may terminate the License Agreement if an unaffiliated third party

26 | 2019 Proxy Statement

obtains more than 50% of the voting power or equity of ELI. ELI may terminate the License Agreement if control of Aerin LLC (or substantially all of its assets) is transferred to a competitor of ELI or to certain categories of retailers not engaged in prestige distribution. Either side may terminate the License Agreement for an uncured material breach.

        Under the License Agreement, Aerin LLC receives the following royalties: (i) for all products other than fragrances, 4% of annual net sales up to $40 million and 5% of annual net sales in excess thereof; and (ii) for fragrances, 5% of annual net sales. For fiscal 2019, Aerin LLC was paid approximately $547,000 in royalties. Under the agreement, ELI must spend the following minimum amounts to promote Aerin-branded products: 15% of ELI's net sales each annual period (July 1 – June 30) in the remaining term of the agreement, with such requirement capped each year at 50% of Aerin LLC's similar expenditures, either directly or through other licensees, on Aerin-branded products. Both ELI and Aerin LLC will distribute Aerin-branded products only through prestige retailers. In addition, in fiscal 2019, in connection with the License Agreement, the Company received approximately $157,000 from Aerin LLC for AERIN products provided for sale in Aerin retail locations and on Aerin LLC's website.

        The License Agreement was amended twice in fiscal 2019. The first amendment, dated January 22, 2019, provided that the Company will invest in the AERIN Beauty business an additional $300,000 each year during the remaining term of the License Agreement for incremental advertising and promotion. In addition, the Company also agreed to hire an individual for the brand's creative team. The second amendment, dated February 22, 2019, concerned a sublicense to a third party to use certain licensed intellectual property solely in connection with amenity-size licensed products. Under the terms of the amendment, the Company has agreed to pay Aerin LLC 50% of any royalty obtained from the third party. No such payments were made in fiscal 2019.

        Other Arrangements.  The Company has subleased certain of its office space in New York to an affiliate of Ronald S. Lauder. For fiscal 2019, the rent paid or accrued was approximately $930,000, which equals the Company's lease payments for that space. The Company also has agreed to provide such affiliate with certain services, such as phone systems, payroll service, and office and administrative services, which are reimbursed at a rate approximating the Company's incremental cost thereof. For fiscal 2019, such affiliate paid approximately $11.7 million pursuant to such agreement. At June 30, 2019, such affiliate had deposited with the Company approximately $1.18 million to cover expenses. The Company has similar arrangements for space and services with an affiliate of Leonard A. Lauder and his family. For fiscal 2019, that affiliate paid the Company approximately $8.4 million for office space and certain services, such as phone systems, payroll service, and office and administrative services. At June 30, 2019, that affiliate had deposited with the Company approximately $623,000 to cover expenses. The payments by the affiliates approximated the Company's incremental cost of the relevant space and services.

        The Company charters an aircraft owned indirectly by Executive Chairman William P. Lauder (the "Aircraft") for certain business travel by Mr. Lauder himself and other Company employees. For such use, the Company pays no more than market rates for comparable travel. For fiscal 2019, the Company paid approximately $65,000 for travel on the Aircraft.

        Certain members of the Lauder family (and entities affiliated with one or more of them) own numerous works of art that are displayed at the Company's offices. The Company pays no fee to the owners for displaying such works. The owners of the works pay for their maintenance. In fiscal 2019, the Company paid premiums of approximately $11,000 for insurance relating to such works.

2019 Proxy Statement | 27

Director Compensation

        The following summary describes compensation for non-employee directors.

        Annual Cash Retainer for Board Service.  Each non-employee director receives an annual cash retainer of $100,000, payable quarterly, which may be deferred as explained below.

        Annual Cash Retainer for Presiding Director.  The Presiding Director receives an additional annual cash retainer of $30,000, payable quarterly, which may be deferred as explained below.

        Annual Cash Retainer for Committee Service.  Each non-employee director who serves on a committee receives an additional annual cash retainer in the following amounts: $12,000 per year for service on the Audit Committee, $8,000 per year for service on the Compensation Committee (including service on the Stock Plan Subcommittee), and $8,000 per year for service on the Nominating and Governance Committee. The Chair of the Audit Committee receives a further annual cash retainer of $25,000. The Chairs of the Compensation Committee and the Nominating and Governance Committee receive a further annual cash retainer of $15,000 each. Cash retainers for committee service are paid quarterly and may be deferred, as explained below.

        Deferral of Annual Cash Retainers.  Non-employee directors may elect to defer receipt of all or part of their cash-based compensation. Specifically, pursuant to Deferred Compensation Agreements, they may defer any or all of the above-referenced annual cash retainers into either (i) stock units (accompanied by dividend equivalent rights) or (ii) an interest-bearing cash account, in each case to be paid out in a lump sum in cash as of the first business day of the calendar year following the date on which the director ceases to be a member of the Board.

        Initial Stock Grant.  On the date of the first annual meeting of stockholders that is more than six months after a non-employee director's initial election to the Board, the director receives a grant of 2,000 shares of Class A Common Stock (plus a cash payment in an amount to cover related income taxes), pursuant to the Amended and Restated Non-Employee Director Share Incentive Plan (the "Director Share Plan").

        Annual Stock Units Retainer for Board Service.  An additional $75,000 is payable to each non-employee director by a grant of stock units (accompanied by dividend equivalent rights) as an annual stock retainer, pursuant to the Director Share Plan. This grant is made on the date of each annual meeting of stockholders. The number of stock units to be awarded is determined by dividing $75,000 by the average closing price of the Class A Common Stock on the twenty trading days preceding the date of grant. Each stock unit is convertible into one share of Class A Common Stock, and the Class A Common Stock represented by the stock units is distributed to the director on or after the first business day of the calendar year following the date on which the director ceases to be a member of the Board.

        Annual Stock Options.  In addition to the cash and stock portion of the retainer, each non-employee director receives an annual grant of options valued at no more than $100,000 on the date of grant, pursuant to the Director Share Plan. This grant is made on the date of each annual meeting of stockholders. The exercise price of the options is equal to the closing price of the Class A Common Stock on the date of grant. The options are exercisable beginning one year after the date of grant, provided that the director continues to serve as of such date. The options generally terminate ten years after the date of grant.

        Stock Ownership Requirement.  As set forth in the Company's Corporate Governance Guidelines, the Board believes that in order to align the interests of directors and stockholders, directors should have a significant financial stake in the Company. Specifically, each director should own shares of the Company's Common Stock with a value equal to or greater than four times the annual cash retainer for Board service. Applying this guideline for fiscal 2019, each director was

28 | 2019 Proxy Statement

required to own shares of the Company's Common Stock with a value equal to or greater than $400,000 (i.e. $100,000 × 4). A director must be in compliance with this requirement no later than three years after initial election to the Board. Therefore, Ms. Hyman and Ms. Tejada have until April 2021 to satisfy this requirement. As of the end of fiscal 2019, each of the directors was in compliance with this stock ownership requirement.

        Company Products.  The Company provides directors with certain Company products from different brands and product categories. The Company believes that providing these products serves a business purpose by expanding the directors' knowledge of the Company's business. The Company also provides each non-employee director with the opportunity to purchase up to $1,280 worth of the Company's products each calendar year (based on suggested retail prices) at no charge; if a director chooses to take advantage of this opportunity and purchase more than $640 worth of the Company's products, the excess is imputed as taxable income to the director. For the year ended June 30, 2019, the aggregate incremental cost to the Company for products provided to the directors was substantially less than $10,000 per director. Non-employee directors may also purchase Company products with the same discount made available to employees of the Company.

        Reimbursement of Expenses.  Non-employee directors are reimbursed for their reasonable expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and stockholder meetings. Directors are also reimbursed for any other reasonable expenses relating to their service on the Board, including participating in director continuing education and Company site visits.

        Management Directors.  Directors who are also employees of the Company receive no additional compensation for service as directors. These directors are Fabrizio Freda, Jane Lauder, Leonard A. Lauder, Ronald S. Lauder, and William P. Lauder.

        The following table sets forth compensation information regarding the Company's non-employee directors in fiscal 2019.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)(6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Charlene Barshefsky	$123,000	$74,999	$99,961	—	$29,410	—	$327,370
Rose Marie Bravo	108,000	74,999	99,961	—	—	—	282,960
Wei Sun Christianson	108,000	74,999	99,961	—	—	—	282,960
Paul J. Fribourg	120,000	74,999	99,961	—	—	—	294,960
Mellody Hobson	28,000	—	—	—	—	—	28,000
Irvine O. Hockaday, Jr.	145,500	74,999	99,961	—	—	—	320,460
Jennifer Hyman	112,000	361,779	99,961	—	—	$316,028	889,768
Richard D. Parsons	116,000	74,999	99,961	—	—	—	290,960
Lynn Forester de Rothschild	108,000	74,999	99,961	—	—	—	282,960
Barry S. Sternlicht	108,000	74,999	99,961	—	—	—	282,960
Jennifer Tejada	112,000	361,779	99,961	—	—	350,509	924,249
Richard F. Zannino	137,000	74,999	99,961	—	—	—	311,960

(1)
These amounts represent the Annual Cash Retainer for Board Service, the Annual Cash Retainer for Committee Service, and the Annual Cash Retainer for Presiding Director. Ms. Hobson received one

2019 Proxy Statement | 29

  quarterly cash retainer for Board and committee service during fiscal 2019 because she did not stand for re-election at the 2018 Annual Meeting.

(2)
During fiscal 2019, Mr. Fribourg, Ms. Hobson, Mr. Hockaday, Lady de Rothschild, and Mr. Sternlicht deferred their Annual Cash Retainers into stock units; all earnings on the fees deferred by these directors were based on the value of a hypothetical investment in shares of Class A Common Stock made at the time of the deferral, plus the accrual of dividend equivalents on dividends paid by the Company on the Class A Common Stock. As of June 30, 2019, the directors held units in respect of the following amounts of shares of Class A Common Stock: Mr. Fribourg, 32,385; Mr. Hockaday, 77,680; Lady de Rothschild, 68,194; and Mr. Sternlicht, 38,867. Following Ms. Hobson's departure from the Board, she received a lump sum payout in cash of $4,937,341 (for approximately 36,765 stock units that included accrued dividend equivalents) in January 2019; this was the payout for the deferral of her Annual Cash Retainers for Board and Committee Service since the time she joined the Board in 2005 and included her quarterly cash retainer for fiscal 2019 shown in the "Fees Earned or Paid in Cash" column.

(3)
These amounts represent the aggregate grant date fair value of the Annual Stock Units Retainer for Board Service, (specifically, units for 562.41 shares of Class A Common Stock for each director except for Ms. Hobson who did not stand for re-election) as computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation – Stock Compensation ("FASB ASC Topic 718"). The amounts were calculated based on the closing price per share of the Class A Common Stock on the NYSE on the date of grant (November 13, 2018). In addition, the amounts shown for Ms. Hyman and Ms. Tejada also include the aggregate grant date fair value of the Initial Stock Grant ($286,780) that each received in November 2018 as computed in accordance with FASB ASC Topic 718.

(4)
These stock units convert into Class A Common Stock on or after the first business day of the calendar year following the date on which the director ceases to serve on the Board. Presented below are the aggregate number of shares of Class A Common Stock underlying Annual Stock Unit Retainers outstanding as of June 30, 2019, which include dividend equivalents.

Name	Total Number of Shares of Class A Common Stock Underlying Stock Awards Outstanding as of June 30, 2019
Charlene Barshefsky	18,156
Rose Marie Bravo	14,563
Wei Sun Christianson	8,219
Paul J. Fribourg	9,811
Mellody Hobson	0	*
Irvine O. Hockaday, Jr.	21,774
Jennifer Hyman	567
Richard D. Parsons	17,113	**
Lynn Forester de Rothschild	17,935
Barry S. Sternlicht	13,628
Jennifer Tejada	567
Richard F. Zannino	9,042

*
Following Ms. Hobson's departure from the Board, she received 15,865 shares of Class A Common Stock (for the conversion of approximately 15,865 stock units that included dividend equivalent rights) in January 2019; such shares of Class A Common Stock were valued at $2,093,228 as of January 2, 2019 (the date on which she received the shares). Therefore, Ms. Hobson did not hold any stock units as of June 30, 2019.

**
This includes 5,843 stock units held indirectly by Mr. Parsons as a co-trustee of a family trust.

30 | 2019 Proxy Statement

(5)
These amounts represent the aggregate grant date fair value of the Annual Stock Options (specifically, options for 2,329 shares of Class A Common Stock for each director except Ms. Hobson who did not stand for re-election) as computed in accordance with FASB ASC Topic 718. Amounts shown disregard estimates of forfeitures related to service-based vesting conditions. The fair-market values of stock options at the grant date (November 13, 2018) were calculated using the Black-Scholes options-pricing model, with the following assumptions: an expected volatility of 24.5% determined using a combination of both current and historical implied volatilities of the underlying Class A Common Stock obtained from public data sources; an expected term to exercise of 8 years from the date of grant; a risk-free interest rate of 2.8%; and a dividend yield of 1.1%.

(6)
Presented below are the aggregate number of shares of Class A Common Stock underlying stock options outstanding as of June 30, 2019.

Name	Total Number of Shares of Class A Common Stock Underlying Stock Options Outstanding as of June 30, 2019
Charlene Barshefsky	41,403	*
Rose Marie Bravo	9,932
Wei Sun Christianson	31,403
Paul J. Fribourg	2,329
Mellody Hobson	49,074
Irvine O. Hockaday, Jr.	2,329
Jennifer Hyman	2,329
Richard D. Parsons	13,904
Lynn Forester de Rothschild	41,403
Barry S. Sternlicht	54,619
Jennifer Tejada	2,329
Richard F. Zannino	22,091

*
This includes 14,576 shares of Class A Common Stock underlying stock options that are held indirectly by Ambassador Barshefsky through a family trust.
(7)
Non-employee directors do not receive pension benefits from the Company. Certain of the Company's directors in fiscal 2019 and prior years deferred their Annual Cash Retainers pursuant to applicable deferral agreements. Ambassador Barshefsky defers her Annual Cash Retainers into an interest-bearing cash account; the interest rate is the Citibank base rate at the last day of the calendar year. The amount shown for Ambassador Barshefsky is the interest that accrued above the applicable federal rate set by the Internal Revenue Service (the "AFR") in fiscal 2019, using the Citibank base rate and the AFR at December 31, 2018 as the rates for fiscal 2019.

(8)
As explained above, after a director's initial election to the Board, the director receives an Initial Stock Grant accompanied by a cash payment in an amount to cover related income taxes. Such grants made to Ms. Hyman and Ms. Tejada in November 2018 are noted in note (3), and the amounts shown in the column entitled "All Other Compensation" for Ms. Hyman and Ms. Tejada are comprised of the above-referenced cash payments to cover related income taxes.

2019 Proxy Statement | 31

Ownership of Shares

        The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of August 5, 2019 by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either Class A Common Stock or Class B Common Stock; (ii) each of the Company's directors or nominees; (iii) each of the executive officers whose names appear in the Summary Compensation Table; and (iv) all current directors and executive officers as a group. Except as set forth in the notes to the table, the business or mailing address of each 5% stockholder is 767 Fifth Avenue, New York, New York 10153. As described in the notes to the table, certain named beneficial owners share voting and/or investment power with respect to certain shares of Common Stock. Consequently, such shares are shown as beneficially owned by more than one person.

	Class A Common Stock(1)		Class B Common Stock		Voting Power†

Name of Beneficial Owner	Number(2)%		Number	%	%
Leonard A. Lauder(3)(4)	1,043,338	0.5%	—	—	*
LAL Family Corporation(3)(5)	—	—	88,437,628	63.4%	54.7%
Ronald S. Lauder(3)(6)	73,335	*	9,409,895	6.7%	5.8%
William P. Lauder(3)(7)	34,576	*	8,515,960	6.1%	5.3%
Gary M. Lauder(3)(8)	10,468	*	45,740	*	*
Aerin Lauder(3)(9)	1,692	*	6,585,594	4.7%	4.1%
Jane Lauder(3)(10)	180,490	*	5,185,594	3.7%	3.2%
Joel S. Ehrenkranz, as trustee(3)(11)	1,023,338	0.5%	—	—	*
Richard D. Parsons, individually and as trustee(3)(12)	33,130	*	26,267,997	18.8%	16.3%
Charlene Barshefsky(13)	118,641	*	—	—	*
Rose Marie Bravo(14)	30,166	*	—	—	*
Wei Sun Christianson(15)	41,397	*	—	—	*
Paul J. Fribourg(16)	13,811	*	—	—	*
Irvine O. Hockaday, Jr.(17)	33,514	*	—	—	*
Jennifer Hyman(18)	2,567	*	—	—	*
Lynn Forester de Rothschild(19)	61,009	*	—	—	*
Barry S. Sternlicht(20)	132,900	*	—	—	*
Jennifer Tejada(21)	2,567	*	—	—	*
Richard F. Zannino(22)	28,804	*	—	—	*
Fabrizio Freda(23)	791,386	0.4%	—	—	*
John Demsey(24)	—	—	—	—	—
Cedric Prouvé(25)	317,085	0.1%	—	—	*
Tracey T. Travis(26)	324,317	0.1%	—	—	*
BlackRock, Inc.(27)	14,578,089	6.6%	—	—	1.0%
FMR LLC(28)	15,908,666	7.2%	—	—	1.0%
The Vanguard Group(29)	16,881,227	7.6%	—	—	1.0%
All directors and executive officers as a group (25 persons)(30)	3,602,760	1.6%	49,379,446	35.4%	30.7%

†
Voting power represents combined voting power of Class A Common Stock (one vote per share) and Class B Common Stock (10 votes per share) owned beneficially as of August 5, 2019. On that date, there were 221,501,634 shares of Class A Common Stock and 139,537,814 shares of Class B Common Stock outstanding.

*
Less than 0.1%

32 | 2019 Proxy Statement

(1)
The number of shares of Class A Common Stock and percentages contained under this heading do not account for the conversion right with regard to Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into one share of Class A Common Stock upon transfer to a person who is not a Lauder Family Member (as defined, see "Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation"). In addition, as set forth in detail in the Company's Certificate of Incorporation, if on the record date for any meeting of stockholders of the Corporation, the outstanding Class B Common Stock constitutes less than 10% of the total outstanding Common Stock, then each share of Class B Common Stock shall be converted automatically as of the record date into one share of Class A Common Stock with one vote per share. As of the record date for the 2019 Annual Meeting of Stockholders, the outstanding Class B Common Stock constituted 38% of the total outstanding Common Stock.

(2)
The number of shares of Class A Common Stock includes shares owned, any shares underlying restricted stock units payable in shares that are expected to vest within 60 days after August 5, 2019 (i.e. by October 4, 2019), and any exercisable options (including options that will be exercisable as of October 4, 2019). It does not include Performance Share Units ("PSUs") that were paid out after August 5, 2019; for more information on those awards, see "Outstanding Equity Awards at June 30, 2019," as well as the Form 4s filed for the Company's executive officers after the payouts of those PSUs. The stock units included in the table that are beneficially owned by the non-employee directors represent the Annual Stock Units Retainer for Board Service (plus dividend equivalents). Such units will be settled in shares of Class A Common Stock. Amounts are rounded to the nearest whole unit.

(3)
Leonard A. Lauder, Ronald S. Lauder, William P. Lauder, and Gary M. Lauder, each individually and as trustees of various trusts, Aerin Lauder, as trustee, Jane Lauder, as trustee, Joel S. Ehrenkranz, as trustee, Richard D. Parsons, as trustee, and LAL Family Partners L.P. ("LALFP") are parties to a Stockholders' Agreement pursuant to which each has agreed to vote his or the trust's or partnership's shares for the election of Leonard A. Lauder (or one of his sons), Ronald S. Lauder (or one of his daughters), and one person, if any, designated by each as a director of the Company. See note (12) for certain exceptions. Shares underlying stock options and stock units are not subject to the Stockholders' Agreement until the stock options are exercised or the stock units are converted. For purposes of the table, shares owned by each such individual are not attributed to the others by reason of such voting arrangement.

(4)
Includes shares owned beneficially or deemed to be owned beneficially by Leonard A. Lauder as follows:

(a)
1,023,338 shares of Class A Common Stock as co-trustee of The Leonard A. Lauder 2013 Revocable Trust and with respect to which he may be deemed to have shared voting and investment power with Joel S. Ehrenkranz, as co-trustee; and

(b)
20,000 shares of Class A Common Stock held indirectly through a trust of Mr. Lauder's spouse with respect to which Mr. Lauder may be deemed to have shared voting and investment power.

(5)
LAL Family Corporation is the sole general partner of LALFP and may be deemed to be the beneficial owner of 88,437,628 shares of Class B Common Stock owned directly by LALFP.

(6)
Includes shares owned beneficially or deemed to be owned beneficially by Ronald S. Lauder as follows:

(a)
9,403,531 shares of Class B Common Stock directly, over which he has (i) sole voting power for all such shares, (ii) sole investment power for 1,078,531 shares, and (iii) shared investment power for 8,325,000 shares as described below;

(b)
6,364 shares of Class A Common Stock and 6,364 shares of Class B Common Stock as sole trustee of a trust for the benefit of his children and with respect to which he has sole voting and investment power; and

(c)
66,971 shares of Class A Common Stock as a Director of The Ronald S. Lauder Foundation and with respect to which he shares voting and investment power.

 Mr. R. Lauder disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock owned by trusts for the benefit of one or more of his children and by The

2019 Proxy Statement | 33

    Ronald S. Lauder Foundation. 6,325,000 shares of Class B Common Stock are pledged by Mr. R. Lauder to secure loans under loan facilities with certain banks as to which he has sole voting power and shares investment power with certain pledgees under the loan facilities; and 2,000,000 shares of Class B Common Stock are pledged to secure his obligations under a prepaid variable forward sale contract to an unaffiliated third-party buyer and with respect to which he has sole voting power and shares investment power with such third-party buyer.

(7)
Includes shares owned beneficially or deemed to be owned beneficially by William P. Lauder as follows:

(a)
8,515,960 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power; and

(b)
34,576 shares of Class A Common Stock underlying options.

(8)
Includes shares deemed to be owned beneficially by Gary M. Lauder as follows: 10,468 shares of Class A Common Stock and 45,740 shares of Class B Common Stock as custodian for his nieces and with respect to which he has sole voting and investment power.

 Mr. G. Lauder disclaims beneficial ownership of the shares to the extent he does not have a pecuniary interest in such shares.

(9)
Includes shares owned beneficially or deemed to be owned beneficially by Aerin Lauder as follows:

(a)
1,692 shares of Class A Common Stock and 1,675,000 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power; and

(b)
4,910,594 shares of Class B Common Stock as co-trustee of the Trust under Article 2 of The Zinterhofer 2008 Descendants Trust Agreement u/a/d December 24, 2008 (the "2008 Descendants Trust") with respect to which she shares voting and investment power with Jane Lauder, as co-trustee.

 Ms. A. Lauder disclaims beneficial ownership to the extent that she does not have a pecuniary interest in the shares held by the trust. Shares held by Ms. A. Lauder directly are not subject to the Stockholders' Agreement. Richard D. Parsons is trustee of a trust for the benefit of Ms. A. Lauder that holds shares of Class B Common Stock. See note (12).

(10)
Includes shares owned beneficially or deemed to be owned beneficially by Jane Lauder as follows:

(a)
41,667 shares of Class A Common Stock and 275,000 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power;

(b)
4,910,594 shares of Class B Common Stock as co-trustee of the 2008 Descendants Trust and with respect to which she shares voting and investment power with Aerin Lauder, as co-trustee; and

(c)
138,823 shares of Class A Common Stock underlying options.

 Ms. J. Lauder disclaims beneficial ownership to the extent that she does not have a pecuniary interest in the shares held by the trust. Shares held by Ms. J. Lauder directly are not subject to the Stockholders' Agreement. Richard D. Parsons is trustee of a trust for the benefit of Ms. J. Lauder that holds shares of Class B Common Stock. See note (12).

(11)
Represents shares of Class A Common Stock beneficially owned indirectly by Joel S. Ehrenkranz as co-trustee, with Leonard A. Lauder as co-trustee, of The Leonard A. Lauder 2013 Revocable Trust for the benefit of Leonard A. Lauder and with respect to which Mr. Ehrenkranz may be deemed to have shared voting and investment power. Mr. Ehrenkranz disclaims beneficial ownership of all such shares. Mr. Ehrenkranz's business address is 375 Park Avenue, New York, New York 10152.

34 | 2019 Proxy Statement

(12)
Includes shares owned beneficially or deemed to be owned beneficially by Richard D. Parsons as follows:

(a)
4,442 shares of Class A Common Stock held indirectly through a family foundation, with respect to which he has shared voting and investment power;

(b)
11,270 shares of Class A Common Stock underlying stock units held directly that are payable in shares, and 5,843 shares of Class A Common Stock underlying stock units held indirectly through a family trust that are payable in shares;

(c)
11,575 shares of Class A Common Stock underlying options;

(d)
8,383,916 shares of Class B Common Stock as trustee of the Aerin Lauder Zinterhofer 2000 Revocable Trust u/a/d 4/24/00 for the benefit of Aerin Lauder and with respect to which Mr. Parsons has sole voting and investment power;

(e)
17,161,020 shares of Class B Common Stock as trustee of the Jane A. Lauder 2003 Revocable Trust for the benefit of Jane Lauder and with respect to which Mr. Parsons has sole voting and investment power; and

(f)
723,061 shares of Class B Common Stock as trustee of a trust for the benefit of Ronald S. Lauder (the "4202 Trust") and with respect to which Mr. Parsons has sole voting power and sole investment power.

 The 4202 Trust owns all of the outstanding shares of The 4202 Corporation, which corporation is a Lauder Family Member and owns the shares of Class B Common Stock directly. The 4202 Corporation is not a party to the Stockholders' Agreement; therefore any shares of Class A and Class B Common Stock owned by The 4202 Corporation are not subject to that agreement. Mr. Parsons disclaims beneficial ownership of the shares held by The 4202 Corporation. Mr. Parsons's business address is 31 West 52nd Street, Suite 2400, New York, New York 10019.

(13)
Includes shares owned beneficially by Charlene Barshefsky as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
57,411 shares of Class A Common Stock indirectly through a family trust;

(c)
18,156 shares of Class A Common Stock underlying stock units payable in shares; and

(d)
39,074 shares of Class A Common Stock underlying options, including options that are held indirectly through a family trust.

(14)
Includes shares owned beneficially by Rose Marie Bravo as follows:

(a)
8,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
14,563 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
7,603 shares of Class A Common Stock underlying options.

(15)
Includes shares owned beneficially by Wei Sun Christianson as follows:

(a)
4,104 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
8,219 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
29,074 shares of Class A Common Stock underlying options.

(16)
Includes shares owned beneficially by Paul J. Fribourg as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

(b)
9,811 shares of Class A Common Stock underlying stock units payable in shares.

2019 Proxy Statement | 35

(17)
Includes shares owned beneficially by Irvine O. Hockaday, Jr. as follows:

(a)
11,740 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

(b)
21,774 shares of Class A Common Stock underlying stock units payable in shares.

(18)
Includes shares owned beneficially by Jennifer Hyman as follows:

(a)
2,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power; and

(b)
567 shares of Class A Common Stock underlying stock units payable in shares.

(19)
Includes shares owned beneficially by Lynn Forester de Rothschild as follows:

(a)
4,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

(b)
17,935 shares of Class A Common Stock underlying stock units payable in shares; and

(c)
39,074 shares of Class A Common Stock underlying options.

(20)
Includes shares owned beneficially or deemed to be owned beneficially by Barry S. Sternlicht as follows:

(a)
30,982 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

(b)
36,000 shares of Class A Common Stock indirectly through three family trusts;

(c)
13,628 shares of Class A Common Stock underlying stock units payable in shares; and

(d)
52,290 shares of Class A Common Stock underlying options.

(21)
Includes shares owned beneficially by Jennifer Tejada as follows:

(a)
2,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power; and

(b)
567 shares of Class A Common Stock underlying stock units payable in shares.

(22)
Includes shares owned beneficially by Richard F. Zannino as follows:

(a)
9,042 shares of Class A Common Stock underlying stock units payable in shares; and

(b)
19,762 shares of Class A Common Stock underlying options.

(23)
Includes shares owned beneficially by Fabrizio Freda as follows:

(a)
68,174 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

(b)
723,212 shares of Class A Common Stock underlying options.

(24)
See "Outstanding Equity Awards at June 30, 2019" table for information about John Demsey's equity holdings as of June 30, 2019, which include performance share units, stock options, and restricted stock units.

(25)
Includes shares owned beneficially by Cedric Prouvé as follows:

(a)
202,951 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

(b)
114,134 shares of Class A Common Stock underlying options.

(26)
Includes shares owned beneficially by Tracey T. Travis as follows:

(a)
19,467 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power; and

(b)
304,850 shares of Class A Common Stock underlying options.

36 | 2019 Proxy Statement

(27)
Based on a Schedule 13G Amendment filed February 2, 2019 by BlackRock, Inc. ("BlackRock"), 55 East 52nd Street, New York, New York 10055, BlackRock may be deemed to be the beneficial owner of 14,578,089 shares of Class A Common Stock, over which it has (a) sole investment power for all such shares and (b) sole voting power for 12,305,223 shares, all of which shares are held by certain of its subsidiaries.

(28)
Based on a Schedule 13G Amendment filed February 13, 2019 by FMR LLC ("FMR"), 245 Summer Street, Boston, Massachusetts 02210, FMR may be deemed to be the beneficial owner of 15,908,666 shares of Class A Common Stock, over which it has (a) sole investment power for all such shares and (b) sole voting power for 2,372,347 shares, all of which shares are held by certain of its subsidiaries.

(29)
Based on a Schedule 13G Amendment filed February 14, 2019 by The Vanguard Group ("Vanguard"), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, Vanguard may be deemed to be the beneficial owner of 16,881,227 shares of Class A Common Stock, over which it has (a) sole investment power for 16,558,478 shares, (b) shared investment power for 322,749 shares, (c) sole voting power for 270,738 shares, and (d) shared voting power for 56,075 shares, all of which shares are held by certain of its subsidiaries.

(30)
See notes (2) through (4), (6), (7), (10), (12) through (26). Includes for executive officers not named in the table:

(a)
216,180 shares of Class A Common Stock; and

(b)
123,548 shares of Class A Common Stock underlying options.

2019 Proxy Statement | 37

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

        We drive our annual and long-term performance through our executive compensation programs. Annual incentive pay is tied to business objectives that are specific to each employee's responsibilities and encourage collaboration across the organization. Long-term equity incentives are tied to both the Company's share price and financial goals over a period of three or more years. As explained below, this combination of compensation elements is intended to help drive and promote strong, balanced, and sustainable corporate performance.

        Fiscal 2019 was another outstanding year for our Company. We achieved strong net sales gains across our business, fueled by investments in our strategic priorities, including improved data analytics that helped power our innovation and digital marketing. Our winning strategy led to continued share gains in global prestige beauty. Many engines drove our growth, including nearly every market in the Asia/Pacific region and many other important emerging markets around the world; our skin care category in every region; the travel retail and online channels globally; and compelling innovations, our hero franchises, and high-quality products, which drove strong repeat purchases.

Financial Measure	Fiscal 2019	Change over Prior Year	3-Year Compound Annual Growth Rate (or Basis Point Improvement)	5-Year Compound Annual Growth Rate (or Basis Point Improvement)
Net Sales	$14.9 billion	9%	9.7%	6.3%
Net Sales as adjusted(1)	$14.9 billion	9%	9.7%	6.6%
Net Sales as adjusted in constant currency(1)	$15.2 billion	11%	N/A	N/A
Operating Margin	15.6%	+60bp	+130bp	–110bp
Operating Margin as adjusted(1)	17.5%	+90bp	+190bp	+140bp
Diluted EPS	$4.82	63%	17.6%	9.5%
Diluted EPS as adjusted(1)	$5.34	18%	18.4%	12.6%
Diluted EPS as adjusted in constant currency(1)(2)	$5.52	22%	N/A	N/A
Return on Invested Capital Return on Invested Capital as adjusted(3)	25.7%	+460bp	+330bp	+90bp
Cash Flow from Operations	$2.5 billion	(2)%	12.1%	10.4%
Total Stockholder Return ("TSR")	29.8%	—	108.9%	162.5%
TSR – S&P 500 Composite	10.4%	—	48.9%	66.3%

(1)
Fiscal 2019, 2018, and 2016 have been adjusted to exclude returns and charges associated with restructuring and other activities and the impact of changes in the fair value of contingent consideration. Fiscal 2019 Net Sales as adjusted in constant currency excludes the $371 million unfavorable impact of foreign currency translation. Fiscal 2019 has also been adjusted to exclude goodwill and other intangible asset impairments, and fiscal 2019 Diluted EPS as adjusted also excludes the gain on liquidation of an investment in a foreign subsidiary, net. Fiscal 2019 and 2018 Diluted EPS as adjusted also exclude the impact of the provisional charges resulting from the enactment of the Tax Cuts and Jobs Act (the "TCJA"). Fiscal 2019 Diluted EPS

38 | 2019 Proxy Statement

  as adjusted in constant currency excludes the $.18 unfavorable impact of foreign currency translation. Fiscal 2014 has been adjusted for a charge to remeasure net monetary assets in Venezuela and for the impact of the accelerated orders associated with the Company's July 2014 implementation of its Strategic Modernization Initiative ("SMI"). See Appendix A for reconciliation and other information about these non-GAAP financial measures.

(2)
Includes the favorable impact of $.04 related to the adoption of the new revenue recognition accounting standard (ASC 606). Excluding this impact, fiscal 2019 Diluted EPS as adjusted in constant currency was $5.48, or a change over prior year of 21%.

(3)
Excludes returns and charges associated with restructuring and other activities, goodwill and other intangible asset impairments, and the impact of changes in the fair value of contingent consideration in each period, where applicable. Fiscal 2019 and 2018 exclude the impact of the provisional charges resulting from the enactment of the TCJA on the effective tax rate. Fiscal 2019 also excludes the tax impact of the gain on liquidation of an investment in a foreign subsidiary, net. See Appendix A for information about this non-GAAP financial measure.

        In fiscal 2019, we increased the common stock dividend rate by 13%, repurchased 11 million shares of our Class A Common Stock for $1.6 billion, and used $744 million of cash flow from operations for capital expenditures. Over the five-year period ended June 30, 2019, the total market value of the Company increased by over 130%, or approximately $38 billion.

        The following summarizes key executive compensation matters in connection with strong and sustained individual and Company performance:

  •
  The Compensation Committee (the "Committee") authorized increases in annual compensation for fiscal 2019 for the Named Executive Officers ("NEOs"). On average, fiscal 2019 annual target compensation for the NEOs increased less than 5% from the prior fiscal year.

  •
  The annual stock-based compensation awarded to our NEOs in fiscal 2019 was based on target grant levels and an assessment of each officer's performance and expected future contributions. These awards were granted in September 2018 and are shown in "Grants of Plan-Based Awards in Fiscal 2019." The annual equity mix is weighted equally among performance share units ("PSUs"), stock options, and restricted stock units ("RSUs").

  •
  For fiscal 2019, the base salary for Fabrizio Freda, our President and Chief Executive Officer, was increased to $2.0 million (from $1.9 million), his bonus opportunity was increased to $5.0 million (from $4.9 million), and his equity target was increased to $9.15 million (from $8.88 million), resulting in target total annual compensation of $16.15 million, an increase of 3% from the prior fiscal year. See additional information in "CEO Compensation" below.

  •
  In August 2019, the Stock Plan Subcommittee of the Compensation Committee (the "Subcommittee") approved the payout for the second of three tranches of the PSU that was granted to Mr. Freda in September 2015. For the second tranche Performance Period that ended June 30, 2019, positive Cumulative Operating Income has been achieved, and 129,283 shares will be delivered to him on June 30, 2022, subject to the award's terms and conditions. For additional information, see "CEO Compensation – Additional PSU Grant in September 2015 (fiscal 2016)."

  •
  Based on the Company's performance over the three-year period ended June 30, 2019, the PSUs granted to our executive officers in September 2016 resulted in an aggregate payout of 150% of target. Actual payouts for the NEOs are described in note (4) of the "Outstanding Equity Awards at June 30, 2019" table.

  •
  Our NEOs achieved fiscal 2019 payout percentages under the Executive Annual Incentive Plan ("EAIP") ranging from 85% to 143% out of a possible maximum of 150% of target bonus

2019 Proxy Statement | 39

    opportunities. Actual payouts were determined by applying the payout percentages to the fiscal 2019 target bonus opportunities and are shown in the "Summary Compensation Table."

  •
  In fiscal 2019, the Compensation Committee increased the stock ownership requirements for executive officers to underscore the Company's commitment to long-term alignment with stockholders.

  •
  In fiscal 2019, the Board approved a new Hedging Policy that prohibits hedging of outstanding equity grants (e.g., PSUs, RSUs, and options) by employees, including officers, and directors.

Advisory Vote on Executive Compensation

        At the 2018 Annual Meeting, approximately 92% of the votes cast in connection with the stockholders advisory vote on compensation of the NEOs were cast in favor of the proposal, and we have considered this voting result. As explained below, our compensation policies and decisions continue to be focused on sustainable financial performance and aligning the interests of senior management with the interests of stockholders.

Overview of Compensation Philosophy and Objectives

        Our compensation program for executive officers is designed to attract and retain world class talent and to motivate achievement of both our long-term and short-term goals. We believe that the design and governance of our program supports, and aligns executive officers with, the business strategy and the overall goal to continue sustainable growth of net sales, profitability, and return on invested capital on an annual and long-term basis. Our executive compensation program reflects our successful track record and the control by the Lauder family. Periodically, we review various aspects of our compensation program to ensure that it remains aligned with our business strategy and the above-referenced goals. From time to time, we discuss various topics, including executive compensation and corporate governance matters, with investors and other stakeholders.

        Key features of our compensation programs, policies, and practices are as follows:

Align pay with performance and the interests of stockholders by linking a significant portion of total compensation to the achievement of Company-wide performance criteria during one- and three-year performance periods
Deliver approximately one-third of the value of annual equity awards in PSUs, with failure to achieve the pre-established minimum threshold amount resulting in no payout under the PSUs
Conduct an annual evaluation about risk in compensation programs to confirm that our compensation programs are not reasonably likely to have a material adverse effect on the Company
Retain a compensation consultant that is free of conflicts of interest, reports directly to the Committee, and performs no other services for the Company
Stock ownership guidelines and holding requirements for executive officers to further align their interests with those of our stockholders
No repricing or buying out stock options
Hedging policy that prohibits hedging of outstanding equity grants
Policies on insider trading, clawbacks, and pledging

40 | 2019 Proxy Statement

        Our executive compensation program is designed to achieve our business and financial goals by providing compensation that:

  •
  aligns executives' interests with our long-term and short-term goals and the interests of our stockholders;

  •
  rewards performance at the Company, business unit, and individual levels;

  •
  is competitive with the compensation practices at other leading beauty and consumer products companies; and

  •
  is equitable among our executive officers.

        Employment agreements in effect during fiscal 2019 for our NEOs are described under "Employment Agreements." Our standard employment agreements for executive officers cover termination and severance and include non-competition, confidentiality, and related provisions. They do not include specified amounts of salary, bonus opportunities, or equity-based compensation for future years. For executive officers who are recruited to join the Company, we will specify levels of salary, bonus opportunities, and equity-based compensation grants for certain initial periods or that relate to initial grants (e.g., to compensate the officer for amounts or awards that may be forfeited at a prior employer).

        The compensation program for executive officers is established and administered by the Committee and the Subcommittee. The Subcommittee approves the terms of all equity grants to executive officers under our long-term equity incentive plan (including any equity compensation-related terms of employment agreements for executive officers). The Committee approves all other aspects of executive compensation.

Elements of Compensation

Our executive compensation program for fiscal 2019 generally consisted of the following:

2019 Proxy Statement | 41

        The Committee, Subcommittee, and our senior management begin their review of compensation by looking first at the components of total direct compensation, gauging, for each type of position in the executive officer group, the extent to which total direct compensation is broadly aligned with that of our executive compensation peer group. The Committee, Subcommittee, and our senior management then review the elements of compensation (i.e. base salary, annual cash incentive bonus opportunities, and long-term equity-based compensation opportunities) and determine a mix of these elements as a percentage of total direct compensation. The mix is intended to be performance based (i.e. provide a greater percentage of compensation in the form of variable annual and long-term incentive compensation) and reasonable when compared with the peer group. As shown below, the CEO annual target pay mix for fiscal 2019 was 88% performance based, and the average annual target pay mix for certain other NEOs for fiscal 2019 was 85% performance based. Executive officers with similar responsibilities generally have a similar mix of pay elements. There is internal pay equity among similarly situated executive officers, which is intended to foster a team-oriented approach to managing the business. Total direct compensation and allocations of metrics within the EAIP are determined based on the type and level of responsibility of the particular executive officer, internal pay equity, and competitive considerations.

        Generally, we believe that executive officers should have a greater percentage of their compensation based on performance in the form of annual long-term equity-based incentives ("LTI"), followed by annual cash incentives, and then by base salary.

        Based on target levels for incentive compensation for fiscal 2019, the mix of pay for executive officers is shown below:

(1)
Includes target pay mix for Ms. Travis, Mr. Demsey, and Mr. Prouvé; does not include target pay mix for William P. Lauder. For fiscal 2019, Mr. Lauder had a target pay mix of 23% base salary, 46% target annual incentive, and 31% target LTI.

        We Align Executive Compensation with Our Business Strategy and Goals. We intend for our annual and long-term incentive plans to cover a portfolio of performance measures that balance growth, profitability, and stockholder return over both an annual and long-term period. We work to establish goals that support the long-term strategy of growing sales 1% to 2% ahead of global prestige beauty, improving operating margin, achieving competitive levels of return on invested capital, and optimizing inventory. We assess global macro-economic risks to prudently plan for markets that are currently over-attaining goals and to challenge markets that are lagging net sales and profit objectives. We carefully plan to drive sustained, profitable sales growth over the

42 | 2019 Proxy Statement

long-term horizon. We do this by strategically planning category and subcategory innovation and extending consumer reach to enable net sales and profit growth.

        Target levels of performance for a given fiscal year are determined based on our internal planning and forecasting processes and are benchmarked against select peer companies. The Committee and the Subcommittee consider various factors, including the expected performance of our competitors and our long-term strategy, in establishing the performance required to achieve the maximum payout under each measure for both our annual cash and long-term incentive plans.

        In addition to total direct compensation described above, we also provide competitive benefits and modest perquisites. In certain circumstances, we may pay amounts or grant equity to attract executives to work for us or move to particular locations, or we may provide additional incentives for executives to perform or remain with us. This reflects, in part, the global nature of our business and the executives that we seek to attract and retain.

  Base Salary

        We pay base salaries to provide executives with a secure base of cash compensation. In determining the amount of base salary for an executive officer, the Committee primarily considers the executive's position, current salary, tenure, and internal pay equity among executives with similar responsibilities, as well as competitiveness of the salary level in the marketplace. The Committee also considers recommendations from the Executive Chairman, the President and Chief Executive Officer, the Executive Vice President – Global Human Resources, and the Committee's outside consultant (Semler Brossy Consulting Group).

  Annual Incentive Bonus

        Annual incentives provided under the EAIP are of key importance in aligning the interests of our executives with our short-term goals and rewarding them for performance. For executive officers, the level of bonus opportunities and performance targets are based on the scope of the executive's responsibilities, internal pay equity among executives with similar responsibilities, and competitive considerations. The measures in our annual incentive program are designed to foster interdependence and collaboration among brands, regions, and functions to drive the corporate strategy by ensuring alignment of business unit performance with overall corporate performance. Annual incentives payable to our executive officers, including the NEOs, are limited to a pool set at the beginning of the fiscal year by the Committee (3% of our net operating profit in fiscal 2019). Within that limit, the Committee sets annual aggregate bonus opportunities and exercises negative discretion to determine the annual incentives to be paid. For fiscal 2019, the EAIP payout was the product of the target for each executive officer and the EAIP payout percentage ("EAIP Payout %"), which is comprised of (a) the Corporate Multiplier and (b) the Business Unit Multiplier, as described below. Total EAIP payouts were less than the amount of the bonus pool.

        Target level performance on each of the criteria would result in multipliers at 100% and payout at 100% of the executive officer's target opportunity. Provided the minimum threshold has been achieved, payouts can range from 31.25% of target up to a maximum of 150% of target. Failure to achieve the pre-established minimum threshold level of performance would result in no credit for that particular criteria and, depending upon performance in respect of other criteria, could result in no bonus being paid. Measurement of performance, including establishment of the bonus pool, is subject to certain automatic adjustments, such as changes in accounting principles, goodwill and

2019 Proxy Statement | 43

other intangible asset impairments, the impact of unplanned completed business acquisition activity, restructuring and other activities, discontinued operations, certain non-recurring income/expenses, and the impact on net sales of unplanned changes in foreign currency rates. Such automatic adjustments in fiscal 2019 include the impact of charges associated with restructuring and other activities related to the Company's Leading Beauty Forward initiatives, changes in fair value of contingent consideration, goodwill and other intangible asset impairments, the gain on liquidation of an investment in a foreign subsidiary, net, the impact of the provisional charges resulting from the enactment of the TCJA, and the impact of the adoption of ASC 606.

        The target payout, business criteria, performance levels within each multiplier, and the threshold, target, and maximum payouts associated with each criteria and performance level were set by the Committee in consultation with management and the Committee's outside consultant during the first quarter of the fiscal year. Target payouts for executive officers are largely based on the prior year's target amount and are reviewed by the Committee annually.

        Corporate Multiplier. The Corporate Multiplier is comprised of four equally weighted, Company-wide performance criteria: (1) diluted net earnings per share from continuing operations ("Diluted EPS"); (2) Operating Income Margin Percentage ("OI Margin Percent"); (3) Net Sales; and (4) return on invested capital ("ROIC"). If actual performance is between the target and the maximum, or between the threshold and the target, the payout factor is calculated mathematically using straight-line interpolation with target level of performance as a base. As an example, for Net Sales performance that is between the threshold and the target, for each 1% that performance is below target, the payout will be 3 1/3% below the target payout of 100%. The chart below shows the threshold, target, and maximum for each criteria making up the Corporate Multiplier as well as the results for fiscal 2019. Performance exceeded the maximum target for each of the four performance criteria resulting in a maximum payout factor of 120% of target. The Corporate Multiplier was therefore 120%. Each executive officer's incentive payment is subject to the Corporate Multiplier.

		Threshold		Target		Maximum		Actual Performance(1)

	Fiscal 2019 Target	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Diluted EPS	$4.71	50%	50%	100%	100%	102.0%	120%	112.3%	120%
OI Margin Percent	16.8%	50%	50%	100%	100%	101.3%	120%	103.5%	120%
Net Sales	$14.58 billion	85%	50%	100%	100%	100.7%	120%	104.6%	120%
ROIC	21.6%	50%	50%	100%	100%	101.4%	120%	115.3%	120%
Corporate Multiplier									120%

(1)
Net Sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance for each of the metrics is subject to certain automatic adjustments described above in "Annual Incentive Bonus."

        Business Unit Multiplier. The Business Unit Multiplier works similarly, but is based on various combinations of business criteria at the business unit level, including: (1) Net Sales; (2) Net Operating Margin ("NOP Margin"); (3) inventory management; (4) productivity and other cost savings; and (5) other divisional goals tied to our long-term strategy ("Business Unit Strategic Objectives"). The weighting of the various measures is fixed for each executive officer depending upon position and responsibilities. As with the Corporate Multiplier, target level performance on all the applicable criteria leads to a Business Unit Multiplier of 100%. If the threshold level of performance is not achieved for any of the applicable criteria, then the Business Unit Multiplier would be zero for those criteria. When performance exceeds the maximum level, the payout factors are at 125% of target. In the case where the actual performance was between the target and the maximum, or between the threshold and the target, the payout factor was calculated mathematically using straight-line interpolation with target level of performance and associated payout as a base.

44 | 2019 Proxy Statement

        For the Business Unit Multiplier, the Functions Average is a simple average of the performance against Business Unit Strategic Objectives for six Corporate Functions (i.e. Finance; Human Resources; Legal; Global Communications; Global Research and Development, Corporate Product Innovation, Package Development; and Global Supply Chain). For Messrs. Demsey and Prouvé, the threshold, target, and maximum for each criteria making up the Business Unit Multiplier for their respective units, as well as the results for fiscal 2019, are shown in the table set forth below.

		Threshold		Target		Maximum		Actual Performance(1)

	Fiscal 2019 Target	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Net Sales
John Demsey	$7.4 billion	85%	62.5%	100%	100%	102.6%	125%	96.1%	90.3%
Cedric Prouvé	$9.4 billion	85%	62.5%	100%	100%	102.6%	125%	109.6%	125.0%
NOP Margin
John Demsey	19.6%	85%	62.5%	100%	100%	102.9%	125%	79.1%	0.0%
Cedric Prouvé	35.1%	85%	62.5%	100%	100%	101.3%	125%	106.0%	125.0%
Inventory Management – Days to Sell
John Demsey	183	85%	62.5%	100%	100%	105.0%	125%	92.8%	82.1%
Cedric Prouvé	119	85%	62.5%	100%	100%	105.0%	125%	91.0%	77.4%
Productivity – Employee Costs
John Demsey	$495 million	90%	62.5%	100%	100%	103.0%	125%	104.8%	125.0%
Cedric Prouvé	$794 million	90%	62.5%	100%	100%	103.0%	125%	100.8%	107.0%
Productivity – Employee Costs as % of Net Sales
John Demsey	6.6%	90%	62.5%	100%	100%	105.0%	125%	98.2%	93.3%
Cedric Prouvé	8.2%	90%	62.5%	100%	100%	105.0%	125%	107.7%	125.0%

(1)
Net Sales and all of the income statement measures are calculated at weighted average exchange rates for the measurement period. Measurement of performance, for each of the metrics, is subject to certain automatic adjustments described above in "Annual Incentive Bonus."

        Ms. Travis, Mr. Demsey, and Mr. Prouvé were each assigned Business Unit Strategic Objectives for fiscal 2019 that accounted for the percentages of the individual's aggregate bonus opportunity target indicated below.

        These Business Unit Strategic Objectives are aligned with high-level themes, explained below, that help focus collective efforts in areas that are important to shared success across business units and drive the corporate strategy.

  (a)
  Strategy – Continue cascading the corporate strategy and its key elements throughout the organization. Translate each Business Unit's strategy into measurable and time bound action items and execute against them. Clearly track progress through key performance indicators and leverage these metrics to reinforce accountability.

  (b)
  Collaboration and Talent Development – Championing and leading collaborative, transformational behavior and the development of talent in the organization, integrating our inclusion and diversity strategy. Align our organizations for speed and efficiency.

  (c)
  Key Business Capability Building/Business Transformation – Identifying and taking action on developing capabilities for continuous improvement related to the key operational and financial building blocks that will impact sustainable growth and profitability and the effective use of resources.

        After the end of fiscal 2019, the Executive Chairman, the President and Chief Executive Officer, and the Executive Vice President – Global Human Resources, with appropriate input from other employees, reviewed the actions taken by each Group President and the Executive Vice President and Chief Financial Officer in connection with the Business Unit Strategic Objectives and, based on that assessment, recommended the payout percentages shown in the table below (with a maximum of 125%). The assessment of these achievements and payouts were confirmed by the Committee in its business judgment.

2019 Proxy Statement | 45

        Calculation of EAIP Payout Percentage. As noted, the weightings of the various criteria for an executive officer's Business Unit Multiplier depend upon the officer's position and responsibilities, as shown in the calculation of the Business Unit Multiplier below.

        For each NEO, the calculation of the individual's EAIP Payout % for fiscal 2019, including both the Business Unit Multiplier (weighted accordingly) and the Corporate Multiplier is as follows:

	W. P. Lauder & F. Freda		T.T. Travis		J. Demsey		C. Prouvé

	% of Target	Actual payout %	% of Target	Actual payout %	% of Target	Actual payout %	% of Target	Actual payout %
Functions Average	25.0%	119.0%	10.0%	119.0%	10.0%	119.0%	10.0%	119.0%
Business Unit Strategic Objectives	—	—	30.0%	125.0%	15.0%	100.0%	15.0%	125.0%
Division Net Sales(1)	27.5%	125.0%	20.0%	125.0%	27.5%	90.3%	27.5%	125.0%
Division NOP Margin(1)	27.5%	125.0%	20.0%	125.0%	27.5%	0.0%	27.5%	125.0%
Inventory Management	10.0%	73.5%	10.0%	73.5%	10.0%	82.1%	10.0%	77.4%
Productivity	10.0%	122.2%	10.0%	78.2%	10.0%	109.1%	10.0%	116.0%

Business Unit Payout (a)	100.0%	118.1%	100.0%	114.6%	100.0%	70.9%	100.0%	118.7%
Corporate Multiplier (b)	—	120.0%	—	120.0%	—	120.0%	—	120.0%
EAIP Payout % (a) x (b)	—	141.7%	—	137.5%	—	85.0%	—	142.5%

(1)
Division Net Sales and Division NOP Margin are calculated at weighted average exchange rates at the time of measurement. Measurement of performance for each of the metrics is subject to certain automatic adjustments described above in "Annual Incentive Bonus."

        For more information about the potential bonus opportunities of our NEOs for fiscal 2019 and the actual payouts made in September 2019 in respect of fiscal 2019 performance, see "Grants of Plan-Based Awards in Fiscal 2019" and "Summary Compensation Table."

  Long-Term Equity-Based Compensation

        We consider equity-based compensation awarded under our Amended and Restated Fiscal 2002 Share Incentive Plan (the "Share Incentive Plan") to be of key importance in aligning executives with our long-term goals and rewarding them for performance. The awards also provide an incentive for continued employment with us. The Subcommittee typically makes equity-based compensation awards to our executive officers at its regularly scheduled meeting during the first quarter of each fiscal year. We grant certain executive officers a combination of PSUs, stock options, and RSUs. Since fiscal 2000, no grants of equity-based compensation have been made to Leonard A. Lauder, Chairman Emeritus, or Ronald S. Lauder, Chairman of Clinique Laboratories, LLC.

        The target and actual amounts and allocation of equity-based compensation reflect the business judgment of the Subcommittee after discussion with its outside consultant and certain members of our senior management. As with each other element of compensation, and compensation overall, the Subcommittee (or the Committee for non-equity-based compensation), its outside consultant, and management take into account the level of responsibility of the particular executive officer, recent performance and expected future contributions, internal pay equity, and competitive practice. They also consider applicable employment agreements as necessary.

        The allocation among the value of the different types of annual awards granted in fiscal 2019 is weighted equally among PSUs (at target), stock options, and RSUs – reflecting, in the business judgment of the Subcommittee, a balance among motivating and retaining executive officers, rewarding performance, mitigating risk, and helping executive officers increase their equity ownership to further align their interests with those of our stockholders. Such allocation may change depending upon any supplemental grants made to executive officers.

46 | 2019 Proxy Statement

        No specific weightings were used to determine the amounts of the equity-based compensation. The Subcommittee applied an individual performance factor to the target equity opportunity for each executive officer. The performance factors ranged from 105% – 125% of target. As with the amount of equity-based compensation granted, the allocation among the equity-based compensation elements are compared with practices of the peer group companies (see "Compensation Planning and the Decision Making Process – Peer Group" below) to ensure they are competitive and appropriate.

        Performance Share Units. Annual PSUs represent approximately one-third of the grant date value of the equity-based compensation granted to executive officers. PSUs are generally rights to receive shares of our Class A Common Stock if certain Company-wide performance criteria are achieved during a three-year performance period. PSUs are expressed in terms of opportunities, and each opportunity is based on a particular financial metric that is considered important in achieving our overall long-term financial goals.

        For the annual grant of PSUs, the Subcommittee approves the performance target for each metric during the first quarter of the three-year performance period. Each opportunity is expressed in shares to be paid out if performance equals 100% of the target. PSUs are accompanied by dividend equivalents that are accrued and paid in cash after the end of the performance period. To the extent shares are paid out on a PSU award, the cash amount paid is equal to the dividends declared per share over the performance period times the number of shares paid out. The target amount of a PSU award represents the aggregate payout if the performance of all opportunities equal 100% of the related target performances. An above-target payout can be achieved under a particular opportunity if the performance associated with such opportunity exceeds 100% of the target, up to a maximum of 150% of target. Failure to achieve the pre-established minimum threshold amount would result in no payout being made under the opportunity.

        Measurement of performance is subject to certain automatic adjustments such as changes in accounting principles, goodwill and other intangible asset impairments, the impact of unplanned completed business acquisition activity, restructuring and other activities, discontinued operations, certain non-recurring income/expenses, and the impact on net sales of unplanned changes in foreign currency rates. Payout of PSUs is contingent on the Company achieving positive Net Earnings for the fiscal year in which the grant is made. Because the Company achieved positive Net Earnings for fiscal 2019, the payout of the PSUs granted in September 2018 is based solely on achievement of the financial measures described below in "Fiscal 2019 PSU Grants."

        Fiscal 2017 PSU Grants. The PSU targets for the three-year period ended June 30, 2019 were based on compound annual growth rates ("CAGR") in Company-wide Net Sales, Diluted EPS, and ROIC, weighted equally. Each 1% increase in performance over the threshold results in a 5% increase in associated payout for Net Sales and 3 1/3% increases in associated payouts for Diluted EPS and ROIC up to the target performance levels. Each 1% increase in performance above target results in 55.3%, 25.9%, and 32.3% increases in associated payouts for Net Sales, Diluted EPS, and ROIC, respectively. Performance above maximum results in a payout of 150% of target opportunity.

        For the PSUs that were paid out after the end of fiscal 2019 (specifically, in September 2019), the aggregate payout of the three measures, weighted equally, was 150% because all measures exceeded the maximum results. The table below summarizes the measures and corresponding payouts.

2019 Proxy Statement | 47

	Fiscal 2017 through	Threshold		Target		Maximum		Actual Performance(2)

	Fiscal 2019 Target	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Net Sales (CAGR)(1)	6.8%	90.0%	50.0%	100.0%	100.0%	100.9%	150.0%	107.1%	150.0%
Diluted EPS (CAGR)	9.2%	85.0%	50.0%	100.0%	100.0%	101.9%	150.0%	135.3%	150.0%
ROIC (CAGR)	–4.6%	85.0%	50.0%	100.0%	100.0%	101.5%	150.0%	164.9%	150.0%
Aggregate Payout									150.0%

(1)
Net Sales are calculated at budgeted exchange rates at the time the target was set.

(2)
Measurement of performance is subject to certain automatic adjustments. For the fiscal 2017 grants, these include charges associated with restructuring and other activities related to the Company's Leading Beauty Forward initiatives, goodwill and other intangible asset impairments, the gain on liquidation of an investment in a foreign subsidiary, net, changes in the fair value of contingent consideration, the impact of the provisional charges resulting from the enactment of the TCJA, and the impact of the adoption of ASC 606.

        Fiscal 2019 PSU Grants. The targets for the PSU opportunities and corresponding payouts for PSUs granted in fiscal 2019 for the three-year period ending June 30, 2021 are based on CAGR in Company-wide Net Sales, Diluted EPS, and ROIC, weighted equally, as follows:

	Fiscal 2019 through	Threshold(2)		Target		Maximum

	Fiscal 2021 Target	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Net Sales (CAGR)(1)	6.6%	90.0%	50.0%	100.0%	100.0%	102.1%	150.0%
Diluted EPS (CAGR)	9.6%	85.0%	50.0%	100.0%	100.0%	103.9%	150.0%
ROIC (CAGR)	3.2%	85.0%	50.0%	100.0%	100.0%	103.7%	150.0%

(1)
Net Sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance for each of the metrics is subject to certain automatic adjustments described above in "Performance Share Units."

(2)
Payouts for an opportunity will be made only if performance exceeds the pre-established minimum threshold for such opportunity.

        The goals above were based on the long-term strategic plan and the conditions that existed at the start of fiscal 2019. We believe the targets when set were reasonably aggressive.

        Additional (non-annual) PSU Grants. From time to time, the Subcommittee makes grants of additional PSUs to executive officers. For information relating to the additional PSUs granted to Mr. Freda in fiscal 2018 and in fiscal 2016, see "CEO Compensation" below and "Outstanding Equity Awards at June 30, 2019." The additional PSU granted to John Demsey, Executive Group President, on January 28, 2016 (fiscal 2016) is reflected in "Outstanding Equity Awards at June 30, 2019."

        Stock Options. Annual stock options represent approximately one-third of the grant date value of the equity-based compensation granted to executive officers. We believe that stock options are performance-based because the exercise price is equal to the closing price of the underlying Class A Common Stock on the date the option is granted. Under our Share Incentive Plan, the exercise price of options cannot be lower than such closing price. Despite the value attributed on the date of

48 | 2019 Proxy Statement

grant for accounting purposes, value is realized by the executive officer only to the extent that the stock price exceeds such price during the period in which the executive officer is entitled to exercise the options and the officer exercises them. Options granted to our executive officers generally become exercisable in three equal installments approximately 16 months, 28 months, and 40 months after the date of grant, and expire ten years from the grant date.

        Restricted Stock Units. Annual RSUs represent approximately one-third of the grant date value of the equity-based compensation granted to executive officers. RSUs are the right to receive shares of our Class A Common Stock over a period of time. RSUs are granted to executive officers to serve as a retention mechanism and to help them build their equity ownership. RSUs are accompanied by dividend equivalents that are paid in cash; at the time an RSU vests, the cash amount paid to the executive officer is equal to the dividends declared per share between the grant date and the vesting date multiplied by the number of shares paid out. RSUs granted to our executive officers generally vest in three equal installments approximately 14 months, 26 months, and 38 months from the date of grant.

        Additional (non-annual) RSU Grants. From time to time, the Subcommittee makes grants of additional (non-annual) RSUs to executive officers. For example, on September 6, 2016 (fiscal 2017), the Subcommittee granted Tracey T. Travis, Executive Vice President and Chief Financial Officer, an additional RSU award that is reflected in "Outstanding Equity Awards at June 30, 2019." Also, see "Fiscal 2020 Compensation Decisions for Other NEOs" below for information about an additional RSU award to Ms. Travis in fiscal 2020.

        Equity-Based Compensation Granted in Fiscal 2019. As noted above, target award levels and actual grants of equity made to executive officers are determined by taking into account many factors, including an assessment of recent performance and expected future contributions. For the Executive Chairman and the President and Chief Executive Officer, this determination is made by the Subcommittee; for the remaining executive officers, a recommendation is made by the executive officer's immediate manager, and the actual grant is approved by the Subcommittee. Fiscal 2019 annual equity grants were awarded in September 2018; the resulting equity grant percentages awarded to our NEOs in fiscal 2019 were based on target grant levels and an assessment of each officer's performance and expected future contributions. See "Grants of Plan-Based Awards in Fiscal 2019" and "Summary Compensation Table."

CEO Compensation

        Mr. Freda has continued to extend his track record of outstanding performance and leadership as our Chief Executive Officer. Some highlights of our fiscal 2019 results are noted in the "Executive Summary" above. Since becoming President and Chief Executive Officer in July 2009, Mr. Freda has led the development and implementation of our long-term strategy. Between that time and June 30, 2019, (i) we have achieved TSR of 1,166%, placing us just outside the top 5% of S&P 500 companies (the TSR of the S&P 500 Index was 294%); and (ii) our market capitalization has increased by $60 billion to $66 billion.

        In recognition of Mr. Freda's leadership and expected future contributions, as well as our strong multi-year performance, the Committee and the Subcommittee increased Mr. Freda's total direct annual compensation for fiscal 2019 by 3% to $16.15 million. For fiscal 2019, Mr. Freda's base salary increased to $2.0 million (from $1.9 million), his target bonus opportunity increased to $5.0 million (from $4.9 million), and his annual equity target increased to $9.15 million (from $8.88 million).

        Additional PSU Grant in February 2018 (fiscal 2018). On February 14, 2018, the Stock Plan Subcommittee, with input from members of the Board of Directors, granted a PSU award (the "February 2018 PSU") to Mr. Freda to further align his interests with those of our stockholders and motivate his continued stewardship of the Company's brands, talent base, and reputation over the longer term. The shares of Class A Common Stock subject to this award are not intended to be

2019 Proxy Statement | 49

delivered fully to Mr. Freda until after the end of fiscal 2024, which reflects the Company's desire to further align his interests with those of our stockholders over that extended period of time. The award covers an aggregate of 195,940 shares divided in two equal tranches (i.e. 97,970 shares per tranche) and was valued at approximately $27.4 million on the date of grant. The service periods, performance periods, and share payment dates for the February 2018 PSU are as follows:

	Service Period	Performance Period	Share Payment Date(1)
First Tranche (97,970 shares)	January 1, 2018 – June 30, 2021	July 1, 2018 – June 30, 2021	September 3, 2024
Second Tranche (97,970 shares)	January 1, 2018 – June 30, 2022	July 1, 2018 – June 30, 2022	September 3, 2024

(1)
Payment, if any, and the timing of payment are subject to achievement of the performance goal and other terms and conditions described below.

        In its consideration of the appropriate size and structure for the February 2018 PSU grant, the Subcommittee considered the input from its consultant and other Board members, as well as the feedback and concerns received from some institutional investors following the September 2015 differentiated long-term award to Mr. Freda. Ultimately, the Subcommittee determined that the February 2018 grant was appropriate and consistent with the Company's long-term business and compensation strategy, providing an incentive for sustainable and effective stewardship of the Company's brands, talent base, and reputation over an extended period of time. In setting the performance goal for this award, the Stock Plan Subcommittee determined that any absolute or relative goals would become meaningless or counterproductive in light of a rapidly evolving competitive environment. The performance goal is intended to prevent this award from vesting if our performance were to suffer a substantial reversal during the vesting period and is accompanied by carefully considered payout restrictions around termination scenarios as described below.

        The February 2018 PSU covers a period of about six-and-a-half years in total and involves two separate tranches that vest after three-and-a-half and four-and-a-half years based on Mr. Freda's continued employment and achievement of the performance goal described above. If the performance goal for a tranche is achieved, the shares of common stock underlying such tranche would be paid out to Mr. Freda in September 2024, a period of time that is much longer than typical grants. The delayed distribution feature is a key component of the award, intended to ensure that Mr. Freda is further incentivized to drive long-term performance. By separating award vesting from delivery of the underlying common stock, we continue to tie a portion of Mr. Freda's wealth to share value over an extended time horizon (i.e. six-and-a-half years, through the delivery in September 2024). The Company notes that between February 14, 2018 (the grant date of the February 2018 PSU) and June 30, 2019, (i) we have achieved TSR of 33% (the TSR of the S&P 500 Index was 12%); and (ii) our market capitalization increased from approximately $51 billion to $66 billion.

        This award generally provides that the vesting of each tranche is contingent on the Company achieving positive Cumulative Operating Income during the relevant Performance Period. For purposes of this award, "Cumulative Operating Income" means the sum of the operating income for each fiscal year in such Performance Period, subject to certain automatic adjustments set forth in the award agreement.

        If Mr. Freda's employment is terminated for cause, as defined in the February 2018 PSU award agreement, prior to the delivery of the shares associated with any tranche, regardless of whether that tranche has been otherwise earned or vested, he will receive no shares. If (a) Mr. Freda is no longer employed by us for any reason, (b) payment of a tranche has not previously been made, and (c) it is determined that his behavior while he was employed would have constituted cause, then

50 | 2019 Proxy Statement

each tranche not previously paid will be forfeited, regardless of whether such tranche has been otherwise earned and vested. In addition, payouts of the award after termination of Mr. Freda's employment are subject to Mr. Freda not (x) competing with the Company during the lesser of (i) the remaining term of his award or (ii) a period of 24 months, nor (y) conducting himself in a manner adversely affecting the Company. If he voluntarily resigns or retires prior to the end of the Service Period, any unearned, unvested tranches will be forfeited. If Mr. Freda's employment is terminated without cause, then for each Performance Period that has not yet concluded and subject to actual achievement of the performance goal for such tranche, he will earn and vest in the pro rata portion of such tranche inclusive of credit for an additional 12 months of service (up to a maximum of 100% of the Service Period for that tranche). However, instead of a pro rata portion, Mr. Freda would earn and vest fully in such tranche if the Company also has achieved Company-wide performance criteria (currently known as the "corporate multiplier") under the Company's Executive Annual Incentive Plan of at least 90% for each of the Company's two fiscal years preceding the year of Mr. Freda's termination, as determined by the Compensation Committee. If Mr. Freda dies or becomes disabled, then for each Performance Period that has not yet concluded, he will earn and vest in a pro rata portion of such tranche, and the share payment would be made shortly thereafter. Upon a Change in Control, the performance goal will be deemed to be met, and the award will be paid on the earliest of the original payment date, shortly after a qualifying "double trigger" termination of employment, or a date determined by the Stock Plan Subcommittee in accordance with the Share Incentive Plan. Dividend equivalents will be paid out in cash in connection with shares that are earned.

        Additional PSU Grant in September 2015 (fiscal 2016).    The size and structure of the February 2018 PSU described above, as well as the reasons for the grant, are similar to the differentiated long-term grant to Mr. Freda on September 4, 2015 (the "September 2015 PSU"), which is discussed below. The September 2015 PSU award reflected the Company's strong performance, the importance of ensuring the sustainability of the Company's performance and its longer term success, and the desire to retain Mr. Freda and further align his interests with the interests of our stockholders. The Subcommittee also wanted to recognize and provide an incentive for sustainable and effective stewardship of the Company's brands, talent base, and reputation over that extended period of time. The final performance period for the September 2015 grant ends on June 30, 2020, with a payment date of June 30, 2023; the performance periods for the February 2018 PSU end on June 30, 2021 and June 30, 2022, each with a payment date of September 3, 2024. The Company notes that between September 4, 2015 (the grant date of the September 2015 PSU) and June 30, 2019, (i) we have achieved TSR of 148% (the TSR of the S&P 500 Index was 66%); and (ii) our market capitalization increased from $29 billion to $66 billion.

        The September 2015 PSU is a long-term equity award that is designed to not be delivered fully to Mr. Freda until the end of fiscal 2023. This PSU grant has a target payout of 387,848 shares and was valued at $30 million on the date of grant. The award is designed to be earned in tranches at the end of certain fiscal years with no shares being delivered to Mr. Freda until the end of subsequent fiscal years as reflected below.

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        The September 2015 PSU is divided into three tranches with service periods, performance periods, and payment dates, if any, as follows:

	Service Period	Performance Period	Share Payment Date(1)
First Tranche (129,282 shares)	July 1, 2015 – June 30, 2018	July 1, 2015 – June 30, 2018	June 30, 2021
Second Tranche (129,283 shares)	July 1, 2015 – June 30, 2019	July 1, 2016 – June 30, 2019	June 30, 2022
Third Tranche (129,283 shares)	July 1, 2015 – June 30, 2020	July 1, 2017 – June 30, 2020	June 30, 2023

(1)
Payment, if any, and the timing of payment are subject to achievement of performance goals and other conditions described below.

        This award provides that the vesting of each of the three tranches is contingent on the Company achieving (i) positive Cumulative Operating Income during the relevant Performance Periods as well as (ii) positive Net Earnings, as defined in the agreement, for the fiscal year ended June 30, 2016. Because the Company achieved positive Net Earnings for the fiscal year ended June 30, 2016, the vesting of each of the three tranches is now based solely on the Company achieving positive Cumulative Operating Income during the relevant Performance Periods. For the first tranche Performance Period ended June 30, 2018, because the Company achieved positive Cumulative Operating Income, 129,282 shares will be delivered on June 30, 2021 to Mr. Freda, subject to the terms and conditions of the September 2015 PSU. For the second tranche Performance Period ended June 30, 2019, because the Company achieved positive Cumulative Operating Income, 129,283 shares will be delivered on June 30, 2022 to Mr. Freda, subject to the terms and conditions of the September 2015 PSU.

        For purposes of this award, "Cumulative Operating Income" means the sum of the operating income for each fiscal year in such Performance Period, subject to certain automatic adjustments including changes in accounting principles; impairment of intangibles; the impact of discontinued operations; non-recurring operating income and expenses; and the impact of unplanned acquisitions. Dividend equivalents will be paid out in cash in connection with shares that are earned under this award.

        CEO Compensation on Annualized Basis. Mr. Freda's total compensation, as disclosed in the "Summary Compensation Table," shows significant fluctuations year-over-year due to the value and timing of additional (non-annual) equity awards he has received in the past in addition to his annual equity grants. These fluctuations are attributable to applicable disclosure rules, which require that we report the total value of equity grants on the grant date rather than over the life of the award. When the additional (non-annual) equity awards were granted, the Subcommittee considered the impact of those awards on an annualized basis. The table below reflects the amounts shown for Mr. Freda for each year in the "Stock Awards" column in the Summary Compensation Table adjusted to (a) deduct the aggregate grant date fair value of the February 2018 PSU ($27.4 million) from fiscal 2018 and (b) instead include the amounts relating to that award and other non-annual awards that were expensed for accounting purposes in each fiscal year shown in the Summary Compensation Table, including the amounts expensed for such awards granted prior to fiscal 2017 as disclosed in previous proxy statements. As adjusted, the amounts

52 | 2019 Proxy Statement

shown for Mr. Freda for "Stock Awards" and "Total" in the Summary Compensation Table would be as follows:

	Stock Awards ($000s)		Total ($000s)

Fiscal Year	Annualized Stock Awards	Grant Date Fair Value as Reported in Summary Compensation Table	Including Annualized Stock Awards	As Reported in Summary Compensation Table
2019	$19,414	$7,625	$33,225	$21,435
2018	19,162	35,371	32,545	48,754
2017	16,752	7,349	28,386	18,983

        Fiscal 2020 Compensation Decisions for the CEO. For fiscal 2020, Mr. Freda's base salary remained at $2.0 million, his target incentive bonus opportunity remained at $5.0 million, and his target equity opportunity was increased to $10.5 million (from $9.15 million), resulting in a total direct compensation increase, including target opportunities, of 8.4% from the prior fiscal year. In setting Mr. Freda's compensation for fiscal 2020, the Committee and Subcommittee considered additional equity awards that were made to him in prior years. In September 2019 (fiscal 2020), we granted Mr. Freda equity-based compensation with an aggregate value of approximately $13.13 million, comprised of PSUs with a target payout of 21,931 shares of Class A Common Stock, stock options for 79,807 shares of Class A Common Stock with an exercise price of $199.49 per share, and RSUs for 21,931 shares of Class A Common Stock. These grants reflect the application of an individual performance factor to the target equity opportunity approved for fiscal 2020. These equity awards will appear in our "Summary Compensation Table" and "Grants of Plan-Based Awards" for fiscal 2020.

Fiscal 2020 Compensation Decisions for Other NEOs

        For fiscal 2020, Mr. Lauder's base salary remained at $1.5 million, his target incentive bonus opportunity remained at $3.1 million, and his target equity opportunity was increased to $2.4 million (from $2.1 million), resulting in a total direct compensation increase, including target opportunities, of 4.5% from the prior fiscal year. In September 2019, we granted Mr. Lauder equity-based compensation with an aggregate value of approximately $3.0 million, comprised of PSUs with a target payout of 5,013 shares of Class A Common Stock, stock options for 18,240 shares of Class A Common Stock with an exercise price of $199.49 per share, and RSUs for 5,013 shares of Class A Common Stock. These grants reflect the application of an individual performance factor to the target equity opportunity approved for fiscal 2020.

        For fiscal 2020, we increased Ms. Travis's base salary to $1.1 million (from $1.06 million), her target incentive bonus opportunity to $1.4 million (from $1.34 million), and her target equity opportunity to $4.0 million (from $3.6 million), resulting in a total direct compensation increase, including target opportunities, of 8.3% from the prior fiscal year. In September 2019 (fiscal 2020), we granted Ms. Travis equity-based compensation with an aggregate value of approximately $4.9 million, comprised of PSUs with a target payout of 8,221 shares of Class A Common Stock, stock options for 29,916 shares of Class A Common Stock with an exercise price of $199.49 per share, and RSUs for 8,221 shares of Class A Common Stock. These grants reflect the application of an individual performance factor to the target equity opportunity approved for fiscal 2020. In addition, on September 3, 2019 (fiscal 2020), the Stock Plan Subcommittee granted Ms. Travis an additional (non-annual) RSU award for 10,026 shares, valued at $2.0 million on the date of grant. This award vests 100% on November 1, 2022, assuming continued employment through such date, and is intended to recognize the expanded responsibilities that Ms. Travis has assumed in connection with certain strategic initiatives and to provide additional incentive for her to remain in her role for the duration of the award and beyond.

2019 Proxy Statement | 53

        For fiscal 2020, Mr. Demsey's base salary remained at $1.18 million, his target incentive bonus opportunity was increased to $3.22 million (from $3.13 million), and his target equity opportunity remained at $4.8 million, resulting in a total direct compensation increase, including target opportunities, of 1.0% from the prior fiscal year. In September 2019 (fiscal 2020), we granted Mr. Demsey equity-based compensation with an aggregate value of approximately $4.8 million, comprised of PSUs with a target payout of 8,012 shares of Class A Common Stock, stock options for 29,157 shares of Class A Common Stock with an exercise price of $199.49 per share, and RSUs for 8,012 shares of Class A Common Stock. These grants reflect the application of an individual performance factor to the target equity opportunity approved for fiscal 2020.

        For fiscal 2020, we increased Mr. Prouvé's base salary to $1.16 million (from $1.13 million), his target incentive bonus opportunity to $2.73 million (from $2.58 million), and his target equity opportunity to $4.35 million (from $4.1 million), resulting in a total direct compensation increase, including target opportunities, of 5.0% from the prior fiscal year. In September 2019 (fiscal 2020), we granted Mr. Prouvé equity-based compensation with an aggregate value of approximately $5.3 million, comprised of PSUs with a target payout of 8,795 shares of Class A Common Stock, stock options for 32,005 shares of Class A Common Stock with an exercise price of $199.49 per share, and RSUs for 8,795 shares of Class A Common Stock. These grants reflect the application of an individual performance factor to the target equity opportunity approved for fiscal 2020.

Compensation Planning and the Decision-Making Process

        Peer Group. We consider the compensation practices of a peer group of companies for the purpose of determining the competitiveness of our total compensation and various elements, but we do not target a specific percentile. We believe that the peer group reflects the market in which we compete for executive talent and that we have few direct competitors publicly traded in the United States. Therefore, the Committee has selected a mix of primarily consumer products and consumer discretionary companies to ensure the group includes companies of comparable size and business model to us. The Committee refers to the peer group data when considering compensation levels and the allocation of compensation elements for executive officers. The peer group of companies used for compensation in fiscal 2019 is set forth below. As disclosed in last year's proxy statement, our peer group for fiscal 2019 is comprised of the same peer group used in fiscal 2018 plus four new companies (Kimberly-Clark, Capri Holdings (formerly Michael Kors), PVH Corp., and Tapestry).

• Avon Products • Capri Holdings • Clorox • Colgate-Palmolive • Coty • The Gap • International Flavors & Fragrances • Johnson & Johnson • Kimberly-Clark	• L Brands • PepsiCo • Procter & Gamble • PVH Corp. • Ralph Lauren • Revlon • Starbucks • Tapestry • Tiffany & Co.

        Our revenues approximate the 60th percentile relative to the peer group using each company's most recently completed fiscal year ended on or prior to June 30, 2019. For assessing fiscal 2020 compensation levels, the Committee has determined to use the same peer group as in fiscal 2019.

        Compensation Consultant. The Committee has engaged Semler Brossy Consulting Group ("Semler Brossy") as its consultant for executive compensation. The Committee determined that Semler Brossy is free of conflicts of interest. The consultant reports directly to the Committee and works with the Committee (and the Subcommittee) and management to, among other things, provide advice regarding compensation structures in general and competitive compensation data. The consultant also reviews information prepared by management for the Committee or

54 | 2019 Proxy Statement

Subcommittee. All of the decisions with respect to determining the amount or form of executive compensation under our executive compensation programs are made by the Committee or Subcommittee alone and may reflect factors and considerations other than the information and advice provided by the consultant. No other services were provided by Semler Brossy to the Committee, Subcommittee, or Company in fiscal 2019.

        Role of Executive Officers. As noted above, executive compensation is set by the Committee and Subcommittee. In performing this function, the Committee and Subcommittee rely on the Executive Chairman, the President and Chief Executive Officer, and the Executive Vice President – Global Human Resources (the "EVP HR") to provide information regarding the executive officers, their roles and responsibilities, and the general performance of the Company and the various business units. These three executive officers providing support take directions from and bring suggestions to the Committee and Subcommittee. They suggest performance measures and targets for each of the executive officers under the EAIP and for PSUs. They also make suggestions regarding terms of employment agreements. The final decisions regarding salaries, bonuses (including measures, targets, and amounts to be paid), equity grants, and other compensation matters related to executive officers are made by the Committee or Subcommittee, as the case may be. The EVP HR and the human resources staff work with the General Counsel, the legal staff, the Executive Vice President and Chief Financial Officer, and the finance staff to support the Committee and Subcommittee.

Other Benefits and Perquisites

        Benefits. We determine benefits for executive officers by the same criteria applicable to the general employee population in the location where the executive officer is situated except as noted below. In general, benefits are designed to provide protection to the executives and their families in the event of illness, disability, or death and to provide retirement income. The benefits are important in attracting and retaining employees and mitigating distractions that may arise relating to health care, retirement, and similar matters. The NEOs are entitled to the following two Company-paid benefits that are not generally available to the employee population: (a) supplemental executive life insurance with a face amount of $5 million ($10 million for Mr. Freda) and (b) for the NEOs who were employees prior to January 1, 2011 (i.e. all of the NEOs except Ms. Travis), payment in lieu of a medical reimbursement program that was discontinued as of such date. For costs associated with such programs, see note (7) to the "Summary Compensation Table."

        Perquisites. We provide limited perquisites to our executive officers. The perquisites are comprised of (a) an annual perquisite allowance of $20,000 for the Executive Chairman and the President and Chief Executive Officer and $15,000 for the other executive officers (other than Leonard A. Lauder and Ronald S. Lauder, who do not receive a perquisite allowance), which allowance can be used for certain specified expenses; (b) personal use of a company car (or cash in lieu of a company car); (c) financial counseling costs up to $5,000 per year (other than Leonard A. Lauder and Ronald S. Lauder, who do not receive a financial counseling allowance); and (d) spousal or companion travel (with required approval, the executive's spouse, companion, or domestic partner may accompany the executive on up to two business trips per fiscal year). On occasion, we will provide expense reimbursements relating to relocations. In addition, we make available to our employees, including the NEOs, the ability to obtain a limited amount of our products for free or at a discount.

Post-Termination Compensation

        Retirement Plans. We provide retirement benefits to our employees in the United States, including the NEOs, under The Estee Lauder Companies Retirement Growth Account Plan (the "RGA Plan"), the related The Estee Lauder Inc. Benefits Restoration Plan (the "Restoration Plan"), and The Estee Lauder Companies 401(k) Savings Plan. Executive officers who have worked for our

2019 Proxy Statement | 55

subsidiaries outside the United States may also be covered under plans covering such employees. As with other benefits, the retirement plans are intended to enable us to attract and retain employees. The plans provide employees, including executive officers, with an opportunity to plan for future financial needs during retirement. For a more detailed discussion on the retirement plans, see "Pension Benefits." In addition, certain executive officers who joined us mid-career, or who forfeited certain retirement benefits from their former employers to join us, have been provided with nonqualified supplemental pension arrangements.

        Deferred Compensation. We currently allow executive officers to defer a portion of their base salary and annual bonus. Under the terms of their employment agreements and the EAIP, each of the NEOs may elect to defer all or part of the officer's incentive bonus compensation, subject to the requirements of Section 409A of the Internal Revenue Code ("Section 409A"). The ability to defer is provided to participating executive officers as a way to assist them in saving for future financial needs with relatively little cost to us. The amounts deferred are a general obligation of ours, and the cash that is not paid currently may be used by us for our general corporate purposes. For information about deferred compensation, see the "Nonqualified Deferred Compensation in Fiscal 2019 and at June 30, 2019" table and the accompanying narrative.

        Potential Payments upon Termination of Employment. As discussed in more detail under "Potential Payments upon Termination of Employment or Change of Control," the NEOs' employment agreements (as well as agreements related to equity compensation awards) provide for certain payments and other benefits in the event the officer's employment is terminated under certain circumstances, such as retirement, disability, death, termination by us without cause, termination by us for material breach of the officer's employment arrangement, or termination by the executive officer for "good reason" following a "change of control."

        In view of the Lauder family's ownership of shares with substantial voting power, they have the ability to determine whether our Company will undergo a "change of control." In order to protect the interests of the executive officers and to keep them involved and motivated during any process that may result in a "change of control," outstanding annual PSUs contain provisions that accelerate vesting upon a "change in control." Unvested RSUs, stock options, and other (non-annual) PSUs (i.e. the PSU granted to Mr. Freda on February 14, 2018, the PSU granted to Mr. Freda on September 4, 2015 for 387,848 shares, and the PSU granted to Mr. Demsey on January 28, 2016) contain provisions that provide for accelerated vesting or exercisability after a "change of control" only if we terminate the executive officer's employment without cause or the executive officer terminates employment for "good reason." The executive employment agreements similarly provide such a "double trigger" for other severance benefits.

        The award documents in connection with our equity grants contain certain provisions regarding treatment of the awards upon termination. We place great value on the long-term commitment that many executive officers have made to us. In addition to recognizing the service they have provided during their tenure, we attempt to motivate them to act in a manner that will provide longer-term benefits to us even as they approach retirement. Therefore, annual PSUs, stock options, and annual RSUs granted to executive officers who are retirement-eligible contain provisions that allow them to continue to participate in the longer-term success of the business following retirement. For example, to the extent the performance is achieved, a retiree's annual PSUs will vest in accordance with the original vesting schedule. In addition, stock options become immediately exercisable upon retirement and are exercisable for the remainder of their ten-year terms.

        The Share Incentive Plan provides for forfeiture of awards in the event that after termination of employment, a participant competes with or otherwise conducts herself or himself in a manner adversely affecting the Company.

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Tax Deductibility Considerations

        The TCJA eliminated the deductibility exemption for performance-based compensation under Section 162(m) and expanded the executives to whom the deduction limitation applies, effective for the Company in fiscal 2019. As a result, generally all compensation in excess of $1 million paid in fiscal 2019 to covered executive officers will not be deductible unless it qualified for certain transition relief under the TCJA (e.g., certain compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 that was not materially modified after that date). To the extent applicable to our existing contracts and awards, the Compensation Committee and Subcommittee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards will meet the requirements of the transition rule. Given the compensation philosophy and objectives described in this "Compensation Discussion and Analysis" and the limitations imposed by the TCJA, the Committee and Subcommittee approve the payment of compensation that may not be deductible.

Executive Stock Ownership Guidelines and Holding Requirement

        The Company has stock ownership guidelines for executive officers to further align their interests with those of our stockholders. Under these guidelines, each executive officer is required to have equity holdings with a value equal to or greater than a specified multiple of the officer's base salary.

        In fiscal 2019, we increased our stock ownership requirements. Individuals who were executive officers on July 31, 2018 must comply with the new requirements by July 31, 2021. The chart below sets forth the applicable stock ownership guidelines for fiscal 2019 as well as the new requirements.

Executive Officer	Multiple of Salary Required for FY 2019	Multiple of Salary Required by July 31, 2021
Executive Chairman	5	8
President and Chief Executive Officer	5	8
Chief Financial Officer	3	4
Group Presidents	3	4
Other Executive Officers	2	3

        As of June 30, 2019, all executive officers, including each of the NEOs, met or exceeded their stock ownership requirements for fiscal 2019.

        The following table illustrates which equity holdings count for purposes of meeting our stock ownership guidelines:

What Counts	What Does Not Count
Common Stock(1)	Stock Options (vested or unvested)
Unvested RSUs	Unvested PSUs(3)
Vested PSUs(2)

(1)
Common Stock means Class A or Class B Common Stock held directly by the executive officer or immediate family or held in entities controlled by immediate family members (including trusts for the benefit of immediate family members). However, any shares of Common Stock that are hedged or pledged do not count for purposes of these stock ownership guildelines.

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(2)
Vested PSUs mean PSUs that are no longer subject to performance condition(s) but the underlying shares of Common Stock have not yet been delivered to the executive officer.

(3)
Unvested PSUs mean PSUs still subject to performance condition(s).

        An executive officer who commences employment with the Company or who is promoted from within the Company has until the fifth anniversary of the date of employment or effective date of promotion to comply with these guidelines. If an executive officer receives an increase in base salary, then such officer has until the third anniversary of the effective date of the salary increase to comply with the incremental change in ownership requirements. If an executive officer fails to achieve the requisite ownership level by the required deadline, then until such time as the ownership guidelines are achieved, such executive officer must continue to hold (a) 100% of the net after-tax shares of Common Stock received due to the vesting of RSUs, PSUs, or any other share unit and (b) 100% of the net after-tax shares of any stock option exercise. An executive officer may satisfy the ownership guideline but subsequently, due to a drop in the stock price, the officer's ownership may fall below the required threshold. In such a case, if by the first anniversary of falling below the required threshold, such officer's holdings still do not meet the required threshold, then until such time as the ownership guidelines are achieved, the officer must continue to hold (a) at least 50% of the net after-tax shares of Common Stock received due to the vesting of RSUs, PSUs, or any other share unit and (b) 50% of the net after-tax shares of any stock option exercise. In addition, in settling bonus payouts under the EAIP for an executive officer who continues to be below the guidelines after the required deadline, the Compensation Committee may request that up to 50% of the bonus payout be settled in shares of the Company's Common Stock or additional RSUs.

Insider Trading Policy

        Our Insider Trading Policy prohibits employees, including executive officers, and members of our Board of Directors from trading in Company securities while in possession of material, non-public information about the Company. In addition, under this policy, certain individuals are prohibited from trading in Company securities during various times throughout the year known as "blackout periods," and certain individuals must receive preclearance from the Legal Department before trading in Company securities.

Pledging Policy

        We do not restrict pledges of securities but require that pledges of securities be approved in advance by our Legal Department.

Hedging Policy

        The Company prohibits all employees (including officers) and directors of the Company (each, a "Company Person"), as well as their Designees (as defined below), from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions, that hedge or offset or are designed to hedge or offset, any decrease in the market value of Company Equity Securities (as defined below) (any such financial instruments or transactions, "Hedge Transactions"), unless such Hedge Transaction is approved in advance by the Legal Department and made in compliance with the Company's Insider Trading Policy. However, no such approval shall be given for Hedge Transactions with regard to Outstanding Equity Grants (as defined below), which are prohibited under all circumstances.

        As used in this Policy:

        "Company Equity Securities" means (i) the Company's Class A or Class B Common Stock (collectively, "Common Stock"), (ii) options, rights or units where shares of Common Stock are the

58 | 2019 Proxy Statement

underlying security, (iii) Outstanding Equity Grants, and (iv) to the extent not covered by the foregoing, any "equity securities" (as defined in Section 3(a)(11) of the Securities Exchange Act of 1934, as amended, and Rule 3a-11-1 promulgated thereunder) that are issued by the Company or any subsidiary of the Company.

        "Designee" means (i) any family member of a Company Person living in such person's household or any other person (other than a tenant or employee) living in such person's household, and (ii) any corporation, partnership, limited liability company, trust or other entity controlled by a Company Person or any person listed in clause (i) above.

        "Outstanding Equity Grant" means any outstanding compensatory grant or award by the Company to a Company Person in respect of the Company's Common Stock (for example, outstanding stock options, restricted stock unit (RSU) and performance stock unit (PSU) awards under the Company's incentive plans).

        All Company Persons must comply with any other applicable policies or guidelines of the Company (for example, the Company's Insider Trading Policy and the Company's Executive Stock Ownership Guidelines).

Recoupment Policy

        Annual and long-term incentive compensation (whether in the form of stock options or paid or payable in cash or equity) awarded to executive officers are subject to an executive compensation recoupment policy, also known as a "clawback." Under the policy, recoupment would apply in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the applicable securities laws. Recoupment would apply to any current or former executive officer who received incentive compensation within the three-year period prior to the restatement, and the amount to be recouped would be the amount in excess of what the executive officer would have been paid under the restatement.

Compensation Committee and Stock Plan Subcommittee Report

        The Compensation Committee and the Stock Plan Subcommittee have reviewed and discussed with management the foregoing Compensation Discussion and Analysis in this Proxy Statement on Schedule 14A. Based on such review and discussions, the Compensation Committee and the Stock Plan Subcommittee have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended June 30, 2019.

Compensation Committee	Stock Plan Subcommittee
Charlene Barshefsky (Chair) Rose Marie Bravo Paul J. Fribourg Richard D. Parsons	Charlene Barshefsky Rose Marie Bravo Paul J. Fribourg

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Summary Compensation Table

        The following table, footnotes, and narratives describe the compensation during the past three fiscal years for (a) our Chief Executive Officer, (b) our Chief Financial Officer, and (c) our three other most highly compensated executive officers serving at the end of our fiscal year ended June 30, 2019 ("fiscal 2019"). Our fiscal year ended June 30, 2018 is referred to as "fiscal 2018," and our fiscal year ended June 30, 2017 is referred to as "fiscal 2017." See "Compensation Discussion and Analysis" and other disclosures under "Executive Compensation" for a description of the material factors necessary to an understanding of the information disclosed below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
William P. Lauder	2019	$1,500,000	0	$1,750,084	$874,925	$4,392,150	$914,133	$91,772	$9,523,064
Executive	2018	1,500,000	0	1,799,958	900,043	4,165,750	281,634	63,838	8,711,223
Chairman	2017	1,500,000	0	1,733,392	866,627	3,401,050	339,830	145,497	7,986,396
Fabrizio Freda(1)	2019	2,000,000	0	7,625,052	3,812,470	7,084,100	740,273	173,533	21,435,428
President and	2018	1,900,000	0	35,370,666	3,996,044	6,804,050	589,517	93,542	48,753,819
Chief Executive	2017	1,900,000	0	7,349,244	3,674,773	5,328,300	598,833	132,089	18,983,239
Officer
Tracey T. Travis(2)	2019	1,060,000	0	2,951,990	1,476,030	1,842,400	150,875	63,383	7,544,678
Executive Vice	2018	980,000	0	2,807,780	1,403,892	1,718,400	66,629	49,123	7,025,824
President and	2017	950,000	0	4,102,736	1,301,339	1,400,700	69,304	74,042	7,898,121
Chief Financial
Officer
John Demsey	2019	1,180,000	0	3,356,492	1,678,272	2,658,100	430,009	71,700	9,374,573
Executive Group	2018	1,161,000	0	3,827,692	1,913,782	3,240,750	280,891	73,404	10,497,519
President	2017	1,150,000	0	3,906,082	1,952,920	3,300,800	307,291	95,286	10,712,379
Cedric Prouvé	2019	1,130,000	0	3,244,868	1,622,657	3,676,150	471,491	83,618	10,228,784
Group President –	2018	1,105,000	0	3,254,908	1,627,599	3,480,200	185,800	121,701	9,775,208
International	2017	1,080,000	0	2,836,736	1,418,270	3,143,500	220,396	120,691	8,819,593

(1)
The significant year-over-year change shown for Mr. Freda in the "Stock Awards" column and the "Total" column for 2019 and 2018 is due to the additional (non-annual) PSUs granted to him in fiscal 2018 (i.e. the "February 2018 PSU") that was valued at approximately $27.4 million on the date of grant. For informational purposes, the table below reflects the amounts shown for each year in the "Stock Awards" column in the Summary Compensation Table adjusted to (a) deduct the aggregate grant date fair value of the February 2018 PSU from fiscal 2018 and (b) instead include the amounts relating to that award and other non-annual awards that were expensed for accounting purposes in each fiscal year shown in the Summary Compensation Table, including the amounts expensed for such awards granted prior to fiscal 2017 as disclosed in previous proxy statements. As adjusted, the amounts shown for "Stock Awards" and "Total" in the Summary Compensation Table for Mr. Freda would be as follows:

Fiscal Year	Stock Awards ($)	Total ($)
2019	$19,414,375	$33,224,751
2018	19,162,234	32,545,387
2017	16,752,310	28,386,305

In connection with the February 2018 PSU, approximately $10 million in total was recognized in fiscal years 2018 and 2019, and approximately $17.4 million in total is expected to be

60 | 2019 Proxy Statement

  recognized in fiscal years 2020 through 2022, subject to the award's terms and conditions. For the additional (non-annual) September 2015 PSU (fiscal 2016) award to Mr. Freda, the total grant date fair value was approximately $30 million; approximately $28 million was recognized in total in fiscal years 2016 through 2019, and approximately $2 million in total is expected to be recognized in fiscal year 2020, subject to the award's terms and conditions. See "Compensation Discussion and Analysis – CEO Compensation" for additional information about these awards.

(2)
Stock awards for Ms. Travis in each year reflect annual grants of PSUs and RSUs and also reflect an additional (non-annual) RSU grant on September 6, 2016 (fiscal 2017) with a grant date fair value of approximately $1.5 million. See "Outstanding Equity Awards at June 30, 2019" for additional information about this award.

(3)
For each fiscal year shown, the "Stock Awards" column shows the grant date fair values of all stock awards, which are comprised of annual grants of PSUs and RSUs and, where applicable, additional (non-annual) awards. Amounts represent the aggregate grant date fair value of PSUs and RSUs granted in the respective fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation – Stock Compensation ("FASB ASC Topic 718"). Amounts shown for Mr. Freda for fiscal 2018 include the February 2018 PSU noted in note (1). Amounts shown for Ms. Travis for fiscal 2017 include an additional RSU award noted in note (2). Amounts shown disregard estimates of forfeitures related to service-based vesting conditions and were calculated generally based on the closing prices of our Class A Common Stock on the NYSE on the dates of grant. For PSUs, the amount included was calculated based on the probable (i.e. likely) outcome with respect to satisfaction of the performance conditions at the date of grant, which is the target payout, consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeitures). The maximum potential values of PSUs (assuming the grant date stock price) awarded at the date of grant for fiscal 2019, fiscal 2018, and fiscal 2017 were as follows: Mr. Lauder, $1,312,563, $1,350,023, and $1,300,089; Mr. Freda, $5,718,857, $33,372,728, and $5,511,978; Ms. Travis, $2,213,992, $2,105,889, and $1,952,056; Mr. Demsey, $2,517,369, $2,870,822, and $2,929,606; and Mr. Prouvé, $2,433,650, $2,441,181, and $2,127,597.

(4)
Amounts represent aggregate grant date fair value of stock options granted in the respective fiscal year computed in accordance with FASB ASC Topic 718. Amounts shown disregard estimates of forfeitures related to service-based vesting conditions. The fair values of stock options granted were calculated using the Black-Scholes options-pricing model based on the following assumptions:

Date of Grant	Expected Volatility	Expected Term to Exercise	Dividend Yield	Risk-Free Interest Rate
September 4, 2018 (fiscal 2019)	25%	8	1.1%	2.8%
September 5, 2017 (fiscal 2018)	26%	9	1.5%	2.1%
September 6, 2016 (fiscal 2017)	26%	9	1.3%	1.6%

The expected volatility assumption is a combination of both current and historical implied volatilities of the underlying stock. The implied volatilities were obtained from publicly available data sources. See "Grants of Plan-Based Awards in Fiscal 2019" for information about option awards granted in fiscal 2019 and "Outstanding Equity Awards at June 30, 2019" for information with respect to options outstanding at June 30, 2019.

(5)
Amounts represent incentive payments made in respect of each fiscal year under our EAIP. See "Grants of Plan-Based Awards in Fiscal 2019" for the potential payouts to which the executive was entitled depending on the outcome of the performance criteria in fiscal 2019. For a

2019 Proxy Statement | 61

  description of the performance criteria for fiscal 2019, see "Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Bonus."

(6)
Amounts represent the aggregate change in each fiscal year in the actuarial present value of each NEO's accumulated pension benefits under the RGA Plan and the Restoration Plan and any above market portion of interest earned during each fiscal year on deferred compensation balances. Mr. Lauder is the only NEO with a deferred compensation balance. The above market portions of interest earned by Mr. Lauder during fiscal 2019, fiscal 2018, and fiscal 2017 were $167,898, $97,377, and $72,173, respectively. See "Nonqualified Deferred Compensation in Fiscal 2019 and at June 30, 2019" and the related discussion for information about our deferred compensation arrangements applicable to executive officers. For Mr. Freda, the amount also represents a supplemental deferral intended to replicate pension benefits foregone at his former employer plus earnings on such deferral. See "Pension Benefits."

(7)
Information about amounts reported for the three fiscal years are shown in the table below.

Name	Year	Matching 401(k) Savings Plan Contributions Made on Behalf of the Executive	Company-Paid Premiums for Executive Life Insurance	Company-Paid Medical Reimbursement Payment	Perquisite Allowance(a)	Financial Counseling(a)	Personal Use of Company Autos and Company Aircraft(b)	Companion Travel	All Other Compensation – Total
William P.	2019	$12,125	$18,598	$7,072	$20,000	$5,000	$1,506	$27,471	$91,772
Lauder	2018	12,500	18,598	6,475	20,000	5,000	1,265	0	63,838
	2017	13,775	18,598	6,805	20,000	10,000	53,010	23,309	145,497
Fabrizio	2019	14,027	35,735	6,382	40,000	5,000	57,280	15,109	173,533
Freda	2018	13,824	35,735	8,551	20,000	5,000	1,406	9,026	93,542
	2017	12,714	35,735	6,805	20,000	5,000	0	51,835	132,089
Tracey T.	2019	14,050	7,644	—	15,000	5,000	13,200	8,489	63,383
Travis	2018	13,279	7,644	—	15,000	0	13,200	0	49,123
	2017	12,083	7,644	—	15,000	10,000	13,200	16,115	74,042
John	2019	12,164	19,285	8,551	15,000	3,500	13,200	0	71,700
Demsey	2018	13,868	19,285	8,551	15,000	3,500	13,200	0	73,404
	2017	13,034	43,850	6,702	15,000	3,500	13,200	0	95,286
Cedric	2019	14,087	44,190	6,587	15,000	3,500	254	0	83,618
Prouvé	2018	13,841	44,190	6,058	15,000	3,500	6,852	32,260	121,701
	2017	13,063	44,190	6,257	30,000	3,500	6,875	16,806	120,691

(a)
The perquisite allowance and financial counseling plans are administered on a calendar year basis, which accounts for the variation in amounts for a particular fiscal year.

(b)
Includes personal use of a company car or cash in lieu of a company car. The amount shown for Mr. Freda for fiscal 2019 includes $56,042 for incidental personal use of company aircraft.

        The Company's flight safety policy provides that our Chairman Emeritus, our Executive Chairman, and our Chief Executive Officer should not fly together for any reason. We allow these officers to use Company-provided aircraft for non-business trips where it is necessary to comply with the flight safety policy. In addition, we make available to our employees, including the NEOs, the ability to obtain a limited amount of our products for free or at a discount. The incremental cost of the free product program did not exceed $1,000 in any of the last three fiscal years for any of the NEOs. The sales of products to employees at a discount are profitable for us.

62 | 2019 Proxy Statement

Employment Agreements

        The material terms of each NEO's employment agreement are described below:

        William P. Lauder. Under his employment agreement effective July 1, 2010, Mr. Lauder is an employee-at-will, and he will continue as Executive Chairman until his retirement or other termination of his employment. The agreement provides that his base salary and bonus opportunities will be set by the Compensation Committee and that his equity grants are to be determined by the Subcommittee. In addition to benefits generally available to senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $20,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $75,000), we pay annual premiums for additional executive term life insurance with a face amount of $5 million for Mr. Lauder.

        Fabrizio Freda. Under his employment agreement effective July 1, 2011, Mr. Freda is an employee-at-will, and he will continue as President and Chief Executive Officer until his retirement or other termination of his employment. The agreement provides that his base salary and bonus opportunities will be set by the Compensation Committee and that his equity grants will be determined by the Subcommittee. In addition to benefits generally available to senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan of up to $20,000, financial counseling services up to $5,000, and participation in the Company's Executive Automobile Program with an automobile having an acquisition value of $75,000), we pay annual premiums for additional executive term life insurance with a face amount of $10 million for Mr. Freda. We also pay travel expenses for his spouse to accompany him on up to two business-related travel itineraries per fiscal year. In addition, Mr. Freda is entitled to an annual supplemental deferral computed by taking the difference between $485,000 and the actual vested annual accruals and contributions made to the Company's qualified and nonqualified pension and qualified retirement savings plans on his behalf. Such deferrals are credited with interest annually at a rate per annum equal to the Citibank base rate but in no event more than 9%. Mr. Freda will also be reimbursed for relocation costs of his family from New York to Italy in the event of the termination of his employment.

        Tracey T. Travis. Under her employment agreement effective August 20, 2012, Ms. Travis is an employee-at-will, and she will continue as Executive Vice President and Chief Financial Officer until her retirement or other termination of her employment. The agreement provides for a base salary and bonus opportunities to be set by the Compensation Committee and for equity grants as determined by the Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we pay annual premiums for additional executive term life insurance with a face amount of $5 million for Ms. Travis.

        John Demsey. Under his employment agreement effective July 1, 2010, Mr. Demsey is an employee-at-will, and he will continue as Group President until his retirement or other termination of his employment. The agreement provides for his base salary and bonus opportunities to be set by the Compensation Committee and that his equity grants will be determined by the Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we pay annual premiums for additional executive term life insurance with a face amount of $5 million for Mr. Demsey.

2019 Proxy Statement | 63

        Cedric Prouvé. Under his employment agreement effective July 1, 2011, Mr. Prouvé is an employee-at-will, and he will continue as Group President, International until his retirement or other termination of his employment. The agreement provides for his base salary and bonus opportunities to be set by the Compensation Committee and for equity grants as determined by the Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we pay annual premiums for additional executive term life insurance with a face amount of $5 million for Mr. Prouvé.

        Each agreement described above also (a) contains provisions relating to termination of employment and payments relating to termination, which are discussed in "Potential Payments upon Termination of Employment or Change of Control," (b) provides that the executive must abide by restrictive covenants relating to non-competition and non-solicitation during employment and, under certain circumstances, for two years following termination of employment, (c) provides that the executive must abide by restrictive covenants regarding non-disclosure of our confidential information, (d) provides that the executive may elect to defer all or part of his or her annual incentive bonus compensation in compliance with Section 409A, and (e) provides that benefits under the agreement may be modified by the Compensation Committee at any time other than in contemplation of a "Change of Control" (as defined in the agreement) or after a Change of Control, provided that any such modification shall not be effective until at least two years after such modification is approved by the Compensation Committee.

64 | 2019 Proxy Statement

Grants of Plan-Based Awards in Fiscal 2019

        The following table sets forth information with respect to each award of plan-based compensation in fiscal 2019 to each NEO, including bonus opportunities under the EAIP, and PSUs, RSUs, and stock options under the Share Incentive Plan. The material terms of the incentive bonus opportunities are described in "Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Bonus," and the material terms of the equity awards are described in "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation" and "Compensation Discussion and Analysis – CEO Compensation." See "Compensation Discussion and Analysis" and other disclosures under "Executive Compensation" for a description of the material factors necessary to an understanding of the information disclosed below.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option

Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Options (#)(4)	Awards ($/Sh)	Awards ($)(5)
William P.	EAIP	N/A	$968,750	$3,100,000	$4,650,000
Lauder	PSU	9/4/2018				3,167	6,334	9,501				$875,042
	RSU	9/4/2018							6,334			875,042
	Options	9/4/2018								21,159	$138.15	874,925
Fabrizio	EAIP	N/A	1,562,500	5,000,000	7,500,000
Freda	PSU	9/4/2018				13,799	27,597	41,396				3,812,526
	RSU	9/4/2018							27,597			3,812,526
	Options	9/4/2018								92,200	138.15	3,812,470
Tracey T.	EAIP	N/A	418,750	1,340,000	2,010,000
Travis	PSU	9/4/2018				5,342	10,684	16,026				1,475,995
	RSU	9/4/2018							10,684			1,475,995
	Options	9/4/2018								35,696	138.15	1,476,030
John	EAIP	N/A	976,875	3,126,000	4,689,000
Demsey	PSU	9/4/2018				6,074	12,148	18,222				1,678,246
	RSU	9/4/2018							12,148			1,678,246
	Options	9/4/2018								40,587	138.15	1,678,272
Cedric	EAIP	N/A	806,250	2,580,000	3,870,000
Prouvé	PSU	9/4/2018				5,872	11,744	17,616				1,622,434
	RSU	9/4/2018							11,744			1,622,434
	Options	9/4/2018								39,242	138.15	1,622,657

(1)
The amounts shown represent the possible aggregate payouts in respect of fiscal 2019 under the EAIP at the threshold, target, and maximum levels. Actual payouts for fiscal 2019 are disclosed in the Summary Compensation Table in the column "Non-Equity Incentive Plan Compensation." No future payout will be made under these awards. For a discussion of the EAIP and the fiscal 2019 payouts, see "Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Bonus."

(2)
The amounts shown represent the number of shares of Class A Common Stock underlying threshold, target, and maximum payout of PSUs granted under the Share Incentive Plan in fiscal 2019. Future payout of PSUs shown in this table is generally subject to the achievement of our Net Sales, Diluted EPS, and ROIC compound annual growth rate goals for the three-year period ending June 30, 2021; these goals were set in September 2018. Payout of annual PSUs generally assumes continued employment and is subject to acceleration upon the occurrence of certain events as described in "Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan." For each executive officer, no payout of annual PSUs will be made pursuant to the Net Sales, Diluted EPS, or ROIC compound annual growth rate opportunities unless the

2019 Proxy Statement | 65

  threshold for such opportunity is achieved, and additional shares shall be paid out if performance exceeds the targeted performance goals. Measurement of performance is subject to certain automatic adjustments. See "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Performance Share Units." The PSUs shown in the table above are subject to restrictions on transfer and forfeiture prior to vesting. Upon payout of the PSUs, shares will be withheld to satisfy statutory tax obligations. PSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout of the related shares. PSUs do not have any voting rights with respect to the shares of Class A Common Stock underlying the award.

(3)
The amounts shown represent the number of shares of Class A Common Stock underlying RSUs granted under the Share Incentive Plan in fiscal 2019. RSUs generally vest in three equal installments approximately 14 months, 26 months, and 38 months from the date of grant. The vesting of RSUs is subject to continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan." RSUs are subject to restrictions on transfer and forfeiture prior to vesting. Upon payout, shares will be withheld to satisfy statutory tax obligations. RSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout of the related shares. RSUs do not have any voting rights with respect to the shares of Class A Common Stock underlying the award. See "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Restricted Stock Units."

(4)
The amounts shown represent the number of shares of Class A Common Stock underlying stock options granted under the Share Incentive Plan in fiscal 2019. The exercise price of the stock options is equal to the closing price of our Class A Common Stock on the date of grant. The stock options become exercisable in three equal installments approximately 16 months, 28 months, and 40 months after the date of grant, and expire ten years from the grant date assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan." Stock options do not have dividend equivalent rights or any voting rights with respect to the shares of Class A Common Stock underlying the options. See "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Stock Options."

(5)
The amounts shown are the total FASB ASC Topic 718 values for PSUs, RSUs, and stock options, calculated using assumptions previously described in notes (3) and (4) of the Summary Compensation Table. The grant date fair values of PSU awards were calculated assuming the target payout.

66 | 2019 Proxy Statement

Outstanding Equity Awards at June 30, 2019

        The following table sets forth information with respect to stock options, RSUs, and PSUs outstanding on June 30, 2019 under our plans existing at the time of grant for each NEO.

		Option Awards(1)				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Award Type		Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Award Type		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
William P.	9/4/15	12,513	0	$77.350	9/4/25
Lauder	9/6/16	11,883	11,883	89.470	9/6/26	RSU		3,229	$604,727	PSU		14,531	$2,721,366
	9/5/17	10,180	20,361	107.950	9/5/27	RSU		5,558	1,033,343	PSU		12,506	2,325,116
	9/4/18	0	21,159	138.150	9/4/28	RSU		6,334	1,167,990	PSU		9,501	1,751,984
Fabrizio	9/4/12	183,822	0	59.780	9/4/22
Freda	9/4/13	117,239	0	67.310	9/4/23
	9/3/14	127,919	0	76.230	9/3/24
	9/4/15	148,258	0	77.350	9/4/25
	9/4/15	—	—	—	—	—		—	—	PSU	(6)	387,848	73,101,591
	9/6/16	100,775	50,388	89.470	9/6/26	RSU		13,691	2,564,050	PSU		61,607	11,537,759
	9/5/17	45,199	90,398	107.950	9/5/27	RSU		24,678	4,588,134	PSU		55,526	10,323,394
	2/14/18	—	—	—	—	—		—	—	PSU	(7)	195,940	36,354,708
	9/4/18	0	92,200	138.150	9/4/28	RSU		27,597	5,088,887	PSU		41,396	7,633,422
Tracey T.	9/4/12	110,862	0	59.780	9/4/22
Travis	9/4/13	42,990	0	67.310	9/4/23
	9/3/14	45,848	0	76.230	9/3/24
	9/4/15	53,584	0	77.350	9/4/25
	9/6/16	35,687	17,844	89.470	9/6/26	RSU		4,849	908,121	PSU		21,818	4,086,075
	9/6/16	—	—	—	—	RSU	(8)	16,766	3,139,936	—		—	—
	9/5/17	15,879	31,759	107.950	9/5/27	RSU		8,670	1,611,926	PSU		19,508	3,626,927
	9/4/18	0	35,696	138.150	9/4/28	RSU		10,684	1,970,130	PSU		16,026	2,955,194
John	1/28/16	—	—	—	—	—		—	—	PSU	(9)	23,898	4,497,126
Demsey	9/6/16	0	26,778	89.470	9/6/26	RSU		7,277	1,362,837	PSU		32,744	6,132,296
	9/5/17	0	43,294	107.950	9/5/27	RSU		11,820	2,197,574	PSU		26,594	4,944,356
	9/4/18	0	40,587	138.150	9/4/28	RSU		12,148	2,240,091	PSU		18,222	3,360,137
Cedric	9/3/14	16,856	0	76.230	9/3/24
Prouvé	9/4/15	39,975	0	77.350	9/4/25
	9/6/16	38,894	19,447	89.470	9/6/26	RSU		5,285	989,775	PSU		23,780	4,453,518
	9/5/17	18,409	36,820	107.950	9/5/27	RSU		10,051	1,868,682	PSU		22,614	4,204,395
	9/4/18	0	39,242	138.150	9/4/28	RSU		11,744	2,165,594	PSU		17,616	3,248,390

(1)
Stock options become exercisable in three equal installments approximately 16 months, 28 months, and 40 months after the date of grant, and expire ten years from the grant date assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan."

(2)
Annual RSUs generally vest in three equal installments approximately 14 months, 26 months, and 38 months from the date of grant. The vesting of RSUs assumes continued employment and is subject to acceleration upon the occurrence of certain events as described in "Potential Payments upon Termination of Employment or Change of Control – Events of Termination under the Employment Agreements and under the Share Incentive Plan." The September 6, 2016 (non-annual) RSU grant to Ms. Travis for 16,766 shares is discussed in note (8) below.

(3)
Represents the sum of (a) the product of (i) $183.11 (which was the closing price of the Class A Common Stock on June 28, 2019, the last trading day of fiscal 2019) and (ii) the number of shares of Class A Common Stock underlying the RSUs, and (b) the cash dividend equivalents related to such RSUs. As of June 30, 2019, the NEOs had earned dividend equivalents on

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  outstanding unvested RSUs with dollar values as follows: Mr. Lauder, $37,254; Mr. Freda, $162,037; Ms. Travis, $128,280; Mr. Demsey, $79,230; and Mr. Prouvé, $65,432.

(4)
Represents (a) the actual payouts in September 2019 of the annual PSUs granted on September 6, 2016 (fiscal 2017), at an aggregate payout of 150%; (b) the maximum level of payout for the annual PSUs granted (i) on September 5, 2017 (fiscal 2018) and (ii) on September 4, 2018 (fiscal 2019); (c) the shares underlying the non-annual PSUs granted to Mr. Freda in September 2015 (fiscal 2016) and in February 2018 (fiscal 2018), which are discussed in note (6) and (7) below, respectively; and (d) the shares underlying the non-annual PSUs granted to Mr. Demsey in January 2016 (fiscal 2016) discussed in note (9) below. In connection with the September 2019 PSU payouts referenced in clause (a) above, each NEO also received a cash payment in September 2019 reflecting dividend equivalents on such shares as follows: Mr. Lauder, $60,594; Mr. Freda, $256,901; Ms. Travis, $90,981; Mr. Demsey, $136,542; and Mr. Prouvé, $99,163. Payouts under the fiscal 2018 annual PSUs and the fiscal 2019 annual PSUs will be made in early fiscal 2021 and early fiscal 2022, respectively, assuming the performance criteria are achieved.

(5)
The amounts represent the sum of (a) the product of (i) $183.11 (which was the closing price of the Class A Common Stock on June 28, 2019, the last trading day of fiscal 2019) and (ii) the number of shares of Class A Common Stock underlying the PSUs at the levels described in notes (4), (6), (7), and (9), and (b) the cash dividend equivalents related to such PSUs. As of June 30, 2019, the NEOs had dividend equivalents on the outstanding PSUs shown in the table (except for the annual PSUs granted in fiscal 2017 that paid out in September 2019, which are addressed in note (4) above) with dollar values as follows: Mr. Lauder, $47,398; Mr. Freda, $2,768,307; Ms. Travis, $75,491; Mr. Demsey, $219,398; and Mr. Prouvé, $86,270.

(6)
Represents the target level of payout for the PSUs granted to Mr. Freda on September 4, 2015 with a performance period divided into three tranches. The first tranche had a three-year performance period that ended June 30, 2018; the second had a three-year performance period that ended June 30, 2019; and the third has a three year performance period ending June 30, 2020. Payment with respect to a tranche will be made on the third anniversary of the last day of the respective performance period. Accordingly, the payouts of the first and second tranches will be made on June 30, 2021 and June 30, 2022, respectively. The PSUs are accompanied by dividend equivalent rights that will be payable in cash at the same time as the payment of shares of Class A Common Stock, and such accumulated dividend equivalents are included in the dollar amount shown in the table as well as in the amount shown in note (5) above.

(7)
Represents the target level of payout for the PSUs granted to Mr. Freda on February 14, 2018 with a performance period divided into two tranches, with the first having a three year performance period ending June 30, 2021 and the second, a four year performance period ending June 30, 2022. Payment for each tranche will be made on September 3, 2024. The PSUs are accompanied by dividend equivalent rights that will be payable in cash at the same time as the payment of shares of Class A Common Stock, and such accumulated dividend equivalents are included in the dollar amount shown in the table as well as in the amount shown in note (5) above.

(8)
Represents RSUs granted to Ms. Travis that vest 100% on October 31, 2019. The accumulated dividend equivalents are included in the dollar amount shown in the table as well as in the amount shown in note (3) above.

(9)
Represents the target level of payout for the PSUs granted to Mr. Demsey on January 28, 2016 with a performance period divided into three tranches. The first tranche had a three-year performance period that ended January 29, 2018; the second had a four-year performance period that ended January 29, 2019; and the third has a five-year performance period ending January 29, 2020. Because the Company achieved positive Net Earnings for fiscal 2017, the

68 | 2019 Proxy Statement

  payout of these PSUs is based solely on achievement of certain financial measures. The PSUs are accompanied by dividend equivalent rights that will be payable in cash at the same time as the payment of shares of the Company's Class A Common Stock, and such accumulated dividend equivalents are included in the dollar amount shown in the table as well as in the amount shown in note (5) above. On January 29, 2019, Mr. Demsey received the payout of shares for the second tranche. See "Option Exercises and Stock Vested in Fiscal 2019."

Option Exercises and Stock Vested in Fiscal 2019

        The following table sets forth for each NEO the number of shares acquired on the exercise of stock options and the number of shares acquired on the vesting of stock awards in fiscal 2019.

	Option Awards			Stock Awards

Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(3)
William P. Lauder	353,506	(4)	$29,717,082	26,549	(5)	$3,751,771
Fabrizio Freda	415,914	(6)	49,580,937	107,169	(7)	15,140,449
Tracey T. Travis	0		0	38,512	(8)	5,441,222
John Demsey	75,949	(9)	3,555,477	82,275	(10)	11,466,766
Cedric Prouvé	0		0	43,125	(11)	6,092,705

(1)
Represents the difference between the closing price of the Class A Common Stock on the exercise date and the exercise price, multiplied by the number of shares underlying each option exercised.

(2)
Represents the vesting and payout of a portion of the annual RSUs granted in September 2015, September 2016, and September 2017. Also represents the payout of (a) the annual PSUs granted to the NEOs in September 2015, and (b) for Mr. Demsey, the second of three tranches of the non-annual PSUs granted to him on January 28, 2016.

(3)
Represents the product of the number of shares vested and the closing price of the Class A Common Stock on the vesting date plus the amount of the accrued dividend equivalents for the PSUs and RSUs, which were paid in cash at the time of the payout of the shares.

(4)
The options exercised by Mr. Lauder were granted between September 2010 and September 2016.

(5)
Includes 14,131 shares withheld from Mr. Lauder to satisfy taxes upon vesting of PSUs and RSUs at a combined value of $1,948,516.

(6)
The options exercised by Mr. Freda were granted in September 2010 and September 2011.

(7)
Includes 57,037 shares withheld from Mr. Freda to satisfy taxes upon vesting of PSUs and RSUs at a combined value of $7,864,251.

(8)
Includes 17,809 shares withheld from Ms. Travis to satisfy taxes upon vesting of PSUs and RSUs at a combined value of $2,455,265.

(9)
The options exercised by Mr. Demsey were granted between September 2015 and September 2017.

(10)
Includes 43,790 shares withheld from Mr. Demsey to satisfy taxes upon vesting of PSUs and RSUs at a combined value of $5,942,928.

(11)
Includes 20,065 shares withheld from Mr. Prouvé to satisfy taxes upon vesting of PSUs and RSUs at a combined value of $2,766,320.

2019 Proxy Statement | 69

Pension Benefits

        We provide retirement benefits to our employees in the United States, including the NEOs, through qualified and nonqualified defined benefit pension plans. These plans include The Estee Lauder Companies Retirement Growth Account Plan (the "RGA Plan"), which is a qualified plan, and The Estee Lauder Inc. Benefits Restoration Plan (the "Restoration Plan"), which is a nonqualified plan. The Restoration Plan provides for pension benefit payments that employees would have received under the RGA Plan if eligible compensation (including deferred salary and bonuses, where the RGA Plan allows) had not been subject to certain compensation limits as dictated by tax laws under ERISA that apply to qualified retirement plans.

        Retirement benefits under the plans are the aggregate amount of annual credits (defined as 3, 4, or 5% of total annual compensation, including bonus, with certain items excluded) plus annual interest credits thereon, based on a government index of not less than 4%. The aggregate amount is payable as a one-time lump sum under both plans or converted to monthly lifetime payments under the RGA Plan.

        Executive officers who have worked for our subsidiaries outside the United States may also be covered under Company-sponsored pension plans covering such employees. None of the NEOs are covered under such plans.

        We do not have any policies with respect to granting additional years of credited service except as provided in certain termination provisions as reflected in executive officer employment agreements. Benefits attributable to the additional years of credited service are payable by us pursuant to the terms of applicable employment agreements and are not payable under either the RGA Plan or the Restoration Plan.

        In connection with his agreement to join the Company in November 2007, and continued in his current agreement, Mr. Freda is entitled to an annual supplemental deferral computed by taking the difference between $485,000 and the actual vested annual accruals and contributions made to the Company's qualified and nonqualified pension and qualified retirement savings plans on his behalf. Such deferrals are credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event more than 9%.

        Set forth in the table below are each NEO's years of credited service and the present value of the accumulated benefit under each of the pension plans and executive employment agreements pursuant to which the officer would be entitled to a retirement benefit, computed in each case as of the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended June 30, 2019.

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Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William P. Lauder	RGA Plan	33	$597,843	$0
	Restoration Plan		5,563,377	0
Fabrizio Freda	RGA Plan	11	125,053	0
	Restoration Plan		2,601,208	0
	Employment Agreement		3,795,031	0
Tracey T. Travis	RGA Plan	6	60,746	0
	Restoration Plan		372,860	0
John Demsey	RGA Plan	28	516,986	0
	Restoration Plan		3,723,793	0
Cedric Prouvé	RGA Plan	26	364,483	0
	Restoration Plan		2,917,597	0

(1)
Service shown is allocation service as of June 30, 2019 and is used to determine the level of annual credits for calendar 2019.

        The present values of accumulated benefits reflected in the table above were calculated based on the assumption that the benefits under the pension plans would be payable at the earliest retirement age at which unreduced benefits are payable (age 65). The present values for the RGA Plan also reflect the assumption that 75% of benefits are payable as a one-time lump sum, and 25% are payable as lifetime monthly payments. Amounts calculated under the pension formula based on compensation that exceeds IRS limits will be paid under the Restoration Plan and are included in the present values shown in the table above. The present values for the Restoration Plan also reflect the assumption that 100% of the benefits are payable as a one-time lump sum. The present values of accumulated benefits under the RGA Plan were calculated using a 3.8% discount rate and, for annuities, the RP-2014 mortality table projected generationally using scale MP-2018, and present values under the Restoration Plans were calculated using a 3.4% discount rate. These assumptions are consistent with the assumptions used in the calculation of our benefit obligations as of June 30, 2019, as disclosed in Note 14 (Pension, Deferred Compensation and Post-Retirement Benefit Plans) to our audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

Nonqualified Deferred Compensation in Fiscal 2019 and at June 30, 2019

        Set forth in the table below is information about any contributions and earnings credited to the accounts maintained by the NEOs under nonqualified deferred compensation arrangements and the account balances on June 30, 2019. Mr. Lauder is the only NEO who has deferred a portion of his compensation.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William P. Lauder	—	—	$423,597	—	$8,020,896	(2)
Fabrizio Freda	—	—	—	—	—
Tracey T. Travis	—	—	—	—	—
John Demsey	—	—	—	—	—
Cedric Prouvé	—	—	—	—	—

(1)
Pursuant to their employment agreements, deferred compensation accounts of the NEOs who elect to (or were in the past required to) defer compensation are credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event more than 9%. As of June 30, 2019, the interest rate

2019 Proxy Statement | 71

  used for crediting purposes was 5.5% as compared with 120% of the applicable federal rate of 3.32%.

(2)
Includes salary deferrals from fiscal 2003 through fiscal 2011 as reported in the Summary Compensation Table contained in prior proxy statements in the amount of $3,894,000 and interest thereon of $2,571,386; also includes the deferral of 50% of Mr. Lauder's fiscal 2003 bonus as reported in the Summary Compensation Tables contained in prior proxy statements in the amount of $763,500 and interest thereon of $792,010.

Potential Payments upon Termination of Employment or Change of Control

Events of Termination under the Employment Agreements and under the Share Incentive Plan

        Each of our NEOs is party to an employment agreement, as well as various equity grant agreements under the Share Incentive Plan. The agreements provide for certain payments and other benefits if the NEO terminates employment with the Company under various circumstances described below. Certain employment agreements may also impact the treatment of equity grants upon termination of employment. For purposes of the following descriptions, "Contract Year" means the twelve-month period beginning July 1 and ending the following June 30.

        Voluntary Termination and Retirement. Pursuant to each NEO employment agreement, the executive may terminate employment for any reason at any time upon 90 days' prior written notice, in which event we will have no further obligations after termination other than to pay the executive's accrued but unpaid salary and bonus compensation, if any, earned but not paid that relates to any Contract Year ended prior to the date of termination. The executive may also be entitled to benefits under applicable employee benefit plans and programs (e.g., health care and pension plans).

        Under the NEO employment agreements and applicable equity grant agreements, for executives who are not retirement eligible, upon voluntary termination, (i) stock options that are exercisable may be exercised until the earlier of one year after termination or the end of the option term; (ii) stock options not yet exercisable as of the termination date are forfeited; and (iii) outstanding unvested PSUs and RSUs are forfeited. For those NEOs who are retirement eligible, if they choose to retire, (i) stock options that are not yet exercisable become immediately exercisable and may be exercised until the end of the option term; (ii) annual RSUs will continue to vest and be paid in accordance with the vesting schedule for each award; and (iii) annual PSUs will continue to vest and be paid as if the executive had been employed throughout the entire award period, with payment to be made at the same time such awards are paid to active executives. Such conditions do not apply to the non-annual PSUs granted to (a) Mr. Freda on September 4, 2015 for 387,848 shares and February 14, 2018 for 195,940 shares and (b) Mr. Demsey on January 28, 2016 for 71,694 shares. Therefore, for those PSUs, retirement would result in forfeiture of any unearned, unvested tranche, and any earned and vested tranche would be paid in accordance with the award agreement. In order to be retirement eligible, the executive must be at least 55 years old and have been employed by the Company for at least ten years, or the executive must be at least 65 years old and have been employed by the Company for at least five years. Among our NEOs, Mr. Freda, Mr. Lauder, Mr. Demsey, and Mr. Prouvé were retirement eligible as of June 30, 2019, and Ms. Travis was not.

        Termination of Employment upon Permanent Disability. Pursuant to each NEO employment agreement, we may terminate the NEO's employment at any time by reason of a "permanent disability" (as defined in the executive's employment agreement), in which event the executive will be entitled to receive the following payments: (i) any accrued but unpaid salary and other amounts to which the executive otherwise is entitled prior to the date of termination; (ii) base salary in effect at the time of termination (less disability payments) for a period of one year from the date of termination; (iii) bonus compensation earned but not paid that relates to any Contract Year ended prior to the date of termination; (iv) unpaid bonus compensation otherwise payable for the

72 | 2019 Proxy Statement

Contract Year in which the disability occurred pro-rated to the date of termination; and (v) reimbursement for financial counseling services in the amount of $5,000 for a period of one year from the date of termination.

        In addition, upon the executive's permanent disability, the executive will be entitled to continue to participate, to the extent permitted by applicable law and the applicable plan, in our health care, life insurance, and accidental death and dismemberment insurance benefit plans for a period of one year from the date of termination (the "Disability Continuation Period") disregarding any required delay in payments pursuant to Section 409A of the Internal Revenue Code ("Section 409A"). Since continued participation in the 401(k) Savings Plan and the RGA Plan is not permitted under law during the Disability Continuation Period, the executive will be entitled to receive cash payments equivalent in value to the executive's continued participation in all qualified and nonqualified pension plans and the maximum matching contribution allowable under the 401(k) Savings Plan (the "Pension Replacement Payment") during the Disability Continuation Period. See "Effect of Certain Tax Regulations on Payments" below.

        Pursuant to the applicable equity grant agreements, upon the executive's permanent disability (as determined in the applicable grant agreement), stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after the last day of salary continuation or the expiration of the option term, subject to the non-competition and good conduct provisions of the executive's employment agreement and the Share Incentive Plan (including the applicable grant agreements). RSUs will vest pro-rated for the number of full months the executive was employed or receiving salary continuation payments during the applicable vesting period and will be paid in accordance with the vesting schedule for each award. The executive will be entitled to a pro-rated payment of PSUs based on actual achievement of PSU opportunities for the number of full months the executive was employed or receiving salary continuation payments during the award period, with the payment to be made at the same time payments for the award period are paid to active executives. If the executive is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions relating to "permanent disability."

        Termination of Employment upon Death. Pursuant to each NEO employment agreement, in the event of an executive officer's death during the term of employment, the executive's beneficiary or legal representative will be entitled to receive the payments described in clauses (i) through (v) above under "Termination of Employment upon Permanent Disability" as if employment had been terminated by us upon permanent disability.

        Pursuant to the applicable equity grant agreements, upon the executive's death, stock options, RSUs, and PSUs will be treated the same as if employment had been terminated by us upon permanent disability, except that PSUs and RSUs will be paid as soon as practicable after the executive's death and PSUs are pro-rated based on target. If the executive is retirement eligible at the time of death, the provisions relating to termination upon retirement will apply in lieu of the provisions relating to death.

        Termination of Employment Other than for Cause, Death, or Disability; Termination by the Executive for Material Breach. Pursuant to each NEO employment agreement, we may terminate the executive's employment for any reason upon 90 days' prior written notice. In the event of our termination of the executive's employment (other than for cause, permanent disability, or death) or a termination by the executive for an uncured "material breach" (as defined below), the executive will be entitled to payments described in clauses (i), (iii), and (iv) above under "Termination of Employment upon Permanent Disability" as if employment had been terminated by us upon permanent disability. In addition, the executive will be entitled to receive: (i) his or her base salary in effect at the time of termination for a period ending on a date two years from the date of termination; (ii) his or her bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to the executive under the EAIP during the past

2019 Proxy Statement | 73

two completed fiscal years; (iii) reimbursement for financial counseling services in the amount of $10,000 covering a period of two years from the date of termination; and (iv) participation, for a period ending on a date two years from the date of termination, to the extent permitted by applicable law, in our benefit plans and receipt of cash payments equivalent in value to the executive's Pension Replacement Payment during such period. For purposes of the employment agreements, "material breach" is a material reduction in the executive's authority, functions, duties, or responsibilities, a material reduction in the executive's target compensation (unless such reduction is similar to other officers and/or employees generally), or our failure to pay any award to which the executive is entitled under his or her employment agreement.

        Pursuant to the applicable equity grant agreements, upon termination of an executive's employment by us without "cause" (as defined in the applicable grant agreement), stock options and RSUs will be treated the same as if employment had been terminated by us upon permanent disability. PSUs are forfeited if termination by us without "cause" occurs before the end of the first year of the award period. However, if termination occurs after the end of the first year of the award period, the executive will be entitled to a pro-rated payout based on actual achievement of PSU opportunities for the number of full months the executive was employed or receiving salary continuation payments during the award period, with the payment to be made at the same time such awards are paid to active executives. If the executive is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph.

        Termination of Employment Following a Change of Control. Our employment agreements as well as the applicable equity grant agreements contain certain provisions regarding change of control. Under our employment agreements, in the event the executive terminates employment for "good reason" (as defined below) within two years of a "change of control" (as defined below) of our Company, the executive is entitled to receive payments and benefits as if employment were terminated by us without cause. For purposes of the employment agreements, "good reason" means that the executive is assigned duties that are materially inconsistent with his or her position, the executive's position is materially diminished, we breach the compensation arrangements of the employment agreement (and fail to timely cure the breach), the executive is required to relocate to any location more than 50 miles from the location at which the executive performed services prior to the change of control, or we fail to have any successor company assume the executive's employment agreement.

        For purposes of the employment agreements, a "change of control" or "change in control" is deemed to have occurred upon any of the following events:

  •
  during any period of two consecutive years, the individuals who at the beginning of such period constituted our board of directors or any individuals who would be "continuing directors" (as defined below) cease for any reason to constitute a majority of the board of directors. "Continuing directors" mean the directors in office on the effective date of the executive officer's employment agreement and any successor to those directors and any additional director who was nominated or selected by a majority of the continuing directors in office at the time of his or her nomination or selection;

  •
  our Class A Common Stock ceases to be publicly traded;

  •
  our board of directors approves any merger, exchange, consolidation, or similar business combination or reorganization, the consummation of which would result in the occurrence of an event described in the bullet points above, and such transaction is consummated;

  •
  our board of directors approves a sale of all or substantially all of our assets, and such transaction is consummated; or

  •
  a change of control of a nature that would be required to be reported under the SEC's proxy rules.

74 | 2019 Proxy Statement

        However, changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities would not, by themselves, constitute a change of control, and any spin-off of one of our divisions or subsidiaries to our stockholders would not constitute a change of control.

        Pursuant to the applicable equity grant agreements, upon a "change in control," each annual PSU and RSU will vest and become payable in shares as soon as practicable, but not later than two weeks after the change in control. If the executive is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph. If stock options are assumed by an acquirer, then exercisability will be accelerated after a change in control if the executive is terminated without "cause" or the executive terminates for "good reason." Similarly, if RSUs are assumed by the acquirer, vesting will be accelerated after a change in control if the executive is terminated without "cause" or the executive terminates for "good reason." PSUs in respect of the performance period that has not ended will become payable after a change in control in shares equal to the greater of the target award or what the payout would be based on performance as if the performance period ended on the date of the change in control.

        Termination for Cause. Pursuant to each NEO employment agreement, in the case of termination by us for "cause" (as defined in the employment agreement), the executive will be entitled to receive accrued but unpaid salary and any benefit under our employee benefit programs and plans as of the date of such termination. In addition, the employment agreements contain certain provisions concerning termination for "cause." For purposes of these agreements and the equity grant agreements, "cause" means that the executive has engaged in any of a list of specified activities including, but not limited to, material breach of, or willful refusal to perform duties under, the agreements, failure to follow a material lawful directive of the Chief Executive Officer, Executive Chairman, or the Board of Directors that is within the scope of the executive's duties, willful misconduct unrelated to us that could reasonably be anticipated to have a material adverse effect on us, gross negligence that could reasonably be anticipated to have a material adverse effect on us, violation of our Code of Conduct, drug or alcohol abuse that materially affects performance, or conviction of, or entry of a guilty plea or no contest for, a felony.

        Pursuant to the applicable equity grant agreements, upon termination of employment for cause (as defined in the applicable grant agreement) during the applicable period, outstanding stock options, PSUs, and RSUs are forfeited.

Condition Precedent to Receipt of Payments upon Termination

        The employment agreements require, as a precondition to the receipt of the payments described above, that the NEO execute a general release of claims against us and our subsidiaries and affiliates. The release does not apply to rights that the executive may otherwise have to any payment of benefit provided for in the executive's employment agreement or any vested benefit the executive may have in any of our benefit plans. The agreements also include provisions relating to nondisclosure of our confidential information and non-competition with us.

Modification of Severance Payments and Benefits

        The employment agreements provide that changes to severance payments and benefits may be made by the Compensation Committee (or the Subcommittee for changes related to matters under its authority), except at such time the Company is contemplating one or more transactions that will result in a Change of Control or after a Change of Control. Moreover, any changes made to severance payments or benefits without the consent of the executive will not be effective until two years after such change is approved by the Compensation Committee or Subcommittee.

2019 Proxy Statement | 75

Effect of Certain Tax Regulations on Payments

        Effect of Excise Tax on Parachute Payments. Under the employment agreements of the NEOs, if any amount or benefit paid under the respective agreement, taken together with any amounts or benefits otherwise paid to the executive by us or any of our affiliated companies, are parachute payments subject to excise tax under Section 4999 of the Internal Revenue Code, the executive may elect to pay the excise tax on such payments or scale back the amounts paid to the executive to the extent necessary (but not below zero) to eliminate the excise tax. NEOs are not entitled to any tax gross-up in the event they are subject to excise taxes payable under Section 4999 of the Internal Revenue Code in connection with a change in control.

        Effect of Section 409A on Timing of Payments. Under the employment agreements, any amounts that are not exempt from Section 409A will be subject to the required six-month delay in payment after termination of service provided that the executive is a "specified employee" for purposes of Section 409A at the time of termination of service. Amounts that otherwise would have been paid during this six-month delay will be paid in a lump sum on the first day after such period expires.

        Effect of Section 409A on Equity Awards. Payment of amounts subject to Section 409A is permitted only upon certain defined events including a change of control that satisfies the definition under Section 409A and related regulations. In addition, if any payment under any equity award is subject to Section 409A, the required six-month delay after termination of service will apply to that payment.

Potential Payments in the Event of Termination at the End of Our Last Fiscal Year

        The table below describes potential payments and other benefits that would have been received or receivable by each NEO or such officer's estate under the officer's employment agreement or related plans and agreements, including the Share Incentive Plan (including the applicable grant agreements), if employment had been terminated under various circumstances on June 30, 2019. For equity awards, we used the closing stock price on June 28, 2019, the last trading day of fiscal 2019.

        The following assumptions and general principles apply with respect to the following table:

  •
  The table reflects estimates of amounts that would be paid to the NEO upon the occurrence of a termination. The actual amounts to be paid to a NEO can only be determined at the time of the actual termination.

  •
  Each NEO (or beneficiary in the event of death) is entitled to receive amounts earned during the term of employment regardless of the manner in which the NEO's employment is terminated. These amounts include accrued but unpaid salary and bonus compensation earned but not paid that relate to any Contract Year ended prior to termination, and in all circumstances but termination for cause, unpaid bonus compensation otherwise payable for the Contract Year in which termination occurred pro-rated to the date of termination.

  •
  The amounts relating to equity-based awards reflect unvested awards as of the date of the termination event or change of control for which vesting continues post-termination or change of control or is accelerated as a result of the event. All such awards held by the NEOs at June 30, 2019 that would have become vested and/or exercisable upon a terminating event are shown at a value using the closing stock price on June 28, 2019 of $183.11. The value of PSUs was computed at target in the event of death (unless retirement eligible, in which case the value of PSUs was computed at maximum) and at maximum in the event of all other applicable termination events.

76 | 2019 Proxy Statement

  •
  Under the Share Incentive Plan, executives may be awarded Benefits (as defined in the plan), including stock options, stock awards, RSUs, and PSUs. The exercise of stock options after termination of employment and the payment of RSUs or PSUs are subject to the executive neither competing with, nor taking employment with or rendering service to one of our competitors, nor conducting himself or herself in a manner adversely affecting us.

  •
  Each NEO will be entitled to receive all amounts accrued and vested under our 401(k) Savings Plan, the RGA Plan, the Restoration Plan, and any other pension plans and deferred compensation plans in which the NEO participates. These amounts will be determined and paid in accordance with the applicable plans and are not included in the table because they are not termination payments.

	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach ($)	Termination without Cause or for Good Reason After Change of Control ($)(4)
William P. Lauder
Base Salary	$0	$0	$1,500,000	$1,500,000	$3,000,000	$3,000,000
Bonus	0	0	0	0	2,139,475	2,139,475
Options	3,594,366	3,594,366	3,594,366	3,594,366	3,594,366	3,594,366
PSU	4,077,100	4,077,100	4,077,100	4,077,100	4,077,100	4,077,100
RSU	2,806,060	2,806,060	2,806,060	2,806,060	2,806,060	2,806,060
Continued Health Care Benefits(1)	0	0	0	30,226	60,451	60,451
Continued Participation in Pension and Retirement Plans(2)	0	0	0	88,431	284,456	284,456
Other Benefits and Perquisites(3)	0	0	5,000	36,798	73,596	93,596

Total	$10,477,526	$10,477,526	$11,982,526	$12,132,980	$16,035,504	$16,055,504

Fabrizio Freda
Base Salary	$0	$0	$2,000,000	$2,000,000	$4,000,000	$4,000,000
Bonus	0	0	0	0	3,472,038	3,472,038
Options	15,657,958	15,657,958	15,657,958	15,657,958	15,657,958	15,657,958
PSU	17,956,816	17,956,816	65,406,367	65,406,367	74,639,309	78,678,721
RSU	12,241,071	12,241,071	12,241,071	12,241,071	12,241,071	12,241,071
Continued Health Care Benefits(1)	0	0	0	29,535	59,070	59,070
Continued Participation in Pension and Retirement Plans(2)	0	0	0	485,000	969,946	969,946
Other Benefits and Perquisites(3)	0	0	5,000	53,935	107,870	127,870

Total	$45,855,845	$45,855,845	$95,310,396	$95,873,866	$111,147,262	$115,206,674

Tracey T. Travis
Base Salary	$0	$0	$1,060,000	$1,060,000	$2,120,000	$2,120,000
Bonus	0	0	0	0	890,200	890,200
Options	0	0	5,662,811	5,662,811	5,662,811	5,662,811
PSU	0	0	3,731,309	5,597,057	6,582,122	6,582,122
RSU	0	0	6,603,903	6,603,903	7,417,126	7,630,113
Continued Health Care Benefits(1)	0	0	0	24,031	48,061	48,061
Continued Participation in Pension and Retirement Plans(2)	0	0	0	56,671	147,905	147,905
Other Benefits and Perquisites(3)	0	0	5,000	25,844	51,688	71,688

Total	$0	$0	$17,063,023	$19,030,316	$22,919,913	$23,152,900

2019 Proxy Statement | 77

	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach ($)	Termination without Cause or for Good Reason After Change of Control ($)(4)
John Demsey
Base Salary	$0	$0	$1,180,000	$1,180,000	$2,360,000	$2,360,000
Bonus	0	0	0	0	1,474,713	1,474,713
Options	7,586,260	7,586,260	7,586,260	7,586,260	7,586,260	7,586,260
PSU	8,304,493	8,304,493	12,801,619	12,801,619	12,801,619	12,801,619
RSU	5,800,502	5,800,502	5,800,502	5,800,502	5,800,502	5,800,502
Continued Health Care Benefits(1)	0	0	0	22,962	45,925	45,925
Continued Participation in Pension and Retirement Plans(2)	0	0	0	71,359	221,501	221,501
Other Benefits and Perquisites(3)	0	0	5,000	37,485	74,970	94,970

Total	$21,691,256	$21,691,256	$27,373,382	$27,500,188	$30,365,490	$30,385,490

Cedric Prouvé
Base Salary	$0	$0	$1,130,000	$1,130,000	$2,260,000	$2,260,000
Bonus	0	0	0	0	1,789,088	1,789,088
Options	6,352,729	6,352,729	6,352,729	6,352,729	6,352,729	6,352,729
PSU	7,452,785	7,452,785	7,452,785	7,452,785	7,452,785	7,452,785
RSU	5,024,050	5,024,050	5,024,050	5,024,050	5,024,050	5,024,050
Continued Health Care Benefits(1)	0	0	0	30,617	61,234	61,234
Continued Participation in Pension and Retirement Plans(2)	0	0	0	69,976	229,658	229,658
Other Benefits and Perquisites(3)	0	0	5,000	62,390	124,780	144,780

Total	$18,829,564	$18,829,564	$19,964,564	$20,122,547	$23,294,324	$23,314,324

Certain amounts do not sum due to rounding

(1)
Includes payments under the medical, health, and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with the executive officer's position.

(2)
The amounts represent the cash equivalent of continued participation in the RGA Plan and the Restoration Plan and maximum match for our 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach, or termination for good reason.

(3)
Includes executive term life insurance premiums and auto allowance in all events other than retirement, voluntary termination, and death, and reimbursement for financial consulting services in all events other than retirement and voluntary termination; also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

(4)
The change in control provisions for stock options, RSUs, the PSU grant to Mr. Freda on September 4, 2015 for 387,848 shares, the PSU grant to Mr. Demsey on January 28, 2016, and the PSU grant to Mr. Freda on February 14, 2018, in each case made under the Share Incentive Plan, provide for "double trigger" payment events (i.e. payment is triggered as a result of a change of control and the termination of the executive's employment other than voluntarily by such person). Based upon the unvested stock options, RSUs, and the three above-referenced PSUs held by the NEOs as of June 30, 2019, if a change of control had occurred on that date, and such NEO's employment had been discontinued other than voluntarily by such person, each would have been entitled to the following amounts: Mr. Lauder, $6,400,426; Mr. Freda, $88,620,934 (including $24,367,197 in connection with the PSU grant made on September 4, 2015 for 387,848 shares and $36,354,708 in connection with the PSU grant made on February 14, 2018); Ms. Travis, $13,292,924; Mr. Demsey, $17,883,888 (including $4,497,126 in connection with the PSU grant made on January 28, 2016); and Mr. Prouvé, $11,376,779. The change in control provisions for annual PSUs made under the Share Incentive Plan provide for "single trigger" payment events (i.e. payment is triggered as a result of the change of control

78 | 2019 Proxy Statement

  itself, regardless of the executive's continued employment). Based upon the unvested PSUs with a "single trigger" held by each of the NEOs as of June 30, 2019, if a change of control had occurred on that date, the NEOs would have been entitled to the following amounts: Mr. Lauder, $4,077,100; Mr. Freda, $17,956,816; Ms. Travis, $6,582,122; Mr. Demsey, $8,304,493; and Mr. Prouvé, $7,452,785.

Pay Ratio Disclosure

        As required by SEC rules, we are providing the following information about the ratio of the annual total compensation of Fabrizio Freda, our CEO, to the annual total compensation of our median employee:

  •
  The median of the total compensation of our employees for fiscal 2019 other than our CEO was $30,733;

  •
  the total compensation of our CEO was $21,435,428 for fiscal 2019, as reported in the "Total" column of our 2019 Summary Compensation Table; and

  •
  based on this information, for fiscal 2019, the total compensation of our CEO to the median of the annual total compensation of all employees resulted in a ratio of 697:1.

        In order to provide a helpful context for the disclosure above, the Company notes that the nature of retail operations in prestige beauty relies significantly on part-time and temporary employees. Over 40% of our employees who are within the scope of the pay ratio rules are part-time or temporary. Additionally, more than 60% of our employees who are within the scope of these rules are outside the United States. The compensation elements and pay levels of our employees differ from country to country based on market trends along with fluctuations in currency exchange rates.

        For purposes of calculating the above-referenced fiscal 2019 pay ratio, the Company used the same median employee who was identified in fiscal 2018 because the Company believes that during fiscal 2019, there has not been any change in our employee population or our employee compensation arrangements (including the compensation arrangements of the median employee identified for fiscal 2018) that we reasonably believe would result in a significant change to the Company's pay ratio disclosure.

        In fiscal 2018, to identify the median annual total compensation of our employees, we used the methodology and material assumptions, adjustments, and estimates noted below.

  •
  We selected April 1, 2018, which is within the last three months of fiscal 2018, as the date upon which we would identify the median employee. We determined that, as of such date, our employee population consisted of approximately 77,600 individuals working at the Company and consolidated subsidiaries. This was comprised of full-time, part-time, and temporary employees, with approximately 37% of these employees working in the United States, and approximately 63% working outside the United States.

  •
  Our employee population for purposes of the pay ratio analysis, after taking into consideration the adjustment permitted by SEC rules (as described below), consisted of approximately 74,000 individuals. Of these employees, approximately 43% were part-time or temporary employees, with the remainder (approximately 57%) employed on a full-time basis. Individuals working on a part-time or temporary basis include on-call and freelance employees. Under the de minimis exemption provided in the SEC rules, we excluded a total of 3,633 employees from certain countries. The specific number of employees excluded from each country was: Azerbaijan (28), Bulgaria (66), Colombia (213), Cyprus (24), Czech Republic (180), India (200), Kazakhstan (81), Malaysia (569), Mexico (1,531), Philippines (229), Romania (158), Slovakia (30), Ukraine (49), Venezuela (123), and Vietnam (152). The excluded employees did not exceed 5% of our total U.S. and non-U.S. employee population.

2019 Proxy Statement | 79

  •
  To identify the median employee, we used base salary/hourly wages paid as the consistently applied compensation measure for the 12-month period beginning April 1, 2017 and ending on March 31, 2018. We used the 12-month average exchange rate to convert each non-U.S. employee's total annual compensation to U.S. dollars to identify our median employee. We annualized compensation for full-time and part-time employees who were hired during this time frame. Using this methodology, we identified our median employee, who provides beauty advice at a retail store outside the U.S.

  •
  The pay ratio included above is a reasonable estimate calculated in a manner consistent with the SEC rules. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates, and assumptions, our Company's pay ratio may not be comparable to the pay ratio reported by other companies.

80 | 2019 Proxy Statement

Audit Committee Report

        The Audit Committee of the Board of Directors, consisting solely of "independent directors" as defined by the Board and consistent with the rules of the New York Stock Exchange, has:

1.
reviewed and discussed the Company's audited financial statements for the fiscal year ended June 30, 2019 with management;

2.
discussed with KPMG LLP ("KPMG") the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the U.S. Securities and Exchange Commission (the "SEC"); and

3.
received the written disclosures and letter from KPMG required by applicable requirements of the PCAOB regarding KPMG's communications with the Audit Committee concerning independence, and has discussed KPMG's independence with representatives of KPMG.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2019 be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed with the SEC.

Audit Committee

Richard F. Zannino (Chair)
Paul J. Fribourg
Jennifer Hyman
Jennifer Tejada

2019 Proxy Statement | 81

Ratification of Appointment of Independent Auditors (Item 2)

        The Audit Committee of the Board of Directors has sole authority to appoint, retain, or terminate the Company's independent auditors and to approve the compensation for the independent auditors. The Audit Committee has appointed the firm of KPMG LLP ("KPMG"), a registered public accounting firm, to serve as independent auditors of the Company for the fiscal year ending June 30, 2020, subject to ratification of this appointment by the stockholders of the Company. KPMG audited the Company's financial statements, and the effectiveness of internal control over financial reporting, in each case as of June 30, 2019, and provided opinions thereon. KPMG has served as the Company's auditor since 2002.

        The Audit Committee and management consider KPMG to be well qualified and believe that the continued retention of KPMG is in the best interest of the Company and its stockholders. The Audit Committee Chair is directly involved in the selection of KPMG's lead engagement partner. KPMG has advised the Company that neither it nor any of its members has any direct or material indirect financial interest in the Company.

        For the fiscal years ended June 30, 2019 and 2018, the Company paid, or will pay, the following fees to KPMG and its affiliates for services rendered during the year or for the audit in respect of those years:

Fee Type	Fiscal 2019	Fiscal 2018
	(in thousands)
Audit Fees(1)	$10,534	$9,470
Audit-Related Fees(2)	398	273
Tax Fees(3)	2,202	2,071
All Other Fees	—	—

Total	$13,134	$11,814

    (1)
    Fees for professional services in connection with the audit of the annual financial statements and the effectiveness of internal control over financial reporting and related opinions, statutory audits of international subsidiaries, and review of the quarterly financial statements for each fiscal year. Fiscal 2018 also includes fees related to a registration statement consent.

    (2)
    Fees for professional services in connection with audits concerning certain payments related to a previous acquisition and other audit-related services.

    (3)
    Fees for tax compliance services, tax planning, and related tax services.

        The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by KPMG and the associated fees are compatible with maintaining auditor independence. The Audit Committee policy concerning approval of audit and non-audit services to be provided by KPMG requires that all services KPMG may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the committee. In between committee meetings, the Chair of the Audit Committee may approve permitted non-audit services and certain audit services, which services are subsequently reported to and approved by the committee. In addition, for particular permitted services, the Chief Financial Officer may approve the engagement of KPMG provided such engagements will amount to fees of less than an aggregate of $50,000 per fiscal quarter and such engagement is reported to the Chair of the Audit

82 | 2019 Proxy Statement

Committee and reported to and ratified by the committee at its next meeting. All audit and non-audit services described herein were approved pursuant to this policy for fiscal 2019, and none of the services were approved by the Audit Committee pursuant to a waiver of pre-approval as contemplated by Regulation S-X Rule 2-01(c)(7)(i)(C).

        One or more representatives of KPMG are expected to be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if any such representative desires to do so, and will be available to respond to appropriate questions.

        Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment.

The Board recommends a vote FOR the proposal to ratify the appointment of KPMG as independent auditors of the Company for the fiscal year ending June 30, 2020. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

2019 Proxy Statement | 83

Advisory Vote to Approve Executive Compensation (Item 3)

        As we discussed in the "Compensation Discussion and Analysis" above, the Company's compensation program for executive officers is designed to attract and retain world class talent and to motivate achievement of both our long-term and short-term goals. We believe that the design and governance of the Company's program supports, and aligns executive officers with, the business strategy and the overall goal to continue sustainable growth of net sales, profitability, and return on invested capital on an annual and long-term basis.

        As required by Section 14A of the Securities Exchange Act of 1934, this proposal, commonly referred to as the "Say on Pay" resolution, seeks a stockholder advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

        "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation paid to the Company's Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narratives."

        Because this is an advisory vote, it will not be binding upon the Board. However, the Compensation Committee and Stock Plan Subcommittee value the opinions expressed by stockholders. The Company currently intends to hold an advisory vote to approve executive compensation annually, consistent with the advisory vote of the stockholders at the Company's 2017 Annual Meeting of Stockholders.

The Board recommends a vote FOR the proposed resolution. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

84 | 2019 Proxy Statement

Equity Compensation Plan Information

        The following table summarizes the equity compensation plans under which our securities may be issued as of June 30, 2019 and does not include grants made or cancelled and options exercised after such date. The securities that may be issued consist solely of shares of our Class A Common Stock, and all plans were approved by stockholders of the Company.

Equity Compensation Plan Information as of June 30, 2019

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	15,543,027	(2)	$87.68	(3)	5,300,689	(4)

(1)
Includes the Amended and Restated Fiscal 2002 Share Incentive Plan (the "Share Incentive Plan") and the Amended and Restated Non-Employee Director Share Incentive Plan (the "Director Share Plan").

(2)
Consists of 9,848,013 shares issuable upon exercise of outstanding options; 2,441,868 shares issuable upon conversion of outstanding Restricted Stock Units; 2,514,086 shares issuable upon conversion of outstanding Performance Share Units ("PSUs") (assuming maximum payout for PSUs not vested as of June 30, 2019); 131,374 shares issuable upon conversion of stock units; and 607,686 shares issuable upon conversion of long-term (non-annual) PSUs.

(3)
Calculated based upon outstanding options in respect of 9,848,013 shares of our Class A Common Stock.

(4)
The Share Incentive Plan authorizes the grant of shares and benefits other than stock options. As of June 30, 2019, there were 4,788,550 shares of Class A Common Stock available for issuance under the Share Incentive Plan. Shares underlying grants cancelled or forfeited under prior plans or agreements may be used for grants under the Share Incentive Plan. The Director Share Plan currently provides for an annual grant of options and stock units to non-employee directors. As of June 30, 2019, there were 512,139 shares available for issuance under the Director Share Plan.

        If all of the outstanding options, warrants, rights, stock units, and share units, as well as the securities available for future issuance, included in the first and third columns in the table above were converted to shares of Class A Common Stock as of June 30, 2019, the total shares of Common Stock outstanding (i.e. Class A plus Class B) would increase 6% to 381,946,024. Of the outstanding options to purchase 9,848,013 shares of Class A Common Stock, all such shares are exercisable at a price less than $183.11, the closing price on June 30, 2019. Assuming the exercise of only in-the-money options, the total shares outstanding would increase by 3% to 370,950,321.

2019 Proxy Statement | 85

Approval of The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan (Item 4)

Background

        The Board of Directors (the "Board") is proposing for stockholder approval amendments to The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan (the "Share Plan"). The Company has used the Share Plan as a means of attracting, retaining, motivating, and rewarding officers and other key employees and further aligning their interests with those of the Company's other stockholders. As of September 6, 2019, there were approximately 2.5 million shares of Class A Common Stock remaining available for issuance under the Share Plan.

        In May 2019, the Stock Plan Subcommittee adopted amendments to the Share Plan, which are reflected in the text of the plan that is attached to this Proxy Statement as Appendix B, subject to stockholder approval at the 2019 Annual Meeting. In August 2019, the Board ratified the actions of the Stock Plan Subcommittee and recommended that stockholders approve the proposed amendments to the Share Plan. These amendments to the Share Plan principally serve to:

  •
  increase the aggregate number of shares of Class A Common Stock available for issuance under the Share Plan by 12,000,000; and

  •
  eliminate provisions that are no longer required or applicable, including as a result of changes to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        Approval of the Share Plan would extend the term of the plan from November 15, 2019 to until 10 years after date on which stockholders approve these amendments (see Section 21 of the Share Plan). The stockholder vote is scheduled to take place at the 2019 Annual Meeting on November 15, 2019. Amendments to the Share Plan apply solely to future award grants and shall not affect the eligibility of prior award grants for deductibility under Section 162(m) of the Code.

Summary

        The following summary describes the material features of the Share Plan but is not intended to be complete and is qualified in its entirety by reference to the text of the plan, which is attached to this Proxy Statement as Appendix B.

  Shares Available and Historical Annual Share Usage

        As of September 6, 2019, there were approximately 2.5 million shares of Class A Common Stock remaining available for issuance under the Share Plan. The Company is requesting stockholder approval to increase by 12,000,000 the aggregate number of shares of Class A Common Stock available for issuance under this plan. Assuming approval, this would bring the aggregate number of shares under the plan, subject to certain adjustments, to a maximum of 86,000,000 (the "Maximum Aggregate Share Amount"). In addition, any shares of Class A Common Stock covered by a Benefit (or portion of a Benefit) granted under the Share Plan, which is forfeited or canceled, expires or, in the case of a Benefit other than a Stock Option, is settled in cash, shall again be available for issuance under the plan. Any shares withheld or delivered to the Company as part or full payment for the exercise price of a stock option or stock appreciation right or withheld or delivered to satisfy tax withholding obligations for Benefits shall be counted against the Maximum Aggregate Share Amount and shall not be available for grant under the Share Plan.

        The Share Plan also has certain additional aggregate and individual maximums. The aggregate number of shares of Class A Common Stock that may be delivered through stock options intended

86 | 2019 Proxy Statement

to be Incentive Stock Options shall be equal to the Maximum Aggregate Share Amount. The number of shares of Class A Common Stock with respect to which Benefits (including stock options and stock appreciation rights) may be granted to an individual participant under the Share Plan may not exceed 4,000,000 in any fiscal year, further limited to 24,000 shares in the case of any non-employee director of the Company. The most shares of Class A Common Stock underlying Benefits granted to any individual in fiscal 2019 was 147,394 which were pursuant to grants made in early September 2018 to the President and Chief Executive Officer. Such Benefits were comprised of options in respect of 92,200 shares, restricted stock units in respect of 27,597 shares and performance share units with a target payout of 27,597 shares.

  Information about Burn Rate

        The following table sets forth information regarding equity awards granted, the burn rate for each of the last three fiscal years, and the average burn rate over the last three years under the Share Plan. The burn rate for each fiscal year is the quotient of (1) the sum of shares of Class A Common Stock underlying (a) all stock options granted, (b) all Restricted Stock Units ("RSUs") granted, including share dividend equivalents, and (c) all Performance Share Units ("PSUs") vested, divided by (2) the weighted average number of shares of Common Stock (both Class A and Class B) outstanding at the end of such year. For additional information regarding these types of equity grants, see "Compensation Discussion and Analysis" above.

	Year Ended June 30

Equity Awards Granted as of:	2019	2018	2017
	(in shares)
Stock Options	1,637,776	2,076,267	2,430,821
RSUs	1,230,781	1,271,182	1,628,229
PSUs (at maximum)	577,970	518,721	1,618,903
Total Equity Awards	3,446,527	3,866,170	5,677,953
Weighted Average Common Stock Outstanding	363,480,849	368,048,517	367,113,715	3-Year Average
Burn Rate (%)	0.95%	1.05%	1.55%	1.18%

  Information about Dilution

        The following table sets forth information about the dilution from outstanding equity awards based on shares of Class A Common Stock available for issuance under the Share Plan, and under the Share Plan if amended as proposed. Dilution is the quotient of (1) the sum of shares of Class A Common Stock underlying (a) outstanding equity awards and (b) shares available under the Share Plan, divided by (2) the total outstanding Common Stock (both Class A and Class B). These calculations are based on our outstanding Common Stock (361,323,409 shares) and outstanding equity awards (16,505,612 shares) as of September 6, 2019.

Equity Awards Outstanding as of September 6, 2019	Share Amounts
Stock Options	10,342,910
RSUs	3,221,464
PSUs (at maximum)	2,941,238
Total Equity Awards Outstanding	16,505,612
Shares Available for Grant	2,528,059	Dilution Rate
Total of Equity Awards Outstanding and Shares Available for Grant	19,033,670	5.27%
Additional Shares Requested	12,000,000	3.32%
Total of Equity Awards Outstanding, Shares Available for Grant, and Additional Shares Requested	31,033,670	8.59%

2019 Proxy Statement | 87

  Administration

        The Share Plan provides for administration by a committee of the Board appointed from among its members, which is comprised, unless otherwise determined by the Board, of at least two members who qualify as "Non-Employee Directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has determined that the Stock Plan Subcommittee (the "Subcommittee") shall administer the Share Plan. References to the Subcommittee below shall include any subsequent committee authorized by the Board to administer the Share Plan.

        The Subcommittee is authorized, subject to the provisions of the Share Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Share Plan and to make such determinations and interpretations and to take such action in connection with the Share Plan and any Benefits granted as it deems necessary or advisable. Thus, among the Subcommittee's powers are the authority to select, in its discretion, directors, officers and other key employees of the Company or its subsidiaries and affiliates to receive Benefits and to determine the form, amount and other terms and conditions of Benefits. The Subcommittee also has the power to modify or waive restrictions on Benefits, to amend Benefits, to grant extensions and accelerations of Benefits or to cancel Benefits. The Subcommittee may determine the extent to which any Benefit under the Share Plan is required to comply, or not comply with, Section 409A of the Code, relating to deferrals.

        The Share Plan also provides that the Board may reserve to a committee comprised of one or more members of the Board, whether or not such member(s) serve on the Subcommittee, the authority and responsibility of the Subcommittee under the Share Plan (other than with respect to Sections 13 and 21 of the Share Plan) with respect to Benefits granted other than to (i) executive officers of the Company, (ii) members of the Board, or (iii) any individual who is subject to the reporting and liability provisions of Section 16 of the Exchange Act.

  Eligibility for Participation

        Officers, directors and key employees of the Company or any of its subsidiaries and affiliates are eligible to participate in the Share Plan. The basis for participation in the Share Plan by any such persons is selection by the Subcommittee in its discretion. The Company currently expects that approximately 5,000 key employees (including approximately 13 executive officers) will be eligible to participate in the Share Plan; however, these numbers will vary over time. On September 16, 2019, there were 11 non-employee directors who were eligible to participate in the Share Plan. At present, the Company does not intend to use the Share Plan for grants to non-employee directors.

  Types of Benefits

        The Share Plan provides for the grant of any or all of the following types of benefits (collectively, "Benefits"): (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) stock awards; (4) performance awards; and (5) stock units. Benefits may be granted singly, in combination, or in tandem as determined by the Subcommittee. The Subcommittee currently expects that the majority of awards to be granted under the Share Plan will be in the form of stock options, performance awards, or stock units, but retains discretion to grant any Benefits under the Share Plan.

  Stock Options

        Under the Share Plan, the Subcommittee may grant awards in the form of options to purchase shares of Class A Common Stock. Options may either be incentive stock options, qualifying for special tax treatment, or non-qualified options. The Subcommittee will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option's exercise and vesting, and the exercise price per share of stock subject to the option. The exercise

88 | 2019 Proxy Statement

price will not be less than 100% of the fair market value of the Class A Common Stock (generally the closing price on the New York Stock Exchange) on the date the stock option is granted (the "Fair Market Value"). The exercise price may be paid in cash or, in the discretion of the Subcommittee, by the delivery of shares of Class A Common Stock then owned by the participant, by the withholding of shares of Class A Common Stock for which a stock option is exercisable, or by a combination of these methods. In the discretion of the Subcommittee, payment also may be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. The Subcommittee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purposes of the Share Plan. In determining which methods a participant may utilize to pay the exercise price, the Subcommittee may consider such factors as it determines are appropriate. No stock option is exercisable later than ten years after the date it is granted. The exercise of any option which remains exercisable after termination of employment will be subject to satisfaction of the conditions precedent that the holder thereof neither (a) competes with or takes employment with or renders services to a competitor of the Company, its subsidiaries or affiliates nor (b) conducts himself or herself in a manner adversely affecting the Company.

  Stock Appreciation Rights ("SARs")

        The Share Plan authorizes the Subcommittee to grant an SAR either in tandem with a stock option or independent of a stock option. An SAR is a right to receive a payment, in cash, Class A Common Stock, or a combination thereof, equal to the excess of (x) the Fair Market Value, or other specified valuation, of a specified number of shares of Class A Common Stock on the date the right is exercised over (y) the Fair Market Value, or other specified valuation (which shall not be less than Fair Market Value), of such shares of Class A Common Stock on the date the right is granted, all as determined by the Subcommittee. SARs granted under the Share Plan are subject to terms and conditions relating to exercisability that are similar to those imposed on stock options, and each SAR is subject to such terms and conditions as the Subcommittee shall impose from time to time. The exercise of any SAR which remains exercisable after termination of employment will be subject to satisfaction of the conditions precedent that the holder thereof neither (a) competes with or takes employment with or renders services to a competitor of the Company, its subsidiaries or affiliates nor (b) conducts himself or herself in a manner adversely affecting the Company.

  Stock Awards

        The Subcommittee may, in its discretion, grant Stock Awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of Class A Common Stock issued or transferred to participants with or without payments therefor. Stock Awards may be subject to such terms and conditions as the Subcommittee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares for no consideration upon termination of the participant's employment within specified periods. The Stock Award will specify whether the participant will have, with respect to the shares of Class A Common Stock subject to a Stock Award, all of the rights of a holder of shares of Class A Common Stock, including the right to receive dividends (subject to the same vesting terms, if any, as the related Stock Award) and to vote the shares.

  Performance Awards

        The Share Plan allows for the grant of awards with performance-vesting terms, including the terms set forth below under the heading "Performance Metrics." Such awards will be contingent upon the attainment, over a period to be determined by the Subcommittee, of certain performance goals. The length of the performance period, the performance goals to be achieved and the measure of whether and to what degree such goals have been achieved will be determined by the

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Subcommittee. Payment of earned performance awards will be made in accordance with terms and conditions prescribed or authorized by the Subcommittee. The participant may elect to defer, or the Subcommittee may require the deferral of, the receipt of performance awards upon such terms as the Subcommittee deems appropriate.

  Stock Units

        The Subcommittee may, in its discretion, grant Stock Units to participants. A "Stock Unit" is a notional account representing one share of Class A Common Stock. Stock Units shall be evidenced by a Benefit Agreement which shall specify the vesting requirements, the duration of any applicable deferral period, the performance or other conditions under which the Stock Unit may be forfeited and such other provisions as the Subcommittee shall determine. The Subcommittee shall also determine whether a participant granted a Stock Unit shall be entitled to Dividend Equivalent Rights (as defined in the Share Plan), and if such rights are granted, the rights shall be subject to the same vesting terms as the related Stock Unit. Any deferral feature must comply with the requirements of Section 409A of the Code and the regulations thereunder.

  Performance Metrics

        As determined by the Subcommittee in its sole discretion, either the granting or vesting of performance awards may be based upon achievement of goals in one or more of the following business criteria: (i) net earnings; (ii) earnings per share; (iii) net sales; (iv) market share; (v) net operating profit and/or margin; (vi) expense targets; (vii) working capital targets relating to inventory and/or accounts receivable; (viii) operating income and/or margin; (ix) return on equity; (x) return on assets; (xi) planning accuracy (as measured by comparing planned results to actual results); (xii) market price per share; (xiii) gross income and/or margin; (xiv) return on invested capital; (xv) total return to stockholders; (xvi) cash flows; or (xvii) any other performance metric as determined by the Subcommittee. In addition, performance awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing criteria. Furthermore, the measurement of performance against goals may exclude or adjust for the impact of certain events or occurrences that were not budgeted or planned for in setting the goals, including among other things, acquisitions, restructurings, discontinued operations, changes in foreign currency exchange rates, extraordinary items and other unusual or non-recurring items, and the cumulative effects of accounting changes.

  Minimum Vesting

        Except in certain circumstances, (i) Benefits that are eligible to vest based solely on continuation of service will vest over a minimum period of three (3) years from the date of grant; provided that Benefits that do not exceed 600 shares of Class A Common Stock may have a minimum vesting period of one (1) year and (ii) Benefits that are eligible to vest based solely or in part on the achievement of one or more performance conditions will vest based on a performance period of no shorter than one (1) year. Vesting over a minimum period of one (1) year or three (3) years shall not require cliff vesting and may include periodic vesting over such applicable period.

  Other Terms

        The Share Plan provides that Benefits may be transferred by will or the laws of descent and distribution. The Subcommittee determines the treatment to be afforded to a participant in the event of termination of employment for any reason including death, disability or retirement. Except with respect to incentive stock options, the Subcommittee may permit a Benefit to be transferred by a participant to certain members of the participant's immediate family or trusts for the benefit of such persons or other entities owned by such person.

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        Upon the grant of any Benefit under the Share Plan, the Subcommittee may, by way of an agreement with the participant, establish such other terms, conditions, restrictions and/or limitations covering the grant of the Benefit as are not inconsistent with the Share Plan. No Benefit may be granted more than ten years after the date the Share Plan is approved by the stockholders of the Company (the vote for such approval is scheduled to take place at the 2019 Annual Meeting on November 15, 2019). The Subcommittee reserves the right to amend, suspend or terminate the Share Plan at any time. However, no amendment may be made without approval of the stockholders of the Company if the amendment will: (i) disqualify any incentive stock options granted under the plan; (ii) increase the aggregate number of shares of Class A Common Stock that may be delivered through Stock Options under the plan; (iii) modify the requirements as to eligibility for participation in the plan; (iv) allow for the repricing of Stock Options or SARs for which the stockholder approval is required by the stock exchange on which the Class A Common Stock is listed; or (v) allow for the repurchasing of Stock Options or SARS for cash or otherwise. The Subcommittee may amend the terms of any outstanding Benefit or any provision of the Share Plan as the Subcommittee deems necessary in its sole discretion and without a participant's prior consent to ensure compliance with Section 409A of the Code.

        The Share Plan contains provisions for equitable adjustment of Benefits in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other similar change in capital structure, distribution (other than normal cash dividends) to stockholders or any extraordinary dividend or distribution of cash or other assets to stockholders of the Company.

        In the event of a Change in Control (as defined in the Share Plan), the Subcommittee, in its discretion, may take such actions as it deems appropriate with respect to outstanding Benefits, including, without limitation, (i) accelerating the exercisability or vesting of such Benefits or, (ii) if such Benefits are assumed by an acquirer, accelerating the exercisability or vesting on a termination of employment following a Change in Control, or such other actions provided in an agreement approved by the Board of Directors in connection with a Change in Control and such Benefits shall be subject to the terms of such agreement as the Subcommittee, in its discretion, shall determine. The Subcommittee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Stock Option and Stock Appreciation Right outstanding will terminate within a specified number of days after notice to the holder, and such holder will receive, with respect to each share of Common Stock subject to such Stock Option or Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price or purchase price per share of such Stock Option or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Subcommittee, in its discretion, shall determine.

        The Subcommittee may grant Benefits to participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions as determined by the Subcommittee as necessary to comply with applicable foreign laws. The Subcommittee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no such Benefits may be granted, and no action may be taken which would violate the Exchange Act, the Code or any other applicable law.

  Certain Federal Income Tax Consequences

        The statements in the following paragraphs of the principal U.S. federal income tax consequences of Benefits under the Share Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary, which does not address state, local or non-U.S. tax law.

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  Incentive Stock Options

        Incentive stock options ("ISOs") granted under the Share Plan are intended to meet the definitional requirements of Section 422(b) of the Code for "incentive stock options." An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal "alternative minimum tax," which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by the Company from the date of grant of the option generally until three months prior to the exercise thereof. If after exercising an ISO, an employee disposes of the Class A Common Stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the Class A Common Stock pursuant to the exercise of such ISO (the "applicable holding period"), the employee will generally recognize capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price thereof. If, however, an employee does not hold the shares so acquired for the applicable holding period – thereby making a "disqualifying disposition" – the employee will recognize ordinary income equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance, if any, would generally be treated as capital gain. The Company will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the Class A Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, the Company generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee.

  Non-Qualified Stock Options and Stock Appreciation Rights

        Non-qualified stock options ("NSOs") granted under the Share Plan are options that do not qualify as ISOs. An employee who receives an NSO or an SAR will not recognize any taxable income upon the grant of such NSO or SAR. However, the employee generally will recognize ordinary income upon exercise of an NSO in an amount equal to the excess of the fair market value of the shares of Class A Common Stock at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of an SAR, the individual generally will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the shares received. As a result of Section 16(b) of the Exchange Act, under certain circumstances, the timing of income recognition may be deferred (generally for up to six months following the exercise of an NSO or SAR (the "Deferral Period")) for any individual who is an executive officer or director of the Company or a beneficial owner of more than ten percent (10%) of any class of equity securities of the Company. Absent a Section 83(b) election (as described below under "Other Awards"), recognition of income by the individual will be deferred until the expiration of the Deferral Period, if any. The ordinary income recognized with respect to the receipt of shares or cash upon exercise of an NSO or an SAR will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of an SAR for shares or upon the exercise of an NSO, the Company may satisfy the liability in whole or in part by withholding shares of Class A Common Stock from those that otherwise would be issuable to the individual or by the employee tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises. A federal income tax deduction generally will be allowed to the Company in an amount equal to the ordinary income included by the individual with respect to his or her NSO or SAR. If an individual exercises an NSO by delivering shares of Class A Common Stock, other than shares previously acquired pursuant to the exercise of an ISO which is treated as a "disqualifying disposition" as described above, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NSO as if he or she had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction.

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  Other Awards

        With respect to other Benefits under the Share Plan that are settled either in cash or in shares of Class A Common Stock that are either transferable or not subject to a substantial risk of forfeiture (as defined in the Code and the regulations thereunder), key employees generally will recognize ordinary income equal to the amount of cash or the fair market value of the Class A Common Stock received. With respect to Benefits under the Share Plan that are settled in shares of Class A Common Stock that are restricted to transferability and subject to a substantial risk of forfeiture – absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the award (a "Section 83(b) election") – an individual will recognize ordinary income at the earlier of the time at which (i) the shares become transferable or (ii) the restrictions that impose a substantial risk of forfeiture of such shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any. If a Section 83(b) election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the excess of the fair market value of the Class A Common Stock as of that date over the price paid for such award, if any. The ordinary income recognized with respect to the receipt of cash, shares of Class A Common Stock or other property under the Share Plan will be subject to both wage withholding and other employment taxes. Thereafter, any further gain or loss recognized upon the ultimate sale or disposition of the shares is treated as capital gain or loss. The Company generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee, if any, and at the same time such ordinary income is recognized.

  Dividends and Dividend Equivalents

        To the extent Benefits under the Share Plan earn dividends or dividend equivalents, whether paid currently or credited to an account established under the Share Plan, an individual generally will recognize ordinary income with respect to such dividends or dividend equivalents when such individual receives such dividends.

  Change in Control

        In general, if the total amount of payments to an individual that are contingent upon a "change in ownership or control" of the Company (as defined in Section 280G of the Code), which could include awards under the Share Plan that vest upon a Change in Control or awards granted in connection with a Change in Control, equals or exceeds three times the individual's "base amount" (generally, such individual's average annual compensation for the five calendar years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to the Company and the individual would be subject to a 20% excise tax on such portion of the payments.

  Internal Revenue Code Section 409A

        Awards of NSOs, SARs, or other Benefits under the Share Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Code Section 409A. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Code Section 409A, such awards will be subject to immediate taxation and tax penalties in the year that they vest and subsequent years. It is the intent of the Company that awards under the Share Plan will be structured and administered in a manner that complies with the requirements of Code Section 409A. However, neither the Subcommittee nor the Company is obligated to ensure that awards are exempt from or comply with Code Section 409A or to take any action to ensure such exemptions or compliance.

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  New Plan Benefits under the Share Plan

        Future awards under the Share Plan will be granted at the discretion of the Stock Plan Subcommittee. Consequently, the type, number, recipients and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation under existing plans is presented in the "Summary Compensation Table," the "Grants of Plan-Based Awards in 2019" and the "Outstanding Equity Awards at June 30, 2019" found elsewhere in this Proxy Statement.

  Other Information

        The closing price of a share of Class A Common Stock on September 16, 2019 was $192.55 per share. Approval of the Share Plan requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the 2019 Annual Meeting of Stockholders. If stockholders do not approve the plan amendments, the Share Plan will continue to be effective in accordance with its terms, and the Company will consider its alternatives.

        The table below shows the outstanding Benefits, as of September 6, 2019, that have been granted to certain individuals or groups of individuals under the Share Plan since its inception in November 2001.

Name of Individual or Group (Position)	Shares of Class A Common Stock Underlying Outstanding Options, RSUs, and PSUs(1)
William P. Lauder, Executive Chairman	155,880
Fabrizio Freda, President and Chief Executive Officer	1,837,509
John Demsey, Executive Group President	259,805
Cedric Prouvé , Group President, International	216,812
Tracey T. Travis, Executive Vice President and Chief Financial Officer	461,147
Current Executive Officers (as a group)(2)	3,656,387
Current Directors who are not Executive Officers (as a group)(3)	196,357
Each Nominee for Election as Director
Ronald S. Lauder	0
William P. Lauder	(See above)
Richard D. Parsons	0
Lynn Forester de Rothschild	0
Jennifer Tejada	0
Richard F. Zannino	0
All current Employees who are not Executive Officers (as a group)	11,104,645

(1)
Outstanding equity as of September 6, 2019. PSUs are shown at maximum payout; however, the payouts will be based on actual achievement.

(2)
Includes shares underlying Benefits listed separately for Messrs. W. Lauder, Freda, Demsey, and Prouvé, and Ms. Travis, as well as shares underlying Benefits for all other current Executive Officers.

(3)
Reflects shares underlying Benefits for Jane Lauder in her capacity as an employee.

The Board recommends a vote FOR the proposal to approve the Company's Amended and Restated Fiscal 2002 Share Incentive Plan. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

94 | 2019 Proxy Statement

Proxy Procedure and Expenses of Solicitation

        The Company will hold the votes of all stockholders in confidence from the Company, its directors, officers and employees, except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a stockholder makes a written comment on the proxy card or otherwise communicates the stockholder's vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

        All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

        Solicitation may be undertaken by mail, telephone, electronic means, and personal contact by directors, officers, and employees of the Company without additional compensation. In addition, the Company has engaged the firm of Morrow Sodali to assist in the solicitation of proxies for a fee of $10,000, plus reimbursement of out-of-pocket expenses.

Stockholder Proposals and Director Nominations for the 2020 Annual Meeting

        If a stockholder intends to present a proposal for action at the 2020 Annual Meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company after the 2019 Annual Meeting and no later than May 30, 2020. Such proposal also must meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

        The Company's bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors, outside the process of Rule 14a-8. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the bylaws. To be timely for the 2020 Annual Meeting, the notice must be received by the Company on any date beginning no earlier than June 29, 2020 and ending on July 29, 2020. If the chairman at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination. In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2020 Annual Meeting and the proposal fails to comply with the advance notice procedure prescribed by the bylaws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

        Proposals and nominations should be addressed to Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153.

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Other Information

        Management of the Company does not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, proxies will be voted in accordance with the discretion of the proxy holders.

SPENCER G. SMUL
Senior Vice President,
Deputy General Counsel and Secretary
New York, New York
September 27, 2019

        The Annual Report to Stockholders, which includes financial statements, is available, together with this Proxy Statement, at www.envisionreports.com/EL. The Annual Report does not form any part of the material for the solicitations of proxies.

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APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

        In the "Proxy Statement Summary" and in the "Compensation Discussion and Analysis," the Company presents certain non-GAAP financial information. We use certain non-GAAP financial measures, among other financial measures, to evaluate our operating performance, which represent the manner in which we conduct and view our business. Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company's underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze our operating performance from period to period. In the future, we expect to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company's results in a given period may be highly variable and difficult to predict. Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While we consider the non-GAAP measures useful in analyzing our results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP.

        The following table presents Net Sales, Operating Margin, and Diluted EPS adjusted to exclude, where applicable, the impact of charges associated with restructuring and other activities; the changes in the fair value of contingent consideration; a one-time mandatory deemed repatriation tax on unremitted foreign earnings (the "Transition Tax"); the remeasurement of U.S. net deferred tax assets as of the TCJA enactment date; the establishment of a net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA; the fiscal 2019 goodwill and other intangible asset impairments; the fiscal 2019 gain on liquidation of an investment in a foreign subsidiary, net; the fiscal 2014 impact of accelerated orders associated with the SMI rollout; the fiscal 2014 Venezuela remeasurement charge; and the effects of foreign currency translation. The table below provides reconciliations between these non-GAAP financial measures and the most directly comparable U.S. GAAP measures. Also shown in the table below is information about our adjusted Return on Invested Capital financial measure disclosed in this Proxy Statement.

2019 Proxy Statement | A-1

Financial Metric	Fiscal 2019	Fiscal 2018	Change over Prior Year	Change over Prior Year in Constant Currency(1)	Fiscal 2016	3-Year Compound Annual Growth Rate (or Basis Point Improvement)	Fiscal 2014	5-Year Compound Annual Growth Rate (or Basis Point Improvement)
Net Sales as reported	$14,863	$13,683	9%	11%	$11,262	9.7%	$10,969	6.3%
Accelerated orders associated with SMI rollout	—	—			—		(178)
Returns associated with restructuring and other activities	3	8			1		—

Net Sales as adjusted	$14,866	$13,691	9%	11%	$11,263	9.7%	$10,791	6.6%

Operating Margin as reported	15.6%	15.0%	+60bp		14.3%	+130bp	16.7%	–110bp
Accelerated orders associated with SMI rollout	—	—			—		–1.2%
Goodwill and other intangible asset impairments	0.6%	—			—		—
Changes in fair value of contingent consideration	–0.2%	–0.3%			0.1%		—
Venezuela remeasurement charges	—	—			—		0.4%
Charges associated with restructuring and other activities	1.6%	1.9%			1.2%		0.0%

Operating Margin as adjusted	17.5%	16.6%	+90bp		15.6%	+190bp	16.1%	+140bp

Diluted EPS as reported	$4.82	$2.95	63%	70%	$2.96	17.6%	$3.06	9.5%
Accelerated orders associated with SMI rollout	—	—			—		(0.21)
Goodwill and other intangible asset impairments	0.23	—			—		—
Transition Tax resulting from the TCJA	(0.03)	0.94			—		—
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date	0.02	0.08			—		—
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA	0.02	0.12			—		—
Changes in fair value of contingent consideration	(0.08)	(0.09)			0.02		—
Gain on liquidation of an investment in a foreign subsidiary, net	(0.15)	—			—		—
Venezuela remeasurement charges	—	—			—		0.10
Charges associated with restructuring and other activities	0.51	0.51			0.24		—

Diluted EPS as adjusted	$5.34	$4.51	18%	22%	$3.22	18.4%	$2.95	12.6%

Return on Invested Capital as reported	22.6	13.9	+870bp		20.7	+190bp	24.8	–220bp
Return on Invested Capital as adjusted(2)	25.7	21.1	+460bp		22.4	+330bp	24.8	+90bp

Certain amounts do not sum due to rounding

(1)
We operate on a global basis, with the majority of our net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations. Therefore, we present certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of our underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We calculate constant currency information by translating current year results using prior year weighted-average foreign currency exchange rates.

(2)
Excludes returns and charges associated with restructuring and other activities, goodwill and other intangible asset impairments, and the impact of changes in the fair value of contingent consideration in each period, where applicable. Fiscal 2019 and 2018 exclude the impact of the provisional charges resulting from the enactment of the TCJA on the effective tax rate. Fiscal 2019 also excludes the tax impact of the gain on liquidation of an investment in a foreign subsidiary, net.

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APPENDIX B

THE ESTÉE LAUDER COMPANIES INC.
AMENDED AND RESTATED FISCAL 2002
SHARE INCENTIVE PLAN
(Amended and Restated as of November 15, 2019)

        1.    Purpose.    The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan (as amended and restated as of the date set forth above) (the "Plan") is intended to provide incentives which will attract, retain, motivate and reward highly competent people as officers, directors and key employees of The Estée Lauder Companies Inc. (the "Company") and its subsidiaries and affiliates, by providing them opportunities to acquire shares of the Class A Common Stock, par value $.01 per share, of the Company ("Class A Common Stock") or to receive monetary payments based on the value of such shares pursuant to the Benefits (as defined below) described herein. Additionally, the Plan is intended to assist in further aligning the interests of the Company's officers, directors and key employees to those of its other stockholders. The Plan shall apply solely for Benefits granted on and following the date of this amendment and restatement, November 15, 2019. Any Benefit granted prior to such amendment and restatement as of November 15, 2019 shall be subject to the terms and conditions of the plan in effect on the grant date. Nothing in this Plan shall affect the eligibility for any such Benefit to be deductible under Section 162(m) of the Code (as defined below).

        2.    Administration.

        (a)   The Plan will be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members (which may be the Compensation Committee or the Stock Plan Subcommittee) and shall be comprised, unless otherwise determined by the Board, of at least two members who qualify as "Non-Employee Directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Notwithstanding the foregoing, the mere fact that a Committee member shall fail to qualify under any of the foregoing requirements shall not invalidate any Benefit granted by the Committee which Benefit is otherwise validly granted under the Plan. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted hereunder as it deems necessary or advisable, including the right to establish the terms and conditions of Benefits, to accelerate the vesting or exercisability of Benefits and to cancel Benefits. The Committee may determine the extent to which any Benefit under the Plan is required to comply, or not comply, with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person's bad faith, gross negligence or willful misconduct.

        (b)   The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the

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administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.

        (c)    Notwithstanding any provision of the Plan to the contrary, the Board may from time to time reserve to a committee (the "Employee Equity Award Committee"), comprised of one or more members of the Board whether or not such member(s) serve on the Committee, any or all of the authority and responsibility of the Committee under the Plan (other than with respect to Sections 13 and 21 of the Plan) with respect to Benefits granted to employees of the Company other than (i) executive officers of the Company, (ii) members of the Board, or (iii) any individual who is subject to the reporting and liability provisions of Section 16 of the Exchange Act. To the extent and during such time as the Board has so reserved any authority and responsibility to the Employee Equity Award Committee, the Employee Equity Award Committee shall have all of the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 2(c) and in Sections 13 and 21 and of the Plan) shall include the Employee Equity Award Committee. To the extent that any action of the Employee Equity Award Committee under the Plan made within such authority conflicts with actions taken by the Committee, the actions of the Committee shall control.

        3.    Participants.    Participants will consist of such officers, directors and key employees of the Company and its subsidiaries and affiliates as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Benefits under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive a Benefit in any other year or, once designated, to receive the same type or amount of Benefit as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits.

        4.    Type of Benefits.    Benefits under the Plan may be granted in any one or a combination of the following (collectively, "Benefits"): (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards, (d) Performance Awards and (e) Stock Units (each as described below). Benefits shall be evidenced by agreements (which need not be identical) in such forms as the Committee may from time to time approve (each a "Benefit Agreement"); provided, however, that in the event of any conflict between the provisions of the Plan and any Benefit Agreement and subject to Section 12, the provisions of the Plan shall prevail.

        5.    Common Stock Available Under the Plan; Minimum Vesting.

        (a)   Subject to the provisions of this Section 5 and any adjustments made in accordance with Section 13 hereof, the maximum number of shares of Class A Common Stock that is available for issuance to participants (including permitted assignees) and their beneficiaries under the Plan, shall be 86,000,000 (the "Maximum Aggregate Share Amount"), which may be authorized and unissued or treasury shares. Any shares of Class A Common Stock covered by a Benefit (or portion of a Benefit) granted under the Plan, which is forfeited or canceled, expires or, in the case of a Benefit other than a Stock Option, is settled in cash, shall again be available for issuance under the Plan. The preceding sentence shall apply only for purposes of determining the aggregate number of shares of Class A Common Stock available for Benefits but shall not apply for purposes of determining (x) the maximum number of shares of Class A Common Stock with respect to which Benefits may be granted to an individual participant under the Plan or (y) the maximum number of shares of Class A common Stock that may be delivered through Incentive Stock Options (as defined below) under the Plan.

        (b)   Shares of Class A Common Stock withheld or tendered (either actually or by attestation) to satisfy tax withholding obligations for Benefits granted under the Plan or any shares of Class A

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Common Stock withheld or tendered to pay the exercise price of Stock Options under the Plan shall be counted against the shares of Class A Common Stock available for issuance under the Plan and shall not be available again for grant. Shares of Class A Common Stock delivered under the Plan in settlement, assumption or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity ("Assumed Awards") shall not reduce the maximum number of shares of Class A Common Stock available for issuance under the Plan, to the extent that such settlement, assumption or substitution is as a result of the Company or its subsidiaries or affiliates acquiring another entity (or an interest in another entity). This Section 5(b) shall apply only for purposes of determining the aggregate number of shares of Class A Common Stock available for Benefits but shall not apply for purposes of determining (x) the maximum number of shares of Class A Common Stock with respect to which Benefits (including the maximum number of shares of Class A Common Stock subject to Stock Options and Stock Appreciation Rights) may be granted to an individual participant under the Plan or (y) the maximum number of shares of Class A Common Stock that may be delivered through Incentive Stock Options under the Plan.

        (c)    Subject to any adjustments made in accordance with Section 13 hereof, the following additional aggregate and individual maximums are imposed under the Plan. The aggregate number of shares of Class A Common Stock that may be delivered through Stock Options that are intended to be Incentive Stock Options shall be the Maximum Aggregate Share Amount. Subject to any adjustments made in accordance with Section 13 hereof, the number of shares of Class A Common Stock with respect to which Benefits may be granted to an individual participant under the Plan in any fiscal year of the Company shall not exceed 4,000,000; provided, however, that the number of such shares granted to any non-employee director of the Company in any fiscal year of the Company shall not exceed 24,000.

        (d)   For all Benefits granted under the Plan, except in the event of a participant's death, disability, or retirement, or in the event of a Change in Control (as defined below) or with respect to Assumed Awards, (i) Benefits (other than Assumed Awards) which are eligible to vest based solely on continued service will vest over a minimum period of three (3) years; provided that Benefits (other than Assumed Awards) that do not exceed 600 shares of Class A Common Stock (subject to any adjustments made in accordance with Section 13 hereof) per participant which are eligible to vest based solely on continued service may vest over a minimum period of one (1) year, and (ii) Benefits (other than Assumed Awards) which are eligible to vest based solely or in part on the achievement of one or more performance conditions will vest based on a performance period of no shorter than one (1) year. Vesting over a minimum period of one (1) year or three (3) years shall not require cliff vesting and may include periodic vesting over such applicable period.

        6.    Stock Options.    Stock Options will consist of awards from the Company that will enable the holder to purchase a number of shares of Class A Common Stock at set terms. Stock Options may be "incentive stock options" within the meaning of Section 422 of the Code ("Incentive Stock Options"), or Stock Options which do not constitute Incentive Stock Options ("Nonqualified Stock Options"). The Committee will have the authority to grant to any participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights). Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time, subject to the following limitations:

        (a)    Exercise Price.    Each Stock Option granted hereunder shall have such per-share exercise price as the Committee may determine at the date of grant; provided, however, except in the case of Assumed Awards to the extent permitted by Section 409A of the Code and subject to subsection (d) below, that the per-share exercise price shall not be less than 100% of the Fair Market Value (as defined below) of the Class A Common Stock on the date the Stock Option is granted.

        (b)    Payment of Exercise Price.    The exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of Class A Common Stock of the Company then owned by

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the participant, by the withholding of shares of Class A Common Stock for which a Stock Option is exercisable or by a combination of these methods. In the discretion of the Committee, payment also may be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purposes of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Class A Common Stock of the Company then owned by a participant, providing the Company with a notarized statement attesting to the number of shares owned, in which case upon verification by the Company, the Company would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the Stock Option. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate.

        (c)    Exercise Period.    Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Stock Option shall be exercisable later than ten years after the date it is granted. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in the Benefit Agreement relating to the option grant.

        (d)    Limitations on Incentive Stock Options.    Incentive Stock Options may be granted only to participants who are employees of the Company or one of its subsidiaries (within the meaning of Section 424(f) of the Code) at the date of grant. The aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Class A Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and of any parent corporation or subsidiary corporation (as defined in Sections 424(e) and (f) of the Code, respectively)) shall not exceed $100,000 and any Stock Options exercisable in excess of the $100,000 limit shall be treated as nonqualified Stock Options. For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. The per-share exercise price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of the Class A Common Stock on the date of grant, and no Incentive Stock Option may be exercised later than ten years after the date it is granted; provided, however, that Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company, unless the exercise price is fixed at not less than 110% of the Fair Market Value of the Class A Common Stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option.

        (e)    Post-Employment Exercises.    The exercise of any Stock Option after termination of employment shall be subject to satisfaction of the conditions precedent that the participant neither (i) competes with, or takes employment with or renders services to a competitor of, the Company, its subsidiaries or affiliates, nor (ii) conducts himself or herself in a manner adversely affecting the Company.

        7.    Stock Appreciation Rights.

        (a)   The Committee may, in its discretion, grant Stock Appreciation Rights to the holders of any Stock Options granted hereunder. In addition, Stock Appreciation Rights may be granted independently of, and without relation to, Stock Options. A Stock Appreciation Right is a right to receive a payment in cash, Class A Common Stock or a combination thereof, in an amount equal to the excess of (x) the Fair Market Value, or other specified valuation (which shall be no more than the Fair Market Value), of a specified number of shares of Class A Common Stock on the date the right is

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exercised over (y) the Fair Market Value, or other specified valuation (which, except in the case of Assumed Awards to the extent permitted by Section 409A of the Code, shall be no less than the Fair Market Value) of such shares of Class A Common Stock on the date the right is granted, all as determined by the Committee; provided, however, that if a Stock Appreciation Right is granted in tandem with or in substitution for a Stock Option, the Fair Market Value designated in the Benefit Agreement may be the Fair Market Value on the date such Stock Option was granted. Each Stock Appreciation Right shall be subject to such terms and conditions as the Committee shall impose from time to time.

        (b)   Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Stock Appreciation Right shall be exercisable later than ten years after the date it is granted. All Stock Appreciation Rights shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such right.

        (c)    The exercise of any Stock Appreciation Right after termination of employment shall be subject to satisfaction of the conditions precedent that the participant neither (i) competes with, or takes other employment with or renders services to a competitor of, the Company, its subsidiaries or affiliates, nor (ii) conducts himself or herself in a manner adversely affecting the Company.

        8.    Stock Awards.    The Committee may, in its discretion, grant Stock Awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of Class A Common Stock issued or transferred to participants with or without payments therefor. Stock Awards may be subject to such terms and conditions as the Committee determines to be appropriate, including, without limitation, restrictions on the sale or other disposition of such shares and the right of the Company to reacquire such shares for no consideration upon termination of the participant's employment within specified periods. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the Class A Common Stock covered by a Stock Award. The Committee also may require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. The Stock Award shall specify whether the participant shall have, with respect to the shares of Class A Common Stock subject to a Stock Award, all of the rights of a holder of shares of Class A Common Stock of the Company, including the right to receive dividends and to vote the shares; provided that if a participant has the right to receive dividends paid with respect to a Stock Award, such dividends shall be subject to the same vesting terms as the related Stock Award.

        9.    Performance Awards.

        (a)   Benefits may be granted with performance-vesting terms, including, without limitation, the metrics set forth in Section 11 ("Performance Awards"). Performance Awards may be granted to participants at any time and from time to time, as shall be determined by the Committee. The Committee shall have complete discretion in determining the number, amount and timing of awards granted to each participant; provided, that for Performance Awards subject to Section 409A of the Code, these determinations must be made on or before the date of grant of the Performance Award. Performance Awards may be awarded as short-term or long-term incentives. Performance targets may be based upon Company-wide, divisional and/or individual performance, or other factors as determined by the Committee.

        (b)   The Committee shall have the authority at any time to make adjustments to performance targets for any outstanding Performance Awards which the Committee deems necessary or desirable unless at the time of establishment of such targets the Committee shall have precluded its authority to make such adjustments, provided that, for Performance Awards that are subject to Section 409A of the Code, the adjustments are compliant with Section 409A of the Code and the regulations thereunder.

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        (c)    Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. The participant may elect to defer, or the Committee may require or permit the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate, provided that, for Performance Awards that vest on or after January 1, 2005, any election and deferral is compliant with the requirements of Section 409A of the Code and the regulations thereunder.

        10.    Stock Units.

        (a)   The Committee may, in its discretion, grant Stock Units to participants hereunder. A "Stock Unit" means a notional account representing one share of Class A Common Stock. Stock Units shall be evidenced by a Benefit Agreement, which shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable. Each Benefit Agreement evidencing a Stock Unit grant shall specify the vesting requirements, the duration of any applicable deferral period, the performance or other conditions (including the termination of a participant's service due to death, disability or other reason) under which the Stock Unit may be forfeited and such other provisions as the Committee shall determine. A Stock Unit granted by the Committee shall provide for payment in either shares of Class A Common Stock or cash, as determined by the Committee. Shares of Class A Common Stock issued pursuant to this Section 10 may be issued with or without payments or other consideration therefor, as may be required by applicable law or as may be determined by the Committee. On or before the grant date, the Committee shall determine whether a participant granted a Stock Unit shall be entitled to a Dividend Equivalent Right. A "Dividend Equivalent Right" means the right to receive the amount of any dividend paid on the share of Class A Common Stock underlying a Stock Unit, which shall be payable in cash or in the form of additional Stock Units and shall be subject to the same vesting terms as the related Stock Unit.

        (b)   For Stock Units that vest on or after January 1, 2005, any deferral feature must comply with the requirements of Section 409A of the Code and the regulations thereunder.

        11.    Performance Metrics.    As determined by the Committee in its sole discretion, either the granting or vesting of Performance Awards may be based on achievement of goals in one or more business criteria that apply to the individual participant, one or more business units or the Company as a whole. The business criteria may be as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) net sales; (iv) market share; (v) net operating profit and/or margin; (vi) expense targets; (vii) working capital targets relating to inventory and/or accounts receivable; (viii) operating income and/or margin; (ix) return on equity; (x) return on assets; (xi) planning accuracy (as measured by comparing planned results to actual results); (xii) market price per share; (xiii) gross income and/or margin; (xiv) return on invested capital; (xv) total return to stockholders; (xvi) cash flows; or (xvii) any other performance metric as determined by the Committee. In addition, Performance Awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing business criteria. Furthermore, the measurement of performance against goals may exclude or adjust for the impact of certain events or occurrences that were not budgeted or planned for in setting the goals, including, among other things, acquisitions, restructurings, discontinued operations, changes in foreign currency exchange rates, extraordinary items and other unusual or non- recurring items, and the cumulative effects of accounting changes.

        12.    Foreign Laws.    The Committee may grant Benefits to individual participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions which the Committee determines to be necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no Benefits may be granted pursuant to this Section 12 and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable law.

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        13.    Adjustment Provisions; Change in Control.

        (a)   If there is any change in the Class A Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, the Committee will adjust, in a fair and equitable manner, the Plan and each outstanding Benefit under the Plan to prevent dilution or enlargement of participants' rights under the Plan. The Committee will make this adjustment each time one of the changes identified above occurs by (i) adjusting the number of shares of Class A Common Stock and/or kind of shares of common stock of the Company or other securities that may be issued under the Plan or that are subject to other share limitations under the Plan, the number of shares of Class A Common Stock and/or kind of shares of common stock of the Company or other securities that are subject to outstanding Benefits, and/or where applicable, the exercise price or purchase price applicable to outstanding Benefits, (ii) granting a right to receive one or more payments of securities, cash and/or property (which right may be evidenced as an additional Benefit under this Plan) in respect of any outstanding Benefit, or (iii) providing for the settlement of any outstanding Benefit (other than a Stock Option or Stock Appreciation Right) in such securities, cash and/or property as would have been received had the Benefit been settled in full immediately prior to the change. However, any adjustment or change or other action under this Section 13 shall comply with or otherwise ensure exemption from Section 409A of the Code, as applicable. Appropriate adjustments also may be made by the Committee to the terms of any Benefits under the Plan to reflect such changes or distributions (and any extraordinary dividend or distribution of cash or other assets) and to modify any other terms of outstanding Benefits on an equitable basis, including modifications of performance targets and changes in the length of performance periods. In addition, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Benefits in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles.

        (b)   Notwithstanding any other provision of this Plan, in the event of a Change in Control (as defined below), the Committee, in its discretion, may take such actions as it deems appropriate with respect to outstanding Benefits, including, without limitation, accelerating the exercisability or vesting of such Benefits on a Change in Control or, if such Benefits are assumed by an acquirer, on a termination of employment following a Change in Control, or such other actions provided in an agreement approved by the Board in connection with a Change in Control and such Benefits shall be subject to the terms of such agreement as the Committee, in its discretion, shall determine, provided that all such actions ensure Benefits are compliant with, or otherwise exempt from, Section 409A of the Code. The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control, each Stock Option and Stock Appreciation Right outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Common Stock subject to such Stock Option or Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price or purchase price per share of such Stock Option or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. For purposes of this Plan, a "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:

          (i)    On or after the date there are no shares of Class B Common Stock, par value $.01 per share, of the Company outstanding, any person as such term is used in Section 13(d) of the Exchange Act or person(s) acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (other than the Company, any subsidiary, any employee benefit plan sponsored by the Company or any member of the Lauder family or any

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  family-controlled entities) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person(s)) and "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, at least 30% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; or

          (ii)   During any period of twelve consecutive months, either (A) the individuals who at the beginning of such period constitute the Company's Board of Directors or any individuals who would be "Continuing Directors" (as defined below) cease for any reason to constitute at least a majority thereof or (B) at any meeting of the stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors fail to be elected; or

          (iii)  Consummation of a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

          (iv)  Consummation of a merger or consolidation of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned subsidiary of the Company in which all shares of the Company's common stock outstanding immediately before the effectiveness of that consolidation or merger are changed into or exchanged for common stock of the subsidiary) or (B) in which all shares of the Company's common stock are converted into cash, securities or other property, except in either case, a consolidation or merger of the Company in which the holders of the shares of Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the shares of Common Stock of the continuing or surviving corporation immediately after such consolidation or merger or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation.

Notwithstanding the foregoing, (I) none of the following shall constitute a Change in Control: (A) changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities, without other changes that would constitute a Change in Control; or (B) any spin-off of a division or subsidiary of the Company to its stockholders and (II) if "Change in Control" is used as a payment date for "nonqualified deferred compensation" within the meaning of Section 409A of the Code, the event must also constitute a "change in control event" within the meaning of Section 409A of the Code.

        For purposes of this Section 13(b), "Continuing Directors" shall mean (x) the directors of the Company in office on the Effective Date (as defined below) and (y) any successor to any such director and any additional director who after the Effective Date whose appointment or election is endorsed by a majority of the Continuing Directors at the time of his or her nomination or election.

        14.    Nontransferability.    Each Benefit granted under the Plan to a participant shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the participant's lifetime, only by the participant. In the event of the death of a participant, each Stock Option or Stock Appreciation Right theretofore granted to him or her shall be exercisable during such period after his or her death as the Committee shall in its discretion set forth in such option or right at the date of grant and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Committee, an award of a Benefit other than an Incentive Stock Option may permit the transferability of a Benefit by a participant solely to the participant's spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, subject to any restriction included in the award of the Benefit.

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        15.    Other Provisions.    The award of any Benefit under the Plan also may be subject to such other provisions (whether or not applicable to a Benefit awarded to any other participant) as the Committee determines appropriate, including without limitation for the forfeiture of, or restrictions on resale or other disposition of, Class A Common Stock acquired under any form of Benefit, for the acceleration of exercisability or vesting of Benefits in the event of a change of control (whether or not a Change in Control) of the Company, for the payment of the value of Benefits that are exempt from Section 409A of the Code to participants in the event of a change of control (whether or not a Change in Control) of the Company, or to comply with federal and state securities laws, or understandings or conditions as to the participant's employment in addition to those specifically provided for under the Plan. The award of any Benefit under the Plan shall be subject to the receipt of the Company of consideration required under applicable state law.

        16.    Fair Market Value.    For purposes of this Plan and any Benefits awarded hereunder, Fair Market Value shall be the closing price of the Class A Common Stock on the date of calculation (or on the last preceding trading date if Class A Common Stock was not traded on such date) if the Class A Common Stock is readily tradeable on a national securities exchange or other market system. If the Class A Common Stock is not readily tradeable, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Class A Common Stock; provided that, for purposes of determining the exercise price or grant price of Stock Options and Stock Appreciation Rights, Fair Market Value will be determined in accordance with the requirements of Section 409A of the Code and the regulations thereunder.

        17.    Withholding Taxes.    All payments or distributions of Benefits made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state, local, foreign and other tax-related requirements arising in connection with the Benefits. Notwithstanding the foregoing, if the Company proposes or is required to distribute Class A Common Stock pursuant to the Plan, it may require the Participant to remit to it or to the corporation that employs such Participant an amount sufficient to satisfy such tax-withholding requirements prior to the delivery of Class A Common Stock. In lieu thereof, the Company or the employing corporation shall have the right, to the extent compliant with Section 409A of the Code, to withhold the amount of such taxes from any other sums due or to become due from such corporation to the Participant as the Committee shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit an optionee or award or right holder to pay all or a portion of the federal, state, local, foreign and other tax-related requirements arising in connection with any Benefit consisting of shares of Class A Common Stock by electing to have the Company withhold shares of Class A Common Stock having a fair market value, determined based on the average of the high and low trading prices of Class A Common Stock on the date of vesting (or if the date of vesting does not fall on a trading day, such average price on the next trading day after the date of vesting), equal to the amount of tax to be withheld on the Benefit.

        18.    Tenure.    A participant's right, if any, to continued employment with the Company or any of its subsidiaries or affiliates as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan. For the purposes of this Plan, in respect of participants who are non-employee directors, the term "employment" shall mean service.

        19.    Unfunded Plan.    Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made

2019 Proxy Statement | B-9

hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

        20.    No Fractional Shares.    No fractional shares of Class A Common Stock shall be issued or delivered pursuant to the Plan or any Benefit. On or before the date of grant of any Benefit under the Plan that is subject to Section 409A of the Code, the Committee shall determine whether cash, or Benefits, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated with respect to that Benefit.

        21.    Duration, Amendment and Termination.    No Benefit shall be granted more than ten years after the date of this amendment and restatement as of November 15, 2019. The Committee may amend the Plan from time to time or suspend or terminate the Plan at any time. No amendment of the Plan may be made without approval of the stockholders of the Company if the amendment will: (a) disqualify any Incentive Stock Options granted under the Plan; (b) increase the aggregate number of shares of Class A Common Stock that may be delivered through Stock Options under the Plan; (c) modify the requirements as to eligibility for participation in the Plan; (d) allow for the repricing of Stock Options or Stock Appreciation Rights for which the stockholder approval is required by the stock exchange on which the Class A Common Stock is listed, or (e) allow for the repurchasing of Stock Options or Stock Appreciation Rights for cash or otherwise. Notwithstanding anything to the contrary contained herein, the Committee may amend the terms of any outstanding Benefit or any provision of the Plan as the Committee deems necessary to ensure compliance with Section 409A of the Code.

        22.    Governing Law.    This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

        23.    Compliance with Section 409A of the Code and Section 457A of the Code

        (a)    General.    The Company intends that any Benefits be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code, such that there are no adverse tax consequences, interest, or penalties pursuant to Section 409A of the Code as a result of the Benefits. Notwithstanding the Company's intention, in the event any Benefit is subject to Section 409A of the Code, the Committee may, in its sole discretion and without a participant's prior consent, amend the Plan and/or outstanding Benefits, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Benefit from the application of Section 409A of the Code, (ii) preserve the intended tax treatment of any such Benefit, or (iii) comply with the requirements of Section 409A of the Code, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of grant of a Benefit. This Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan and Benefits are exempt from or comply with Section 409A of the Code.

        (b)    Payments to Specified Employees.    Notwithstanding any contrary provision in the Plan or Benefit Agreement, any payment(s) of "nonqualified deferred compensation" (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a "specified employee" (as defined under Section 409A of the Code) as a result of his or her "separation from service" (as defined below) (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such "separation from service" and shall instead be paid (in a manner set forth in the Benefit Agreement) on the payment date that immediately follows the end of such six-month period (or, if earlier, within 10 business days following the date of death of the specified employee) or as soon as

B-10 | 2019 Proxy Statement

administratively practicable within 90 days thereafter, but in no event later than the end of the applicable taxable year.

        (c)    Separation from Service.    A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Benefit Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A of the Code upon or following a termination of employment, unless such termination is also a "separation from service" within the meaning of Section 409A of the Code and the payment thereof prior to a "separation from service" would violate Section 409A of the Code. For purposes of any such provision of the Plan or any Benefit Agreement relating to any such payments or benefits, references to a "termination," "termination of employment," "termination of continuous service" or like terms shall mean "separation from service."

        (d)    Section 457A.    The Company intends that any Benefits be structured in compliance with, or to satisfy an exemption from, Section 457A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder ("Section 457A"), such that there are no adverse tax consequences, interest, or penalties as a result of the Benefits and Section 457. Notwithstanding the Company's intention, in the event any Benefit is subject to Section 457A, the Committee may, in its sole discretion and without a Participant's prior consent, amend the Plan and/or Benefits, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Benefit from the application of Section 457A, (ii) preserve the intended tax treatment of any such Benefit, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

        (e)    No Guarantee.    Nothing in this Plan shall be a guarantee of any particular tax treatment.

        24.    Recoupment Policy.    Benefits awarded under the Plan shall be subject to any recoupment policy adopted by the Company as it exists from time to time.

        25.    Effective Date.    The Plan was originally effective as of July 26, 2001 (the "Effective Date"), and was amended and restated effective on each of the following dates: November 10, 2005, November 9, 2010, May 22, 2012, November, 12, 2015, July 20, 2017, and November 15, 2019.

2019 Proxy Statement | B-11

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., Eastern Standard Time, on November 14, 2019. Online Go to www.envisionreports.com/EL or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. www.envisionreports.com/EL Please do not write outside the designated areas. Annual Meeting Proxy Card Sign and Date on Reverse Side q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Item 1 - Election of six (6) Class II Directors For Against Abstain Item 2 - Ratification of appointment of KPMG LLP as independent Nominees 01 - Ronald S. Lauder For Withhold auditors for the 2020 fiscal year Item 3 - Advisory vote to approve executive compensation 02 - William P. Lauder 03 - Richard D. Parsons Item 4 - Approval of The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan 04 - Lynn Forester de Rothschild 05 - Jennifer Tejada 06 - Richard F. Zannino This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors and, in the discretion of the proxy holders, upon such other business as may properly come before the meeting or any adjournment thereof. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND C ON BOTH SIDES O T IS CARD. + 1 U P X 003SSP0077 03484C F H A The Board of Directors recommends a vote “FOR” each nominee in Item 1 and “FOR” Items 2, 3 and 4.

The Estée Lauder Companies Inc. Annual Meeting of Stockholders November 15, 2019, 10:00 a.m. (local time) JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2019 Annual Report on Form 10-K are available at: www.envisionreports.com/EL q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + THE ESTÉE LAUDER COMPANIES INC. CLASS A COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby constitutes and appoints Fabrizio Freda, Sara E. Moss and Spencer G. Smul, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of The Estée Lauder Companies Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 15, 2019, at the JW Marriott Essex House New York, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion. Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Please sign exactly as your name appears hereon, date, and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign. Signature(s) of Stockholder(s)_______________________________________________________________________ Title___________________________________________ Date___________________________________ , 2019 + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND C ON BOTH SIDES OF THIS CARD. C This section must be completed for your vote to be counted. Sign and date below. B Non-Voting Items Proxy Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EL

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., Eastern Standard Time, on November 14, 2019. Online Go to www.envisionreports.com/EL or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. www.envisionreports.com/EL Please do not write outside the designated areas. Annual Meeting Proxy Card Sign and Date on Reverse Side q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Item 1 - Election of six (6) Class II Directors For Against Abstain Item 2 - Ratification of appointment of KPMG LLP as independent Nominees 01 - Ronald S. Lauder For Withhold auditors for the 2020 fiscal year Item 3 - Advisory vote to approve executive compensation 02 - William P. Lauder 03 - Richard D. Parsons Item 4 - Approval of The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan 04 - Lynn Forester de Rothschild 05 - Jennifer Tejada 06 - Richard F. Zannino This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors and, in the discretion of the proxy holders, upon such other business as may properly come before the meeting or any adjournment thereof. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND C ON BOTH SIDES O T IS CARD. + 1 U P X 003SSP0078 03486C F H A The Board of Directors recommends a vote “FOR” each nominee in Item 1 and “FOR” Items 2, 3 and 4.

The Estée Lauder Companies Inc. Annual Meeting of Stockholders November 15, 2019, 10:00 a.m. (local time) JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2019 Annual Report on Form 10-K are available at: www.envisionreports.com/EL q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + THE ESTÉE LAUDER COMPANIES INC. CLASS B COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby constitutes and appoints Fabrizio Freda, Sara E. Moss and Spencer G. Smul, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class B Common Stock of The Estée Lauder Companies Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 15, 2019, at the JW Marriott Essex House New York, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion. Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Please sign exactly as your name appears hereon, date, and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign. Signature(s) of Stockholder(s)_______________________________________________________________________ Title___________________________________________ Date___________________________________ , 2019 + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND C ON BOTH SIDES OF THIS CARD. C This section must be completed for your vote to be counted. Sign and date below. B Non-Voting Items Proxy Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EL